    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 HBO & COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    7373                                   37-0986839
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               CHARLES W. MCCALL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 HBO & COMPANY
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           LISA A. STATER, ESQ.                     T. CLARK FITZGERALD III, ESQ.
        Jones, Day, Reavis & Pogue                  Arnall Golden & Gregory, LLP
            3500 SunTrust Plaza                       1201 W. Peachtree Street
        303 Peachtree Street, N.E.                     Atlanta, Georgia 30309
        Atlanta, Georgia 30308-3242                        (404) 873-8500
              (404) 521-3939

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED (1)            SHARE(2)               PRICE(2)          REGISTRATION FEE(3)
Common Stock, par value $.05 per
  share, and Preferred Share Purchase
  Rights (4)..........................    12,746,019 shares          $20.7565             $264,562,207              $78,046

(1) Represents the maximum number of shares of common stock, par value $.05 per share ("HBOC Common Stock"), of HBO & Company ("HBOC") anticipated to be issued in connection with the Merger (as defined herein) in exchange for all of the issued and outstanding shares of common stock, $.01 par value per share ("IMNET Common Stock"), of IMNET Systems, Inc. ("IMNET"), assuming the issuance prior to the Effective Time of the Merger (as defined herein) of all shares of IMNET Common Stock subject to rights to acquire shares of IMNET Common Stock held by persons other than HBOC.

(2) Estimated pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the estimated market value of 11,471,532 shares of IMNET Common Stock, the maximum number of shares of IMNET Common Stock to be canceled pursuant to the Merger Agreement (based upon the average of the reported high and low sales prices of a share of IMNET Common Stock on the Nasdaq Stock Market National Market ("Nasdaq NM") on August 17, 1998 of $23.0625 per share).

(3) The registration fee for the securities registered hereby, $78,046, is calculated pursuant to Rule 457(f) under the Securities Act, as follows:
    .000295 multiplied by the product of $23.0625 , the average of the reported high and low sales prices for a share of IMNET Common Stock on the Nasdaq NM on August 17, 1998, times 11,471,532, the maximum number of shares of IMNET Common Stock to be canceled in connection with the Merger.

(4) The Preferred Share Purchase Rights, which are attached to the shares of HBOC Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              IMNET SYSTEMS, INC.
                              3015 WINDWARD PLAZA
                              WINDWARD FAIRWAYS II
                           ALPHARETTA, GEORGIA 30005

                                                                          , 1998

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of IMNET Systems, Inc. ("IMNET") to be held at the Holiday
Inn, 1075 Holcomb Bridge Road, Roswell, Georgia 30076 at       a.m., local time,
on           , 1998.

    At the Special Meeting, you will be asked to consider and take action upon a proposal to approve an Agreement of Merger dated July 23, 1998 (the "Merger Agreement") among IMNET, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation, which is a wholly-owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things, (a) IMNET will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of common stock, $.01 par value per share, of IMNET (the "IMNET Common Stock") and each outstanding right to acquire a share of IMNET Common Stock will be converted into the right to receive eighty-four one hundredths (.84) of a share of common stock, $.05 par value per share, of HBOC (the "HBOC Common Stock"); provided, however that (i) if the average closing price per share (or if there is no sale on such date, then the average between the closing bid and ask prices on any such date) for shares of HBOC Common Stock as reported by the Nasdaq Stock Market, Inc. during the 20 consecutive trading days ending on the second trading day prior to the date of the Special Meeting (the "Market Value") is equal to or greater than $22.50 but less than $30.00, then each share of IMNET Common Stock will be converted into a fractional share of HBOC Common Stock having a Market Value of $25.00, and (ii) if the Market Value is less than $22.50, then each share of IMNET Common Stock will be converted into 1.1111 shares of HBOC Common Stock (whichever basis is applicable, being referred to as the "Exchange Ratio"), and, in each case, less the amount of any fractional share, which will be paid in cash.

    Details of the proposed Merger and the Merger Agreement are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to review carefully. A copy of the Merger Agreement is also attached to the Proxy Statement/Prospectus as Appendix A.

    IMNET's Board of Directors has carefully considered and unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, IMNET and its stockholders. Accordingly, the Board of Directors unanimously recommends that stockholders vote FOR approval of the Merger Agreement. The Board of Directors has received the written opinion of The Robinson-Humphrey Company, LLC to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of IMNET Common Stock. A copy of such opinion is attached to the Proxy Statement/Prospectus as Appendix B and should be read carefully in its entirety.

    It is important that you vote your shares whether or not you plan to attend the Special Meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement/Prospectus and to vote your shares as you choose. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. You may revoke and change your proxy vote at any time prior to the Special Meeting, and any such signed, dated and submitted proxy will supersede any earlier proxy submitted by you. If you attend the Special Meeting and wish to vote in person, the ballot that you submit at the Special Meeting will supersede your proxy.

    Thank you for your cooperation.

                                          Very truly yours,

                                          KENNETH D. RARDIN,
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                              IMNET SYSTEMS, INC.
                              3015 WINDWARD PLAZA
                              WINDWARD FAIRWAYS II
                           ALPHARETTA, GEORGIA 30005
                            ------------------------

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of IMNET Systems, Inc., a Delaware corporation ("IMNET"), will be held
on          ,            , 1998, at     a.m., local time, at the Holiday Inn,
1075 Holcomb Bridge Road, Roswell, Georgia 30076 for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement of Merger dated July 23, 1998 (the "Merger Agreement") among IMNET, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation, which is a wholly-owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things, (a) IMNET will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of common stock, $.01 par value per share (the "IMNET Common Stock"), of IMNET and each outstanding right to acquire a share of IMNET Common Stock will be converted into the right to receive eighty-four one hundredths (.84) of a share of common stock, $.05 par value per share, of HBOC (the "HBOC Common Stock"); provided, however that (i) if the average closing price per share (or if there is no sale on such date, then the average between the closing bid and ask prices on any such date) for shares of HBOC Common Stock as reported by the Nasdaq Stock Market, Inc. during the 20 consecutive trading days ending on the second trading day prior to the date of the Special Meeting (the "Market Value") is equal to or greater than $22.50 but less than $30.00, then each share of IMNET Common Stock will be converted into a fractional share of HBOC Common Stock having a Market Value of $25.00, and (ii) if the Market Value is less than $22.50, then each share of IMNET Common Stock will be converted into
        1.1111 shares of HBOC Common Stock, and, in each case, less the amount of any fractional share, which will be paid in cash; and

     2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    The Board of Directors of IMNET (the "IMNET Board") has unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, IMNET and its stockholders. Accordingly, the IMNET Board unanimously recommends that you vote FOR approval of the Merger Agreement.

    The IMNET Board has fixed the close of business on            , 1998 as the
record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record of IMNET Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

    Details of the proposed Merger and other important information concerning IMNET and HBOC are more fully described in the accompanying Proxy
Statement/Prospectus. Whether or not you plan to attend the Special Meeting, you are urged to study the Proxy Statement/Prospectus carefully and then to complete, sign and date the proxy and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

                                       By Order of the Board of Directors,

                                       KENNETH D. RARDIN,
                                       CHAIRMAN OF THE BOARD, PRESIDENT
                                       AND CHIEF EXECUTIVE OFFICER

Alpharetta, Georgia
Date:            , 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IMNET. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                  SUBJECT TO COMPLETION DATED AUGUST 24, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                PROXY STATEMENT
                                       OF
                              IMNET SYSTEMS, INC.
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                         ------------------------------

                                   PROSPECTUS
                                       OF
                                 HBO & COMPANY
                                ---------------

    This Proxy Statement/Prospectus is being furnished to holders of common stock, $.01 par value per share (the "IMNET Common Stock"), of IMNET Systems, Inc., a Delaware corporation ("IMNET"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of IMNET (the "IMNET Board") for use at the Special Meeting of Stockholders (the "Special Meeting")
of IMNET to be held on             , 1998, at the Holiday Inn, 1075 Holcomb
Bridge Road, Roswell, Georgia 30076 commencing at     a.m., local time, and at
any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting.

    This Proxy Statement/Prospectus also constitutes the prospectus of HBO & Company, a Delaware corporation ("HBOC"), with respect to up to 12,746,019 shares (net of the aggregate amount of fractional shares, which will be paid in cash) of common stock, $.05 par value per share, of HBOC (the "HBOC Common Stock") to be issued in connection with the merger (the "Merger") of IMNET with and into HBO & Company of Georgia, a Delaware corporation, which is a wholly-owned subsidiary of HBOC ("HBOC-GA"), in exchange for all of the outstanding shares and rights to acquire shares of IMNET Common Stock. In the Merger, subject to the terms of the Agreement of Merger dated July 23, 1998 among IMNET, HBOC and HBOC-GA (the "Merger Agreement"), each outstanding share of IMNET Common Stock and right to acquire a share of IMNET Common Stock will be converted into the right to receive eighty-four one hundredths (.84) of a share of HBOC Common Stock; provided, however that (i) if the average closing price per share (or if there is no sale on such date, then the average between the closing bid and ask prices on any such date) for shares of HBOC Common Stock as reported by the Nasdaq Stock Market, Inc. ("Nasdaq") during the 20 consecutive trading days ending on the second trading day prior to the date of the Special Meeting (the "Market Value") is equal to or greater than $22.50 but less than $30.00, then each share of IMNET Common Stock will be converted into a fractional share of HBOC Common Stock having a Market Value of $25.00, and (ii) if the Market Value is less than $22.50, then each share of IMNET Common Stock will be converted into 1.1111 shares of HBOC Common Stock (whichever basis is applicable being referred to as the "Exchange Ratio"), and, in each case, less the amount of any fractional shares, which will be paid in cash. If the Market Value is less than $22.50, the IMNET Board may, but is not obligated to, terminate the Merger Agreement prior to the consummation of the Merger.

    Outstanding options to purchase shares of IMNET Common Stock will be assumed by HBOC upon consummation of the Merger such that the holders will have the right to purchase that number of shares of HBOC Common Stock into which the shares of IMNET Common Stock subject to such options would have been converted in the Merger. Additionally, rights to purchase IMNET Common Stock under the IMNET Systems, Inc. 1996 Employee Discount Stock Purchase Plan will be assumed by HBOC and adjusted in the same manner provided for in respect of outstanding options.

    As a result of the Merger and assuming the Exchange Ratio is .84 of a share of HBOC Common Stock for each share of IMNET Common Stock, holders of shares of IMNET Common Stock or rights to acquire shares of IMNET Common Stock will receive an aggregate of up to 9,636,087 shares of HBOC Common Stock (less the aggregate amount of any fractional shares, which will be paid in cash). The number of shares of HBOC Common Stock issuable in the Merger is subject to adjustment in accordance with the Merger Agreement. Assuming the Market Value were $25.00, resulting in an Exchange Ratio of one share of HBOC Common Stock for each share of IMNET Common Stock, an aggregate of 11,471,532 shares of HBOC Common Stock would be issuable in the Merger. Assuming the Market Value were less than $22.50 per share, resulting in an Exchange Ratio of 1.1111 shares of HBOC Common Stock for each share of IMNET Common Stock, an aggregate of 12,746,019 shares of HBOC Common Stock would be issuable in the Merger.

    Shares of HBOC Common Stock and IMNET Common Stock are currently approved for quotation on the Nasdaq National Market (the "Nasdaq NM") under the symbols
"HBOC" and "IMNT," respectively. On             , 1998, the reported closing
sale prices of a share of HBOC Common Stock and IMNET Common Stock on the Nasdaq
NM were $         and $         , respectively.

    This Proxy Statement/Prospectus and the related Notice of Special Meeting
and proxy card are first being mailed on or about             , 1998, to
stockholders of record at the close of business on             , 1998 (the
"Record Date"). There were [9,807,947] shares of IMNET Common Stock outstanding at the close of business on the Record Date. Only holders of IMNET Common Stock of record on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Each holder of record may revoke and change his proxy vote at any time prior to the Special Meeting and each such signed, dated and submitted proxy will supersede any earlier proxy submitted. If a holder of record of IMNET Common Stock attends the Special Meeting and wishes to vote in person, any ballot submitted by such holder at the Special Meeting will supersede any earlier submitted proxy.

    The above matters are discussed in detail in this Proxy
Statement/Prospectus. Stockholders of IMNET are strongly urged to read and consider this Proxy Statement/Prospectus in its entirety.

    SEE "RISK FACTORS," ON PAGE 19 OF THIS PROXY STATEMENT/PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY IMNET STOCKHOLDERS IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1998.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION AND SOURCES OF INFORMATION..........................................................          1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................          1

SUMMARY...................................................................................................          3
    The Parties...........................................................................................          3
    The Special Meeting...................................................................................          4
    The Merger Proposal...................................................................................          4
    Summary Financial Data................................................................................          8
    Pro Forma Financial Information.......................................................................         10
    Comparative Per Share Data............................................................................         16

RISK FACTORS..............................................................................................         19
    Exchange Ratio........................................................................................         19
    Interests of Certain IMNET Officers and Directors in the Merger.......................................         19
    Forward-Looking Statements............................................................................         19

CERTAIN MARKET INFORMATION................................................................................         20
    HBOC..................................................................................................         20
    IMNET.................................................................................................         20

THE SPECIAL MEETING.......................................................................................         22

THE MERGER PROPOSAL.......................................................................................         23
    Background of the Merger..............................................................................         23
    Reasons of IMNET for Engaging in the Merger; Recommendation of the IMNET Board........................         25
    Opinion of Financial Advisor to IMNET.................................................................         27
    Reasons of HBOC for Engaging in the Merger............................................................         33
    Terms of the Merger...................................................................................         33
        Effective Time....................................................................................         33
        General Effects of the Merger.....................................................................         33
        Conversion of Shares..............................................................................         33
        Fractional Shares.................................................................................         33
        Stock Plans.......................................................................................         33
        Employee Stock Purchase Plan......................................................................         34
        Exchange of Certificates..........................................................................         34
        Payment of Dividends..............................................................................         34
        Limitations on Transferability of HBOC Common Stock...............................................         34
        Conditions; Waiver................................................................................         35
        Hart-Scott-Rodino.................................................................................         35
        No Solicitation...................................................................................         36
        Termination.......................................................................................         36
    Accounting Treatment..................................................................................         36
    Certain Federal Income Tax Consequences...............................................................         36
    No Appraisal Rights...................................................................................         38

INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND IMNET....................................................         39
    Security Ownership of Certain Beneficial Owners and Management of HBOC................................         39
    Security Ownership of Certain Beneficial Owners and Management of IMNET...............................         40
    Interests of Certain IMNET Persons in Matters to be Acted Upon........................................         41

                                                                                                              PAGE
                                                                                                            ---------
COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF HBOC COMMON STOCK AND IMNET COMMON STOCK.............         43
    Introduction..........................................................................................         43
    Authorized Capital Stock..............................................................................         44
    Board or Stockholder Approved Preferred Stock.........................................................         44
    Voting Rights.........................................................................................         44
    Number of Directors...................................................................................         44
    Election of Board of Directors........................................................................         44
    Vote on Merger, Consolidation or Sale of Substantially All Assets.....................................         45
    Special Meetings of Stockholders......................................................................         45
    Stockholder Action by Written Consent.................................................................         45
    Amendment of Certificate of Incorporation.............................................................         45
    Amendment of Bylaws...................................................................................         46
    Liability and Indemnification of Officers and Directors...............................................         46
    Payment of Dividends..................................................................................         46
    Anti-Takeover Protection..............................................................................         47
    Appraisal Rights......................................................................................         47

BUSINESS OF HBOC..........................................................................................         47
    General...............................................................................................         47
    Recent Developments...................................................................................         48

BUSINESS OF IMNET.........................................................................................         48

STOCKHOLDER PROPOSALS.....................................................................................         48

OTHER MATTERS.............................................................................................         49

CERTAIN LEGAL MATTERS.....................................................................................         49

EXPERTS...................................................................................................         49

APPENDIX A--Agreement of Merger dated July 23, 1998.......................................................        A-1

APPENDIX B--Opinion of The Robinson-Humphrey Company, LLC.................................................        B-1

                AVAILABLE INFORMATION AND SOURCES OF INFORMATION

    Each of HBOC and IMNET is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of HBOC and IMNET with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

    HBOC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement of IMNET with respect to the Merger and the prospectus of HBOC with respect to the shares of HBOC Common Stock issuable in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit or other filing for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C., as indicated above, without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

    All information contained in this Proxy Statement/Prospectus regarding IMNET has been supplied by IMNET, information regarding the Merger proposal has been supplied by IMNET and/or HBOC and all other information has been supplied by HBOC. References to IMNET and HBOC in this Proxy Statement/ Prospectus mean the respective corporations and their respective consolidated subsidiaries except as the context may otherwise indicate.

    No persons have been authorized to give any information or to make any representation, other than those contained in this Proxy Statement/Prospectus, in connection with the solicitation of proxies or the offering of shares of HBOC Common Stock made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by HBOC, IMNET or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of HBOC or IMNET since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the following documents filed by HBOC with the Commission (File No. 0-9900) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 12, 1998;

    2. Quarterly Reports on Form 10-Q for the quarters ended: (i) March 31, 1998, dated and filed with the Commission on May 11, 1998; and (ii) June 30, 1998, dated and filed with the Commission on August 3, 1998;

    3. Current Reports on Form 8-K: (i) dated and filed with the Commission on February 10, 1998; (ii) dated and filed with the Commission on February 12, 1998; (iii) dated and filed with the Commission on May 19, 1998; and (iv) dated and filed with the Commission on July 27, 1998;

    4. Proxy Statement dated as of April 3, 1998 and filed in definitive form on April 2, 1998 with the Commission with respect to the information required to be included herein by Items 401 (management), 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act; and

    5. The description of Common Stock and Preferred Share Purchase Rights contained in HBOC's Registration Statements on Form 8-A, filed with the Commission on August 19, 1981, as amended, and February 19, 1991, as amended, respectively.

    The information in the following document filed by IMNET with the Commission (File No. 0-26306) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus: Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed with the Commission on August 5, 1998.

    All documents filed by HBOC and IMNET pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    The information relating to HBOC and IMNET contained in this Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF HBOC DOCUMENTS, TO HBO & COMPANY, 301 PERIMETER CENTER NORTH, ATLANTA, GEORGIA 30346, ATTENTION: MONIKA BROWN, TELEPHONE: (800) 426-2411, AND, IN THE CASE OF IMNET DOCUMENTS, TO IMNET SYSTEMS, INC., 3015 WINDWARD PLAZA, WINDWARD FAIRWAYS II, ALPHARETTA, GEORGIA 30005, ATTENTION: SCOTT A. REMLEY, TELEPHONE:
(770) 521-5600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE
SPECIAL MEETING, ANY SUCH REQUESTS SHOULD BE MADE BY       , 1998.
                            ------------------------

    FORWARD-LOOKING STATEMENTS. This Proxy Statement/Prospectus and the HBOC documents incorporated by reference herein may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Although HBOC believes that the expectations reflected in such forward-looking statements are reasonable, HBOC can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations ("Cautionary Statements") are disclosed herein and therein, including, without limitation, in conjunction with the forward-looking statements included under "Risk Factors." All forward-looking statements attributable to HBOC are expressly qualified in their entirety by the Cautionary Statements described herein and in HBOC's reports filed with the Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997 and the quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. ALL SHARE AND PER SHARE DATA REGARDING HBOC COMMON STOCK IN THIS PROXY STATEMENT/PROSPECTUS HAVE BEEN ADJUSTED TO GIVE EFFECT TO A TWO-FOR-ONE STOCK SPLIT OF THE HBOC COMMON STOCK EFFECTED IN THE FORM OF A STOCK DIVIDEND, PAID JUNE 9, 1998 TO STOCKHOLDERS OF RECORD ON MAY 27, 1998.

                                  THE PARTIES

HBO & COMPANY

    GENERAL. HBOC provides integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling healthcare organizations to add incremental capabilities to their existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, medical call centers, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    The address and telephone number of the principal executive offices of HBOC are 301 Perimeter Center North, Atlanta, Georgia 30346, (770) 393-6000.

    RECENT DEVELOPMENTS. HBOC has entered into an Agreement of Merger dated July 20, 1998 among HBOC, HBOC-GA and US Servis, Inc. ("US Servis"), a management services company that provides outsourced billing, accounts receivable and other business and information management services to physicians and physician networks, hospital business offices and ambulatory care centers. Such agreement is subject, among other things, to approval by the stockholders of US Servis. Assuming consummation of such merger, HBOC will issue shares of HBOC Common Stock valued at approximately $50.0 million in connection with the merger.

IMNET SYSTEMS, INC.

    IMNET develops, markets, installs and services electronic information and document management systems to meet the needs of the healthcare industry and other document-intensive businesses. IMNET's hardware and software systems electronically capture, index, store and retrieve information which is resident on most storage media, including magnetic disk, optical disk, microfilm, paper and x-ray film. IMNET's information management solution, the IMNET Electronic Information Warehouse-TM-, allows users to re-engineer their information management processes to access information on a cost-effective basis and to achieve immediate cost savings through productivity increases. The IMNET Electronic Information Warehouse is used by healthcare providers and healthcare information systems vendors to create an electronic medical record by integrating current and historical patient information with existing information management systems. See "Business of IMNET."

    The address and telephone number of the principal executive offices of IMNET are 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, (770) 521-5600.

                              THE SPECIAL MEETING

    The Special Meeting will be held on       , 1998 at       a.m., local time,
at the Holiday Inn, 1075 Holcomb Bridge Road, Roswell, Georgia 30076. The purpose of the Special Meeting is to consider and take action upon a proposal to approve the Merger Agreement. The IMNET Board has fixed the close of business on
      , 1998, as the Record Date for the determination of stockholders entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of at least a majority of the shares of IMNET Common Stock issued and outstanding and entitled to vote on such date is necessary to constitute a quorum at the Special Meeting. The proposed Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of IMNET Common Stock in order to be approved. Pursuant to certain voting agreements (the "Voting Agreements") entered into with the directors and executive officers of IMNET and their affiliates at the same time as the Merger Agreement, HBOC holds proxies to vote approximately [15.1]% of the issued and outstanding shares of IMNET Common Stock as of the Record Date in favor of approval of the Merger Agreement. See "The Special Meeting."

                              THE MERGER PROPOSAL

RECOMMENDATION OF THE IMNET BOARD; OPINION OF FINANCIAL ADVISOR TO IMNET

    The IMNET Board has approved the Merger Agreement by unanimous vote and has determined that the Merger is fair to, and in the best interests of, IMNET and its stockholders. Accordingly, the IMNET Board unanimously recommends that IMNET's stockholders vote FOR approval of the Merger Agreement. In approving the Merger Agreement, the IMNET Board considered various factors described under the caption "The Merger Proposal--Reasons of IMNET for Engaging in the Merger; Recommendation of the IMNET Board." In addition, the IMNET Board has received an opinion of The Robinson-Humphrey Company, LLC ("Robinson-Humphrey") regarding the fairness, from a financial point of view, of the Exchange Ratio to the holders of IMNET Common Stock. The full text of the opinion of Robinson-Humphrey is attached hereto as Appendix B. See "The Merger Proposal--Opinion of Financial Advisor to IMNET."

TERMS OF THE MERGER

    The following is a summary of certain of the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A.

    EFFECTIVE TIME. The Merger will become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of IMNET in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and (ii) a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time" and the date on which the Effective Time occurs being referred to as the "Closing Date"). At the Effective Time, IMNET will be merged with and into HBOC-GA, which will be the surviving corporation.

    CONVERSION OF SHARES. Each share of IMNET Common Stock issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive eighty-four one hundredths (.84) of a share of HBOC Common Stock; provided, however, that (i) if the average closing price per share (or if there is no sale on such date, then the average between the closing bid and ask prices on any such date) for shares of HBOC Common Stock during the 20 consecutive trading days ending on the second trading day prior to the date of the Special Meeting as reported by Nasdaq (the "Market Value") is equal to or greater than $22.50 but less than $30.00, then each share of IMNET

Common Stock will be converted into a fractional share of HBOC Common Stock having a Market Value of $25.00, and (ii) if the Market Value is less than $22.50, then each share of IMNET Common Stock will be converted into 1.1111 shares of HBOC Common Stock (whichever basis is applicable being referred to as the "Exchange Ratio"). If the Market Value is less than $22.50, then the IMNET Board may, but is not obligated to, terminate the Merger Agreement prior to the Effective Time. The shares of HBOC Common Stock and any cash in lieu of fractions thereof receivable by holders of IMNET Common Stock are hereinafter referred to as the "Merger Consideration."

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, any holder of IMNET Common Stock shall be entitled to receive a cash payment therefor, without interest, at a pro rata amount based on the Market Value.

    STOCK PLANS. Options to purchase shares of IMNET Common Stock outstanding at the Effective Time of the Merger will be assumed by HBOC, and the optionee will have the right to purchase that number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of IMNET Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. At the Effective Time, options held by executive officers of IMNET will, pursuant to their terms, become immediately and fully exercisable. See "The Merger Proposal--Terms of the Merger--Stock Plans" and "Interests of Certain Persons in Each of HBOC and IMNET--Interests of Certain IMNET Persons in Matters to be Acted Upon."

    EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, HBOC will assume IMNET's rights and obligations under the IMNET Systems, Inc. 1996 Employee Discount Stock Purchase Plan (the "Employee Stock Purchase Plan"), and each outstanding right to purchase IMNET Common Stock thereunder will be adjusted in the same manner provided for in respect of outstanding options.

    EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, SunTrust Bank, Atlanta (the "Exchange Agent") will mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of IMNET Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of IMNET Common Stock represented thereby. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof. See "The Merger Proposal--Terms of the Merger--Exchange of Certificates."

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of IMNET for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of IMNET receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. In addition, IMNET affiliates are subject to certain restrictions on transfer of both IMNET Common Stock and HBOC Common Stock prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction. See "The Merger Proposal--Terms of the Merger--Limitations on Transferability of HBOC Common Stock."

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of IMNET, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by holders of the requisite number of shares of IMNET Common Stock. See "The Merger Proposal--Terms of the Merger--Conditions; Waiver."

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. HBOC and IMNET filed the required information with the Antitrust Division and the FTC on August 6 and August 5, 1998, respectively, and have requested early termination of the waiting period. See "The Merger Proposal-- Terms of the Merger--Hart-Scott-Rodino."

    NO SOLICITATION. IMNET has agreed, subject to certain exceptions, that, prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, IMNET shall not, and shall not permit any of its subsidiaries or their respective representatives to solicit, initiate, encourage, endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination or similar transactions involving IMNET or any of its subsidiaries. See "The Merger Proposal--Terms of the Merger--No Solicitation."

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by, among other things: (i) mutual written consent of the Board of Directors of HBOC (the "HBOC Board") and the IMNET Board, notwithstanding the prior approval by the IMNET stockholders; (ii) the HBOC Board, in the event of material condemnation, destruction, loss or damage to the business or assets of IMNET and its subsidiaries, taken as a whole; (iii) the Board of Directors of HBOC-GA (the "HBOC-GA Board") or the IMNET Board, after November 30, 1998, if any of the conditions to such party's obligation to consummate the Merger has not been fulfilled or waived, unless fulfillment has been frustrated or made impossible by the party seeking termination; (iv) the IMNET Board, if, in the good faith exercise of its fiduciary duties to the stockholders of IMNET in the context of a proposal to acquire IMNET by another party, the IMNET Board decides that such termination is required; and (v) the IMNET Board, if the Market Value of HBOC Common Stock is less than $22.50.

    If the Merger Agreement is terminated by IMNET in accordance with (iv) above or by IMNET or HBOC-GA because the IMNET stockholders do not approve the Merger Agreement, IMNET will be obligated to pay to HBOC-GA a fee in the amount of $7,500,000, plus all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement.

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger that HBOC shall have received letters, dated as of the date hereof and as of the Closing Date, from KPMG Peat Marwick LLP, in their capacity as independent public accountants for IMNET, setting forth their concurrence with the conclusion of IMNET's management that no conditions exist with respect to IMNET that would preclude accounting for the Merger as a pooling of interests, and from Arthur Andersen LLP, in their capacity as independent public accountants for HBOC, to the effect that HBOC satisfies the tests applicable to it such that the Merger can be accounted for as a pooling of interests, in each case under Accounting Principles Board Opinion No. 16 and assuming that the Merger is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    IMNET has received an opinion of its counsel, subject to the assumptions contained therein, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by an IMNET stockholder upon the exchange of the shares of IMNET Common Stock for shares of HBOC Common

Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock. See "The Merger
Proposal--Certain Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

    Because IMNET Common Stock is a Nasdaq NM security, the holders of shares of IMNET Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger. See "The Merger Proposal--No Appraisal Rights."

INTERESTS OF CERTAIN PERSONS

    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF IMNET AND
HBOC. As of the Record Date, directors and executive officers of IMNET and their affiliates were beneficial owners of [1,479,531] outstanding shares of IMNET Common Stock, representing approximately [15.1]% of the issued and outstanding IMNET Common Stock. Pursuant to the Voting Agreements, HBOC holds proxies to vote all of such shares of IMNET Common Stock in favor of approval of the Merger Agreement. Directors and executive officers of HBOC and their affiliates beneficially owned approximately 5,351,642, or 1.2%, of the outstanding shares (giving effect to the exercise of their presently exercisable stock options) of HBOC Common Stock as of July 31, 1998. See "Interests of Certain Persons in Each of HBOC and IMNET."

    INTERESTS OF CERTAIN IMNET PERSONS IN MATTERS TO BE ACTED UPON. Certain officers and the directors of IMNET have interests in the Merger that differ from those of IMNET stockholders generally. Such interests include severance payments, vesting of unvested and unexercisable stock options and continuing indemnification against certain liabilities. As a result, such officers and directors could be more likely to favor consummation of the Merger than stockholders generally. See "Interests of Certain Persons in Each of HBOC and IMNET--Interests of Certain IMNET Persons in Matters to be Acted Upon."

COMPARISON OF STOCKHOLDER RIGHTS

    HBOC and IMNET are each incorporated under Delaware law. For a summary of material differences between the rights of holders of shares of each of IMNET Common Stock and HBOC Common Stock, see "Comparison of Rights of Holders of Shares of Each of HBOC Common Stock and IMNET Common Stock."

CERTAIN MARKET INFORMATION

    HBOC Common Stock and IMNET Common Stock are traded on the Nasdaq NM under the symbols "HBOC" and "IMNT," respectively. The closing sale prices per share of HBOC Common Stock and IMNET Common Stock on July 22, 1998, the last trading day preceding the announcement of the proposed Merger, were $32.875 and $16.250, respectively. See "Certain Market Information."

RISK FACTORS

    The stockholders of IMNET should carefully review the matters set forth under "Risk Factors."

                             SUMMARY FINANCIAL DATA

    The following summary historical financial data for each of HBOC and IMNET should be read in conjunction with the financial statements and notes thereto of HBOC and IMNET, incorporated by reference in this Proxy Statement/Prospectus.

                                HBO & COMPANY(1)
                          (FROM CONTINUING OPERATIONS)
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                         AT AND FOR THE
                                                             AT AND FOR THE YEAR ENDED                  SIX MONTHS ENDED
                                                                   DECEMBER 31,                             JUNE 30,
                                               -----------------------------------------------------  --------------------
                                                 1993      1994(2)    1995(3)    1996(4)    1997(5)    1997(5)    1998(6)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Revenue....................................  $ 409,354  $ 525,490  $ 715,902  $ 950,911  $1,203,204 $ 554,786  $ 719,539
  Net Income (Loss)..........................  $  19,893  $  34,500  $  (7,895) $  82,333  $ 143,537  $  64,488  $ 140,474
  Diluted Earnings (Loss) Per Share..........  $     .06  $     .09  $    (.02) $     .20  $     .33  $     .15  $     .32
  Weighted Average Shares Outstanding
    (Diluted)................................    349,371    364,547    370,060    421,768    428,925    426,574    438,873
  Cash Dividends Per Share...................  $     .02  $     .02  $     .02  $     .02  $     .03  $     .01  $     .03
BALANCE SHEET DATA:
  Working Capital............................  $  89,723  $  53,330  $ 156,488  $ 295,240  $ 519,140  $ 402,667  $ 726,148
  Total Assets...............................  $ 296,781  $ 425,093  $ 771,550  $1,012,749 $1,312,586 $1,097,286 $1,424,124
  Long-Term Debt.............................  $   6,700  $  15,067  $   4,054  $     769  $   1,022  $     448  $     781
  Stockholders' Equity.......................  $ 176,242  $ 215,848  $ 500,787  $ 650,646  $ 900,582  $ 765,043  $1,102,635

------------------------

(1) All share and per share amounts have been restated to reflect the 1998 two-for-one stock split effected in the form of a stock dividend.

(2) 1994 Income Statement related items include nonrecurring charges of $6,927. Net income was $38,650 and diluted earnings per share was $.11 excluding nonrecurring charges.

(3) 1995 Income Statement related items include nonrecurring charges of $130,270 and exclude the dilutive effect of stock options. Net income was $70,321 and diluted earnings per share was $.18 excluding nonrecurring charges and including the dilutive effect of stock options.

(4) 1996 Income Statement related items include nonrecurring charges of $70,203. Net income was $124,456 and diluted earnings per share was $.30 excluding nonrecurring charges.

(5) Year ended December 31, 1997 Income Statement related items include nonrecurring charges of $95,250. Net income was $200,664 and diluted earnings per share was $.47 excluding nonrecurring charges. Six months ended June 30, 1997 Income Statement related items include nonrecurring charges of $35,420. Net income was $85,810 and diluted earnings per share was $.20 excluding nonrecurring charges.

(6) Six months ended June 30, 1998 Income Statement related items include a nonrecurring credit of $3,000. Net income was $138,674 and diluted earnings per share was $.32 excluding the nonrecurring credit.

                              IMNET SYSTEMS, INC.
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                           AT AND FOR THE YEAR ENDED
                                                                                   JUNE 30,
                                                             -----------------------------------------------------
                                                               1994       1995      1996(1)    1997(2)    1998(3)
                                                             ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Revenue..................................................  $   6,341  $  11,274  $  29,380  $  50,184  $  54,645
  Net Income (Loss)........................................  $  (5,376) $  (4,079) $  (6,027) $   6,982  $  (1,875)
  Diluted Earnings (Loss) Per Share........................  $   (1.38) $    (.77) $    (.69) $     .69  $    (.19)
  Cash Dividends Per Share (4).............................  $  --      $  --      $  --      $  --      $  --
BALANCE SHEET DATA:
  Working Capital..........................................  $   3,276  $   4,873  $  49,407  $  42,771  $  41,590
  Total Assets.............................................  $   9,405  $  11,303  $  70,915  $  85,853  $  82,595
  Long-Term Debt...........................................  $  --      $  --      $  --      $  --      $  --
  Stockholders' Equity.....................................  $   6,552  $   8,071  $  60,823  $  69,790  $  68,412

------------------------

(1) 1996 Income Statement related items include nonrecurring charges of $10,370. Net income was $4,343 and diluted earnings per share was $.47 excluding nonrecurring charges.

(2) 1997 Income Statement related items include nonrecurring charges of $2,586. Net income was $9,568 and diluted earnings per share was $.95 excluding nonrecurring charges.

(3) 1998 Income Statement related items include nonrecurring charges of $1,486. Net loss was $(389) and loss per share was $(.04) excluding nonrecurring charges.

(4) Excludes dividends paid by Hunter International, Inc., which was acquired in fiscal year 1997 in an acquisition accounted for using the pooling of interests method of accounting.

                        PRO FORMA FINANCIAL INFORMATION

    The following pro forma combined condensed financial statements give effect to the acquisition of IMNET by HBOC in the Merger, accounted for as a pooling of interests. The pro forma combined condensed financial statements are presented for information purposes only and are not necessarily indicative of the financial position or results of operations which would have occurred had the transaction been consummated on the dates indicated, nor are they necessarily indicative of future results or financial position of HBOC in the future. The pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of HBOC and IMNET incorporated by reference in this Proxy Statement/Prospectus.

                         HBO & COMPANY AND SUBSIDIARIES
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AT JUNE 30, 1998
                                 (000 OMITTED)

                                                                                                                         HBOC/IMNET
                                                                                                        PRO FORMA        PRO FORMA
                                                                                     HBOC      IMNET   ADJUSTMENTS        COMBINED
                                                                                  ----------  -------  -----------       ----------

ASSETS

  Current Assets:

    Cash and Cash Equivalents...................................................  $  491,631  $15,666  $                 $ 507,297

    Short-Term Investments......................................................       5,223    2,132                        7,355

    Receivables, Net............................................................     488,801   32,677       (7,045)(1)     514,433

    Current Deferred Income Taxes...............................................      21,799    --                          21,799

    Inventories.................................................................       9,746    2,071                       11,817

    Prepaids and Other Current Assets...........................................      21,994    2,444         (532)(1)      23,906
                                                                                  ----------  -------  -----------       ----------

      Total Current Assets......................................................   1,039,194   54,990       (7,577)      1,086,607

  Capitalized Software, Net.....................................................      77,619    4,906                       82,525

  Property and Equipment, Net...................................................     108,678    6,715                      115,393

  Intangibles, Net..............................................................     161,748   15,340                      177,088

  Deferred Income Taxes.........................................................      31,554    --                          31,554

  Other Noncurrent Assets, Net..................................................       5,331      644                        5,975
                                                                                  ----------  -------  -----------       ----------

TOTAL ASSETS....................................................................  $1,424,124  $82,595  $    (7,577)      $1,499,142
                                                                                  ----------  -------  -----------       ----------
                                                                                  ----------  -------  -----------       ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current Liabilities...........................................................  $  313,046  $13,400  $    (7,577)(1)   $ 318,869

  Long-Term Debt................................................................         781    --                             781

  Other Long-Term Liabilities...................................................       7,662      783                        8,445

  Stockholders' Equity..........................................................   1,102,635   68,412                    1,171,047
                                                                                  ----------  -------  -----------       ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................  $1,424,124  $82,595  $    (7,577)      $1,499,142
                                                                                  ----------  -------  -----------       ----------
                                                                                  ----------  -------  -----------       ----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                                       HBOC/IMNET
                                                                                                      PRO FORMA        PRO FORMA
                                                                                    HBOC     IMNET   ADJUSTMENTS        COMBINED
                                                                                  --------  -------  -----------       ----------
Revenue.........................................................................  $719,539  $30,601   $ (8,146)(1)      $741,994
Operating Expense:
  Cost of Operations............................................................   302,848   14,182     (8,146)(1)       308,884
  Marketing.....................................................................    99,385    8,651                      108,036
  Research and Development......................................................    45,967    4,365                       50,332
  General and Administrative....................................................    49,327    2,445                       51,772
  Nonrecurring Charge (Credit)..................................................    (3,000)   1,247                       (1,753)
                                                                                  --------  -------  -----------       ----------
      Total Operating Expense...................................................   494,527   30,890     (8,146)          517,271
                                                                                  --------  -------  -----------       ----------
Operating Income (Loss).........................................................   225,012     (289)    --               224,723
Other Income, Net...............................................................     9,111      111                        9,222
                                                                                  --------  -------  -----------       ----------
Income (Loss) Before Income Taxes...............................................   234,123     (178)    --               233,945
Income Taxes....................................................................    93,649       30                       93,679
                                                                                  --------  -------  -----------       ----------
Net Income (Loss)...............................................................  $140,474  $  (208)  $ --              $140,266
                                                                                  --------  -------  -----------       ----------
                                                                                  --------  -------  -----------       ----------
Diluted Earnings (Loss) Per Share...............................................  $    .32  $  (.02)                    $    .31
                                                                                  --------  -------                    ----------
                                                                                  --------  -------                    ----------
Weighted Average Shares Outstanding (Diluted)...................................   438,873    9,778     (1,305)(2)       447,346
                                                                                  --------  -------  -----------       ----------
                                                                                  --------  -------  -----------       ----------
Excluding Nonrecurring Charge (Credit) (3):
  Net Income....................................................................  $138,674  $ 1,039                     $139,713
                                                                                  --------  -------                    ----------
                                                                                  --------  -------                    ----------
  Diluted Earnings Per Share....................................................  $    .32  $   .10                     $    .31
                                                                                  --------  -------                    ----------
                                                                                  --------  -------                    ----------
  Weighted Average Shares Outstanding (Diluted).................................   438,873   10,087     (1,614)(2)       447,346
                                                                                  --------  -------  -----------       ----------
                                                                                  --------  -------  -----------       ----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                                      HBOC/IMNET
                                                                                                     PRO FORMA        PRO FORMA
                                                                                HBOC     IMNET(4)   ADJUSTMENTS        COMBINED
                                                                             ----------  --------   -----------       ----------
Revenue....................................................................  $1,203,204  $53,458     $(18,908)(1)     $1,237,754
Operating Expense:
  Cost of Operations.......................................................     511,082   19,048      (18,908)(1)       511,222
  Marketing................................................................     176,194   15,011                        191,205
  Research and Development.................................................      89,059    6,953                         96,012
  General and Administrative...............................................     108,811    7,648                        116,459
  Nonrecurring Charge......................................................      95,250    2,075                         97,325
                                                                             ----------  --------   -----------       ----------
      Total Operating Expense..............................................     980,396   50,735      (18,908)        1,012,223
                                                                             ----------  --------   -----------       ----------
Operating Income...........................................................     222,808    2,723       --               225,531
Other Income, Net..........................................................      16,382    1,113                         17,495
                                                                             ----------  --------   -----------       ----------
Income Before Income Taxes.................................................     239,190    3,836       --               243,026
Income Taxes...............................................................      95,653      861                         96,514
                                                                             ----------  --------   -----------       ----------
Net Income.................................................................  $  143,537  $ 2,975     $ --             $ 146,512
                                                                             ----------  --------   -----------       ----------
                                                                             ----------  --------   -----------       ----------
Diluted Earnings Per Share.................................................  $      .33  $   .29                      $     .33
                                                                             ----------  --------                     ----------
                                                                             ----------  --------                     ----------
Weighted Average Shares Outstanding (Diluted)..............................     428,925   10,224       (1,636)(2)       437,513
                                                                             ----------  --------   -----------       ----------
                                                                             ----------  --------   -----------       ----------
Excluding Nonrecurring Charge (3):
  Net Income...............................................................  $  200,664  $ 5,050                      $ 205,714
                                                                             ----------  --------                     ----------
                                                                             ----------  --------                     ----------
  Diluted Earnings Per Share...............................................  $      .47  $   .49                      $     .47
                                                                             ----------  --------                     ----------
                                                                             ----------  --------                     ----------
  Weighted Average Shares Outstanding (Diluted)............................     428,925   10,224       (1,636)(2)       437,513
                                                                             ----------  --------   -----------       ----------
                                                                             ----------  --------   -----------       ----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                                    HBOC/IMNET
                                                                                                   PRO FORMA        PRO FORMA
                                                                               HBOC    IMNET(4)   ADJUSTMENTS        COMBINED
                                                                             --------  --------   -----------       ----------
Revenue....................................................................  $950,911  $39,387     $ (8,038)(1)      $982,260
Operating Expense:
  Cost of Operations.......................................................   413,471   13,566       (8,038)(1)       418,999
  Marketing................................................................   146,207   11,089                        157,296
  Research and Development.................................................    83,984    4,781                         88,765
  General and Administrative...............................................   107,810    4,889                        112,699
  Nonrecurring Charge......................................................    70,203    5,379                         75,582
                                                                             --------  --------   -----------       ----------
      Total Operating Expense..............................................   821,675   39,704       (8,038)          853,341
                                                                             --------  --------   -----------       ----------
Operating Income (Loss)....................................................   129,236     (317)      --               128,919
Other Income, Net..........................................................     7,222    1,917                          9,139
                                                                             --------  --------   -----------       ----------
Income Before Income Taxes.................................................   136,458    1,600       --               138,058
Income Taxes...............................................................    54,125    --                            54,125
                                                                             --------  --------   -----------       ----------
Net Income.................................................................  $ 82,333  $ 1,600     $ --              $ 83,933
                                                                             --------  --------   -----------       ----------
                                                                             --------  --------   -----------       ----------
Diluted Earnings Per Share.................................................  $    .20  $   .16                       $    .20
                                                                             --------  --------                     ----------
                                                                             --------  --------                     ----------
Weighted Average Shares Outstanding (Diluted)..............................   421,768    9,920       (1,587)(2)       430,101
                                                                             --------  --------   -----------       ----------
                                                                             --------  --------   -----------       ----------
Excluding Nonrecurring Charge (3):
  Net Income...............................................................  $124,456  $ 6,979                       $131,435
                                                                             --------  --------                     ----------
                                                                             --------  --------                     ----------
  Diluted Earnings Per Share...............................................  $    .30  $   .70                       $    .31
                                                                             --------  --------                     ----------
                                                                             --------  --------                     ----------
  Weighted Average Shares Outstanding (Diluted)............................   421,768    9,920       (1,587)(2)       430,101
                                                                             --------  --------   -----------       ----------
                                                                             --------  --------   -----------       ----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                                    HBOC/IMNET
                                                                                                   PRO FORMA        PRO FORMA
                                                                               HBOC    IMNET(4)   ADJUSTMENTS        COMBINED
                                                                             --------  --------   -----------       ----------
Revenue....................................................................  $715,902  $17,256     $                 $733,158
Operating Expense:
  Cost of Operations.......................................................   329,684    6,724                        336,408
  Marketing................................................................   114,994    7,055                        122,049
  Research and Development.................................................    68,293    2,765                         71,058
  General and Administrative...............................................    89,213    3,499                         92,712
  Nonrecurring Charge......................................................   130,270    5,740                        136,010
                                                                             --------  --------   -----------       ----------
      Total Operating Expense..............................................   732,454   25,783       --               758,237
                                                                             --------  --------   -----------       ----------
Operating Loss.............................................................   (16,552)  (8,527)      --               (25,079)
Other Income, Net..........................................................       605    1,019                          1,624
                                                                             --------  --------   -----------       ----------
Loss Before Income Taxes...................................................   (15,947)  (7,508)      --               (23,455)
Income Tax Benefit.........................................................    (8,052)   --                            (8,052)
                                                                             --------  --------   -----------       ----------
Net Loss...................................................................  $ (7,895) $(7,508)    $ --              $(15,403)
                                                                             --------  --------   -----------       ----------
                                                                             --------  --------   -----------       ----------
Loss Per Share.............................................................  $   (.02) $  (.91)                      $   (.04)
                                                                             --------  --------                     ----------
                                                                             --------  --------                     ----------
Weighted Average Shares Outstanding........................................   370,060    8,219       (1,315)(2)       376,964
                                                                             --------  --------   -----------       ----------
                                                                             --------  --------   -----------       ----------
Excluding Nonrecurring Charge (3):
  Net Income (Loss)........................................................  $ 70,321  $(1,768)                      $ 68,553
                                                                             --------  --------                     ----------
                                                                             --------  --------                     ----------
  Diluted Earnings (Loss) Per Share........................................  $    .18  $  (.22)                      $    .17
                                                                             --------  --------                     ----------
                                                                             --------  --------                     ----------
  Weighted Average Shares Outstanding (Diluted)............................   391,121    8,219       (1,003)(2)       398,337
                                                                             --------  --------   -----------       ----------
                                                                             --------  --------   -----------       ----------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Elimination of intercompany transactions between HBOC and IMNET.

(2) Shares of IMNET Common Stock were converted using an assumed Exchange Ratio of .8400. Exchange Ratios of 1.1111 and .9524 have an immaterial effect on diluted earnings per share. See "Comparative Per Share Data" presented elsewhere in this Proxy Statement/Prospectus. For the June 1998 Pro Forma Combined Condensed Income Statement, IMNET weighted average shares are adjusted to include the dilutive effect of stock options due to the net income for HBOC/IMNET Pro Forma Combined. For the 1995 Pro Forma Combined Condensed Income Statement (excluding nonrecurring charges), IMNET weighted average shares are adjusted to include the dilutive effect of stock options due to net income for HBOC/IMNET Pro Forma Combined.

(3) Presentation is also made of Net Income (Loss), Diluted Earnings (Loss) Per Share and Weighted Average Shares Outstanding (Diluted) excluding the effect of nonrecurring charges and credits because HBOC management believes that this is a better indication of actual operating results.

(4) The fiscal year of IMNET ends on June 30. HBOC Pro Forma Combined Condensed Income Statements for the years ended December 31, 1995, 1996 and 1997 have been completed by restating IMNET financial information on a calendar year basis. HBOC believes that the differences in such periods, in all cases presented, have an immaterial impact on the pro forma statements.

                           COMPARATIVE PER SHARE DATA

    The following tables set forth certain per share data for HBOC and IMNET on a historical basis, certain historical equivalent per share data for IMNET and certain pro forma per share data for HBOC and IMNET on a combined basis, giving effect to the Merger using the pooling of interests method of accounting. All share and per share amounts have been restated to reflect the HBOC 1998 two-for-one stock split effected in the form of a stock dividend. The unaudited pro forma combined per share data provided below is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated on the indicated dates or which may be attained in the future. The pro forma combined per share data should be read in conjunction with the historical consolidated financial statements of HBOC and IMNET incorporated by reference in this Proxy Statement/Prospectus.

                                   HISTORICAL
                                 HBO & COMPANY

                                                                                                                 AT AND FOR THE
                                                                                  AT AND FOR THE YEAR ENDED        SIX MONTHS
                                                                                         DECEMBER 31,            ENDED JUNE 30,
                                                                                  --------------------------     ---------------
                                                                                  1995       1996      1997      1997      1998
                                                                                  -----      -----     -----     -----     -----
Per Share Data:
  Book Value....................................................................  $1.28      $1.59     $2.13     $1.84     $2.56
  Cash Dividends Declared.......................................................  $ .02      $ .02     $ .03     $ .01     $ .03
  Diluted Earnings (Loss).......................................................  $(.02)(1)  $ .20(2)  $ .33(3)  $ .15(4)  $ .32(5)

------------------------

(1) Including the effect of the $130 million nonrecurring charge related to 1995 acquisitions and excluding the dilutive effect of stock options.

(2) Including the effect of the $70 million nonrecurring charge related to 1996 acquisitions.

(3) Including the effect of the $95 million nonrecurring charge related to 1997 acquisitions.

(4) Including the effect of the $35 million nonrecurring charge related to 1997 acquisitions.

(5) Including the effect of the $3 million nonrecurring credit related to 1997 acquisitions.

                              IMNET SYSTEMS, INC.

                                                                                    AT AND FOR THE YEAR ENDED
                                                                                             JUNE 30,
                                                                                  ------------------------------
                                                                                  1996         1997        1998
                                                                                  -----      --------      -----
Per Share Data:
  Book Value....................................................................  $6.34       $7.16        $6.99
  Cash Dividends Declared (4)...................................................  $--         $--          $--
  Diluted Earnings (Loss).......................................................  $(.69)(1)   $ .69(2)     $(.19)(3)

------------------------

(1) Including the effect of the $10 million nonrecurring charges related to fiscal year 1996 acquisitions and the HBOC distribution agreements.

(2) Including the effect of the $3 million nonrecurring charges related to fiscal year 1997 acquisitions, write down of technology and relocation costs associated with IMNET's move to new headquarter facilities.

(3) Including the effect of the $1 million nonrecurring charges related to a settlement of a claim against IMNET and legal and other costs incurred by IMNET related to a series of anonymous letters.

(4) Excludes dividends paid by Hunter International, Inc., which was acquired in fiscal year 1997 in an acquisition accounted for using the pooling of interests method of accounting.

                              IMNET SYSTEMS, INC.
                           HISTORICAL EQUIVALENT DATA

          Using an assumed Market Value per share of HBOC Common Stock of $22.50 or less and an assumed Exchange Ratio of 1.1111

                                                                                   AT AND FOR THE YEAR ENDED
                                                                                           JUNE 30,
                                                                                  ---------------------------
                                                                                  1996       1997       1998
                                                                                  -----      -----      -----
Per Share Data:
  Book Value....................................................................  $5.71      $6.45      $6.30
  Cash Dividends Declared (4)...................................................  $--        $--        $--
  Diluted Earnings (Loss).......................................................  $(.62)(1)  $ .62(2)   $(.17)(3)

          Using an assumed Market Value per share of HBOC Common Stock of $26.25 and an assumed Exchange Ratio of .9524

                                                                                   AT AND FOR THE YEAR ENDED
                                                                                           JUNE 30,
                                                                                  ---------------------------
                                                                                  1996       1997       1998
                                                                                  -----      -----      -----
Per Share Data:
  Book Value....................................................................  $6.66      $7.52      $7.34
  Cash Dividends Declared (4)...................................................  $--        $--        $--
  Diluted Earnings (Loss).......................................................  $(.72)(1)  $ .73(2)   $(.20)(3)

          Using an assumed Market Value per share of HBOC Common Stock of $30.00 or greater and an assumed Exchange Ratio of .8400

                                                                                   AT AND FOR THE YEAR ENDED
                                                                                           JUNE 30,
                                                                                  ---------------------------
                                                                                  1996       1997       1998
                                                                                  -----      -----      -----
Per Share Data:
  Book Value....................................................................  $7.55      $8.53      $8.33
  Cash Dividends Declared (4)...................................................  $--        $--        $--
  Diluted Earnings (Loss).......................................................  $(.82)(1)  $ .83(2)   $(.23)(3)

------------------------

(1) Including the effect of the $10 million nonrecurring charges related to fiscal year 1996 acquisitions and the HBOC distribution agreements.

(2) Including the effect of the $3 million nonrecurring charges related to fiscal year 1997 acquisitions, write down of technology and relocation costs associated with IMNET's move to new headquarter facilities.

(3) Including the effect of the $1 million nonrecurring charges related to a settlement of a claim against IMNET and legal and other costs incurred by IMNET related to a series of anonymous letters.

(4) Excludes dividends paid by Hunter International, Inc., which was acquired in fiscal year 1997 in an acquisition accounted for using the pooling of interests method of accounting.

            PRO FORMA COMBINED HBO & COMPANY AND IMNET SYSTEMS, INC.

          Using an assumed Market Value per share of HBOC Common Stock of $22.50 or less and an assumed Exchange Ratio of 1.1111

                                                                                                          AT AND FOR THE
                                                                         AT AND FOR THE YEAR ENDED       SIX MONTHS ENDED
                                                                               DECEMBER 31,                  JUNE 30,
                                                                        ---------------------------      ----------------
                                                                        1995       1996       1997       1997       1998
                                                                        -----      -----      -----      -----      -----
Per Share Data:
  Book Value..........................................................  $1.36      $1.70      $2.23      $1.95      $2.65
  Cash Dividends Declared.............................................  $ .02      $ .02      $ .03      $ .01      $ .03
  Diluted Earnings (Loss).............................................  $(.04)(1)  $ .19(2)   $ .33(3)   $ .16(4)   $ .31(5)

          Using an assumed Market Value per share of HBOC Common Stock of $26.25 and an assumed Exchange Ratio of .9524

                                                                                                          AT AND FOR THE
                                                                         AT AND FOR THE YEAR ENDED       SIX MONTHS ENDED
                                                                               DECEMBER 31,                  JUNE 30,
                                                                        ---------------------------      ----------------
                                                                        1995       1996       1997       1997       1998
                                                                        -----      -----      -----      -----      -----
Per Share Data:
  Book Value..........................................................  $1.37      $1.71      $2.24      $1.96      $2.66
  Cash Dividends Declared.............................................  $ .02      $ .02      $ .03      $ .01      $ .03
  Diluted Earnings (Loss).............................................  $(.04)(1)  $ .19(2)   $ .33(3)   $ .16(4)   $ .31(5)

          Using an assumed Market Value per share of HBOC Common Stock of $30.00 or greater and an assumed Exchange Ratio of .8400

                                                                                                          AT AND FOR THE
                                                                         AT AND FOR THE YEAR ENDED       SIX MONTHS ENDED
                                                                               DECEMBER 31,                  JUNE 30,
                                                                        ---------------------------      ----------------
                                                                        1995       1996       1997       1997       1998
                                                                        -----      -----      -----      -----      -----
Per Share Data:
  Book Value..........................................................  $1.37      $1.71      $2.25      $1.96      $2.67
  Cash Dividends Declared.............................................  $ .02      $ .02      $ .03      $ .01      $ .03
  Diluted Earnings (Loss).............................................  $(.04)(1)  $ .20(2)   $ .33(3)   $ .16(4)   $ .31(5)

------------------------

(1) Including the effect of the $130 million nonrecurring charge related to HBOC's 1995 acquisitions, IMNET's $1 million nonrecurring charge related to 1995 acquisitions and excluding the dilutive effect of stock options.

(2) Including the effect of the $70 million nonrecurring charge related to HBOC's 1996 acquisitions and IMNET's $5 million nonrecurring charges related to 1996 acquisitions and the HBOC distribution agreements.

(3) Including the effect of the $95 million nonrecurring charge related to HBOC's 1997 acquisitions and IMNET's $2 million nonrecurring charges related primarily to the write-down of technology and relocation costs associated with IMNET's move to new headquarter facilities.

(4) Including the effect of the $35 million nonrecurring charge related to HBOC's 1997 acquisitions and IMNET's $2 million nonrecurring charges related to the write-down of technology and relocation costs associated with IMNET's move to new headquarter facilities.

(5) Including the effect of the $3 million nonrecurring credit related to HBOC's 1997 acquisitions and IMNET's $1 million nonrecurring charges related to the settlement of a claim against IMNET and legal and other costs incurred by IMNET related to a series of anonymous letters.

                                  RISK FACTORS

EXCHANGE RATIO

    Stockholders of IMNET should consider that if the Market Value is less than $22.50 they will receive 1.1111 shares of HBOC Common Stock for each share of IMNET Common Stock, regardless of the Market Value of the HBOC Common Stock. Although the IMNET Board has the right to terminate the Merger Agreement if the Market Value is less than $22.50, it is not obligated to do so. Accordingly, if the Market Value of HBOC Common Stock is less than $22.50, the Merger proposal is approved by IMNET stockholders and the IMNET Board determines not to exercise its right to terminate the Merger Agreement, IMNET stockholders could receive Merger Consideration that is less than the then current market value of their shares of IMNET Common Stock. There can be no assurance that the Market Value will be equal to or greater than $22.50 or that the value of the fractional share of HBOC Common Stock to be issued in respect of a share of IMNET Common Stock will equal or exceed the then current market value of the IMNET Common Stock. In addition, because the Market Value is calculated over a period of time, it may exceed the actual value of the HBOC Common Stock at the Closing Date or thereafter. See "Certain Market Information" below for historical stock price information concerning HBOC Common Stock and IMNET Common Stock, and see "The Merger Proposal--Terms of the Merger."

INTERESTS OF CERTAIN IMNET OFFICERS AND DIRECTORS IN THE MERGER

    Certain officers and the directors of IMNET have interests in the Merger that differ from those of IMNET stockholders generally. Such interests include severance payments, vesting of unvested and unexercisable stock options and continuing indemnification against certain liabilities. As a result, such officers and directors could be more likely to favor consummation of the Merger than IMNET stockholders generally. See "Interests of Certain Persons in Each of HBOC and IMNET--Interests of Certain IMNET Persons in Matters to be Acted Upon."

FORWARD-LOOKING STATEMENTS

    Statements made herein or in documents incorporated by reference herein by IMNET which are not historical facts, including projections, statements of plans, objectives, expectations, the synergies and other benefits expected to be realized as a result of the Merger, or future economic performance, as well as the analyses of the financial advisors of IMNET, are forward-looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. IMNET's future financial performance could differ significantly from that set forth herein and from the expectations of management. Important factors that could cause IMNET's financial performance to differ materially from past results and from those expressed in any forward-looking statements include, in addition to the factors listed above in this section and without limitation, its limited operating history, variability in quarterly operating results, customer concentration, product acceptance, a long sales and delivery cycle, a backlog that includes long-term contracts, dependence on business partners, ability to manage growth, emerging technological standards, and risks associated with acquisitions. For further information on these and other risk factors, please refer to IMNET's Form 10-K for the year ended June 30, 1998, including the "Business--Risk Factors" section thereof. See "Incorporation of Certain Information by Reference."

                           CERTAIN MARKET INFORMATION

HBOC

    HBOC Common Stock is traded on the Nasdaq NM under the symbol "HBOC." The table below presents the quarterly high and low closing sales prices and dividend information for HBOC Common Stock as furnished by Nasdaq for the periods indicated after restating for the 1998 two-for-one stock split effected in the form of a stock dividend.

                                                                                        DIVIDENDS
                                                                                        DECLARED
YEAR ENDED DECEMBER 31:                                            HIGH        LOW      PER SHARE
---------------------------------------------------------------  ---------  ---------  -----------
1996
  First Quarter................................................  $   12.74  $    8.19   $    .005
  Second Quarter...............................................  $   17.69  $   11.94   $    .005
  Third Quarter................................................  $   17.50  $   12.63   $    .005
  Fourth Quarter...............................................  $   18.13  $   12.50   $    .005

1997
  First Quarter................................................  $   18.07  $   11.88   $    .005
  Second Quarter...............................................  $   18.03  $   10.63   $    .005
  Third Quarter................................................  $   21.13  $   17.13   $    .010
  Fourth Quarter...............................................  $   24.32  $   18.50   $    .010

1998
  First Quarter................................................  $   30.47  $   21.69   $    .010
  Second Quarter...............................................  $   35.56  $   28.00   $    .020
  Third Quarter (through             , 1998)...................  $          $           $    .020

    As of August 12, 1998, there were approximately 3,983 holders of record of shares of HBOC Common Stock.

IMNET

    IMNET Common Stock is traded on the Nasdaq NM under the symbol "IMNT." The following table sets forth the quarterly high and low closing sales prices for IMNET Common Stock as furnished by Nasdaq for the periods indicated. IMNET has never declared a cash dividend on the IMNET Common Stock.

FISCAL YEAR ENDED JUNE 30:                                                     HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
1997
  First Quarter ended September 30, 1996...................................  $   33.50  $   14.63
  Second Quarter ended December 31, 1996...................................  $   25.00  $   11.50
  Third Quarter ended March 31, 1997.......................................  $   30.00  $   13.75
  Fourth Quarter ended June 30, 1997.......................................  $   31.06  $   13.50

1998
  First Quarter ended September 30, 1997...................................  $   40.44  $   26.88
  Second Quarter ended December 31, 1997...................................  $   24.75  $   15.13
  Third Quarter ended March 31, 1998.......................................  $   25.69  $   16.44
  Fourth Quarter ended June 30, 1998.......................................  $   23.00  $    9.88

1999
  First Quarter (through       , 1998).....................................  $          $

    As of [July 29], 1998, there were approximately [92] holders of record of shares of IMNET Common Stock.

    The following table sets forth the closing sales price for a share of each of the indicated stocks on July 22, 1998, the last trading day preceding the announcement of the proposed Merger, and the IMNET equivalent share value.

                                                                                    CLOSING
                                                                                     SALES
                                                                                    PRICE ON
                                                                                    JULY 22,
                                                                                      1998
                                                                                  ------------
HBOC............................................................................   $   32.875
IMNET--Historical...............................................................   $   16.250
IMNET--Equivalent at an assumed Exchange Ratio of .84...........................   $   27.615

                              THE SPECIAL MEETING

    This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting and proxy card are being furnished to the stockholders of IMNET in connection with the solicitation of proxies by the IMNET Board for the Special
Meeting to be held on             , 1998 at the time and place and for the
purposes set forth in the accompanying Notice of Special Meeting.

    Any IMNET stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) delivering to the Secretary of IMNET prior to the Special Meeting either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Special Meeting and voting in person, regardless of whether a proxy has previously been given. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies will be voted in favor of approval of the Merger Agreement and, with respect to such other matters as may properly come before the Special Meeting, including consideration of a motion to adjourn the Special Meeting to another time and/or place, in the discretion of the appointed proxy holders.

    Only holders of record of IMNET Common Stock as of the close of business on
            , 1998, the Record Date, will be entitled to vote at the Special Meeting. At that date, there were [9,807,947] shares of IMNET Common Stock outstanding and entitled to vote, [1,479,531] of which, or [15.1%], were beneficially owned by directors and executive officers of IMNET and their affiliates (excluding shares subject to options). Pursuant to the Voting Agreements, HBOC holds proxies to vote all such shares of IMNET Common Stock in favor of approval of the Merger Agreement. Stockholders of record on the Record Date are entitled to one vote for each share of IMNET Common Stock held on all matters to be voted upon at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of at least a majority of the shares of IMNET Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. The Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of IMNET Common Stock in order to be approved. Abstentions will be counted in determining whether a quorum is present, will be considered present and entitled to vote and will thus have the effect of a negative vote. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote, or withholds authority to vote as to any shares, such shares will be considered present at the Special Meeting for purposes of determining a quorum and will also have the effect of a negative vote because a majority of the outstanding shares, and not merely a majority of those shares present and entitled to vote, is required for approval of the Merger Agreement.

    In the event that there are not sufficient votes to adopt the Merger Agreement represented in person or by proxy at the Special Meeting, the Merger Agreement will not be approved unless the Special Meeting is adjourned in order to permit further solicitation of proxies from IMNET stockholders. Proxies that are being solicited by the IMNET Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Special Meeting, and such adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than the announcement of such time and place at the Special Meeting. A majority of the voting power represented and voting at the Special Meeting is required to approve any such adjournment whether or not a quorum is present at the Special Meeting.

    The cost of soliciting proxies in the form enclosed herewith will be borne entirely by IMNET. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of IMNET, without additional remuneration, by personal interviews, telephone, facsimile or otherwise. IMNET will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. IMNET has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to solicit proxies in connection with the Special Meeting and estimates that the costs for such services will be less than $10,000.

                              THE MERGER PROPOSAL

BACKGROUND OF THE MERGER

    In March 1996, IMNET signed agreements with HBOC relating to HBOC's acting as a distributor of certain of IMNET's products on a private label basis. Under the agreements, HBOC markets the IMNET Electronic Information Warehouse as part of HBOC's information systems solutions made available to its customers. The agreements also restrict HBOC's right to market competing products. Under the terms of these distribution agreements, IMNET paid an aggregate of $3.0 million to HBOC in exchange for the seven-year exclusive distribution rights and IMNET is also obligated to support customers of HBOC's First Perspective product line, which competed with IMNET's products prior to the distribution agreements. HBOC has become IMNET's largest distribution partner. During each of IMNET's fiscal years ended June 30, 1998 and June 30, 1997, HBOC accounted for approximately 31% of IMNET's total revenues.

    On April 24, 1998, Kenneth D. Rardin, IMNET's Chairman of the Board, President and Chief Executive Officer, met informally with the other members of the IMNET Board in Des Moines, Iowa, to review the distribution partner relationship between IMNET and HBOC. The discussion focused on the potential impact of HBOC's influence on IMNET due to its position as IMNET's largest distribution partner and IMNET's perception of the priority HBOC was giving to IMNET products. The members of the IMNET Board discussed potential ways to address these concerns and determined that one solution was a business combination of IMNET and HBOC. The directors discussed a potential valuation for IMNET shares of $32.00. The directors agreed that Mr. Rardin should discuss his concerns with HBOC, as well as the possibility of a business combination between HBOC and IMNET.

    Mr. Rardin met with Albert J. Bergonzi, President and Co-Chief Operating Officer of HBOC, on May 9, 1998, to address the issues, including the relationship between the parties and the possibility of a business combination. Mr. Bergonzi indicated his understanding of the points made by Mr. Rardin. He indicated that he believed the possibility of a business combination had merit, but that, in his view, the exchange ratio IMNET sought, which would have converted each share of IMNET Common Stock into a fraction of a share of HBOC Common Stock with a then-current market value of approximately $32.00, was too high.

    Although subsequent to such meeting there were several phone calls between Mr. Rardin and Mr. Bergonzi, and between Mr. Rardin and Charles W. McCall, HBOC's Chairman of the Board, President and Chief Executive Officer, no further substantive discussions were held until May 20, 1998, at which time Mr. Rardin, accompanied by Raymond L. Brown, IMNET's Senior Vice President-Business Development, and representatives of IMNET's outside counsel met with Mr. McCall and Jay M. Lapine, HBOC's Senior Vice President and General Counsel, who were accompanied by representatives of HBOC's outside counsel. At this meeting, Mr. Rardin reviewed IMNET's concerns regarding the relationship of the parties, as well as IMNET's proposal as to a possible business combination. Mr. McCall responded that HBOC would like to consider the possible acquisition of IMNET, but that HBOC was not in a position to offer the price suggested by IMNET. Mr. McCall indicated that HBOC might consider making an offer of a fractional share of HBOC Common Stock valued in the range of $15.00 for each share of IMNET Common Stock, which the IMNET representatives indicated was unacceptable. Mr. Rardin then proposed several changes in the distribution agreements, which included a minimum order level and a change in the commission structure, which Mr. McCall rejected, although he indicated a willingness to make several minor changes in the business relationship. Mr. McCall subsequently sent a letter to Mr. Rardin to the effect that HBOC did not consider IMNET's proposals to be viable.

    On May 28, 1998, Mr. McCall initiated a brief telephone conference call with James A. Gordon and Daniel P. Howell, IMNET's non-employee directors, regarding the issues under discussion and the possibility of a business combination. Mr. McCall expressed an interest in acquiring IMNET, but not at the price IMNET had presented. Subsequent to that telephone call, IMNET requested the opportunity to present its business combination analysis to HBOC's management to justify a price well in excess of that proposed by Mr. McCall. The parties scheduled a meeting for this purpose, to be held on June 6, 1998. On

June 5, 1998, the IMNET Board met informally to review the material Mr. Rardin and Mr. Brown planned to present to HBOC and directed Mr. Rardin to continue discussions of a possible business combination with HBOC on behalf of IMNET, subject to certain conditions, including further approval of the IMNET Board.

    On June 6, 1998, Mr. Rardin and Mr. Brown met with Jay P. Gilbertson, President, Co-Chief Operating Officer and Chief Financial Officer of HBOC, and Russell G. Overton, Senior Vice President-- Business Development of HBOC, to review IMNET's financial analysis underlying its proposal as to a possible business combination, which, in the view of IMNET, justified the valuation it had originally proposed.

    On June 7, 1998, Mr. Rardin and Mr. Gilbertson met and held several subsequent telephone discussions to review possible synergies, and negotiate a valuation. Messrs. Rardin and Gilbertson tentatively agreed to a valuation providing for exchange of a fractional share of HBOC Common Stock with a then-current market value of $25.00 for each share of IMNET Common Stock, subject to certain adjustments to reflect subsequent changes in the market value of HBOC Common Stock.

    On June 8, 1998, Mr. Rardin and Mr. Gilbertson reached a preliminary understanding to the effect that HBOC and IMNET might agree on a merger transaction whereby IMNET would be acquired by HBOC at an exchange ratio of .84 of a share of HBOC Common Stock for each share of IMNET Common Stock. Adjustments in the exchange ratio would be made, if necessary, to ensure IMNET stockholders would receive shares of HBOC Common Stock with a minimum market value of approximately $25.00 per share of IMNET Common Stock (based upon the average closing price per share of HBOC Common Stock over a period of 20 trading days ending on the second trading day prior to the meeeting of IMNET stockholders), unless HBOC's market value over that period declined to less than $22.50 per share. It was further agreed that in that event, the number of shares of HBOC Common Stock to be issued in respect of each share of IMNET Common Stock would not increase beyond 1.1111; however, IMNET could elect not to consummate the transaction. On June 9, 1998, a draft term sheet was circulated, and the IMNET Board provided a preliminary approval of the proposed transaction. Mr. Rardin conveyed the approval to HBOC, which was subject to further due diligence, negotiation of a definitive agreement, and receipt of a fairness opinion by the IMNET Board.

    On June 9, 1998, IMNET and IMNET's outside corporate counsel, Arnall Golden & Gregory, LLP ("Arnall Golden"), received a due diligence document request and began to produce documents. Beginning June 11, 1998, IMNET representatives met several times with HBOC representatives to present information and answer questions about IMNET's business, financial performance and prospects, as well as potential synergies that might be achieved by the combined companies. Additional meetings were held on June 18 and June 19, 1998. These meetings were attended, on behalf of HBOC, by Mr. Bergonzi, Charles Miller, Senior Vice President--Enterprise Operations; Mr. Overton; Michael Kappel, Senior Vice President--Corporate Planning; Mr. Lapine; Timothy Heyerdahl, Senior Vice President--Finance & Treasury; Sally Love Connally, Vice President--Business Partner Solutions Group; Eric Lindsay, Manager--Corporate Business Development; and Elizabeth Dalton, Investor Relations; and, on behalf of IMNET, by Mr. Rardin; Gary Bowers, Executive Vice President, Product Technology; Mr. Brown; Paul Collins, Senior Vice President, Marketing and Education; James Hall, Senior Vice President, Sales; Thomas Underwood, Senior Vice President, Client Services; and William Bain, Associate General Counsel.

    On June 13, 1998, Jones, Day, Reavis & Pogue ("Jones Day"), HBOC's outside corporate counsel, delivered a draft of the definitive agreement to IMNET and representatives of Arnall Golden. During the period from June 16, 1998 to July 13, 1998, representatives of IMNET and Arnall Golden, and HBOC and Jones Day continued due diligence document production and negotiation of the definitive agreement.

    On June 18, 1998, Mr. Rardin and Mr. Brown met with representatives of Robinson-Humphrey to discuss the possible engagement of Robinson-Humphrey by IMNET to provide a fairness opinion to the IMNET Board. On June 30, 1998, the IMNET Board met, received a report on the status of negotiations with HBOC, and authorized Mr. Rardin to engage Robinson-Humphrey to provide a fairness opinion. On June 30, 1998, IMNET and Robinson-Humphrey executed an engagement letter pursuant to which Robinson-Humphrey agreed to provide a fairness opinion.

    On July 14, 1998, Mr. Rardin and Mr. Brown met with Mr. Lapine and Mr. Overton by telephone to review progress on the agreement. On July 16, 1998, Mr. Rardin and Mr. Brown met with Mr. Gilbertson and Mr. Overton by telephone to negotiate the open items. The material terms still under discussion included HBOC's obligation to proceed with the Merger if IMNET's business were adversely impacted by the announcement of the Merger, the events which could lead to the payment of "break-up" fees, the amount of the "break-up" fees, the terms of certain non-competition agreements, and several severance related items. From July 17, 1998 to July 20, 1998, Mr. Gilbertson, Mr. Lapine, Mr. Overton, Mr. Rardin and Mr. Brown met several times by telephone and continued to negotiate the definitive agreement.

    On July 20, 1998, Jones Day provided a revised draft of the merger agreement to IMNET and Arnall Golden. Also on that date, Mr. Bowers and Scott A. Remley, Senior Vice President and Chief Financial Officer of IMNET, met with Mr. Heyerdahl and Monika Brown, Director of Investor Relations of HBOC. The purpose of the meeting was to permit representatives of IMNET to conduct a financial due diligence review of HBOC.

    On the evening of July 20, 1998, a special meeting of the IMNET Board was held. All of the directors were present. Also present by invitation were Mr. Remley and a representative of Arnall Golden, as well as representatives of Robinson-Humphrey. Mr. Rardin, Mr. Remley and the representative of Arnall Golden updated the IMNET Board as to the status of negotiations. The representative of Arnall Golden reviewed the IMNET Board's fiduciary duties in the context of the proposed merger. The Robinson-Humphrey representatives then presented their detailed financial analysis of the proposed transaction. The Robinson-Humphrey representatives also provided the IMNET Board with an oral opinion (subsequently confirmed in writing on July 23, 1998) to the effect that, as of the date of such opinion, the proposed exchange ratio was fair, from a financial point of view, to holders of IMNET Common Stock. The IMNET Board then unanimously approved the Merger Agreement, authorized the finalization and execution thereof by the officers of IMNET, and recommended that the stockholders of IMNET approve the Merger Agreement.

    Mr. Rardin, Mr. Brown, representatives of Arnall Golden and Mr. Gilbertson, Mr. Lapine, Mr. Overton and representatives of Jones Day participated in one or more of several telephone conferences from July 21, 1998 through July 23, 1998, in order to resolve the remaining open issues, which included HBOC's obligation to proceed with the Merger if IMNET's business were adversely affected by the announcement of the Merger, the terms of certain non-competition agreements and certain updates and changes in the exhibits to the definitive agreement. On July 23, 1998, IMNET and HBOC resolved all remaining open items. IMNET provided Robinson-Humphrey with an update as to the final terms of the definitive agreement, and received assurance from Robinson-Humphrey that Robinson-Humphrey's opinion was still in effect. Thereupon, IMNET and HBOC executed the definitive agreement, and Robinson-Humphrey executed and delivered its written opinion that, as of the date thereof, and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to holders of IMNET Common Stock.

REASONS OF IMNET FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE IMNET BOARD

    The IMNET Board has unanimously approved the proposed Merger and believes the Merger is in the best interests of IMNET and its stockholders. In reaching their decision, the IMNET Board considered, with the assistance of management and its legal and financial advisors, the following factors:

    1. The Merger will provide IMNET stockholders the opportunity to continue to participate in IMNET's business through an ownership interest in HBOC. IMNET management believes that the business opportunity inherent in IMNET's business will be enhanced by the Merger in that HBOC will have a greater incentive to sell IMNET's products since HBOC will no longer be required to pay a substantial share of the proceeds of such transactions to a third party;

    2. The market price of the IMNET Common Stock has fluctuated significantly since IMNET's initial public offering in July 1995. As noted in IMNET's prior filings with the Commission and press releases, IMNET's quarterly revenues and results of operations have also fluctuated significantly due in part to a variety of factors, including the volume, timing and mix (direct or indirect) of system sales. Since IMNET has recently emphasized larger sales, including multi-site licenses, and has a long sales and delivery cycle, the failure to obtain orders and deliver product as expected has resulted in, and may in the future result in, significant fluctuations in IMNET's revenues and results of operations. IMNET management believes that the impact of these factors on HBOC's operations will be much less, and that IMNET stockholders will benefit from decreased volatility in the market price of shares of HBOC Common Stock as compared to shares of IMNET Common Stock;

    3. The Merger offers IMNET stockholders an opportunity to receive shares in a significantly larger company with historically strong performance, capital resources significantly greater than IMNET's and demonstrated ability to successfully implement a growth strategy that has resulted in historical profitability and growth;

    4. The Merger provides IMNET stockholders with HBOC Common Stock in a tax-free exchange at a substantial premium over the market price of their shares of IMNET Common Stock prior to the announcement of the Merger Agreement. In addition, the Merger Agreement provides potential protection to the IMNET stockholders by providing the IMNET Board the right to terminate the transaction if the Market Value of HBOC Common Stock falls below $22.50. The Merger Agreement also permits the IMNET Board to terminate the Merger Agreement (subject to the payment of a termination fee of $7,500,000 plus expenses) if the IMNET Board determines that termination of the Merger Agreement would be in the best interests of IMNET's stockholders and is required in the exercise of its fiduciary duties to the stockholders of IMNET in the context of a competing offer;

    5. Potential operating synergies and cost savings of the combined enterprise, including possible synergies and cost savings with respect to (a) the consolidation of administrative and support functions, (b) the combination of sales forces and research and development and support capabilities and (c) the elimination of public reporting obligations and attendant costs of IMNET;

    6. The capital structure, customer profile, product portfolio and integration strategy of HBOC, as well as other information on the management, business operations and prospects of HBOC and IMNET and the relative likelihood of achieving those prospects on both a combined and separate basis;

    7. The financial presentation and opinion provided to the IMNET Board on July 20, 1998, confirmed by a written fairness opinion dated July 23, 1998, of Robinson-Humphrey (which opinion has been confirmed by delivery of a written opinion dated the date of this Proxy Statement/Prospectus) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of IMNET Common Stock;

    8. That the Merger is expected to be accounted for as a "pooling of interests" and will not require approval by HBOC stockholders; and

    9. Publicly-available information concerning the financial performance, condition, prospects and operations of each of IMNET and HBOC.

    The IMNET Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    1. The possible adverse impact on IMNET's business from the announcement of the proposed Merger, as well as the consummation of the Merger, which may occur if certain of IMNET's other distribution partners, which compete with HBOC, elect to terminate their offering of IMNET products, or to devote less resources to marketing them;

    2. The possibility that certain of the operating synergies and cost savings sought to be achieved as a result of the Merger might not be achieved; and

    3. The high price to earnings ratio of HBOC Common Stock and the possibility of a decrease in the market value of the HBOC Common Stock after the Merger.

    The foregoing discussion of information and factors considered by the IMNET Board is not intended to be exhaustive but is intended to include the material factors considered. In light of the wide variety of factors considered, the IMNET Board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual directors may have given differing weights to different factors.

    After taking into consideration all of the factors set forth above, the IMNET Board unanimously approved the Merger at the meeting and determined that the Merger is fair to, and in the best interests of, IMNET and its stockholders and has unanimously determined that IMNET should proceed with the Merger at this time. ACCORDINGLY, THE IMNET BOARD UNANIMOUSLY RECOMMENDS THAT IMNET STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO IMNET

    SUMMARY OF FINANCIAL ANALYSES

    On July 20, 1998, Robinson-Humphrey delivered its oral opinion to the IMNET Board that as of such date the Exchange Ratio was fair to the stockholders of IMNET from a financial point of view. Robinson-Humphrey delivered its written opinion to the IMNET Board on the morning of July 23, 1998, reaffirming its opinion as of that time, and has delivered an updated opinion as of the date of this Proxy Statement/ Prospectus.

    The full text of the opinion of Robinson-Humphrey, dated the date of this Proxy Statement/ Prospectus, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B. IMNET stockholders are urged to read the opinion carefully and in its entirety. Robinson-Humphrey's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of IMNET in the Merger. Robinson-Humphrey's opinion was delivered for the information of the IMNET Board and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. Robinson-Humphrey did not participate in the discussions leading up to the Merger or negotiations of the terms and conditions of the Merger Agreement. Robinson-Humphrey conducted valuation analyses of the IMNET Common Stock and evaluated the Exchange Ratio, but was not asked to and did not recommend a specific per share price to be paid by HBOC for IMNET Common Stock. The summary of the opinion of Robinson-Humphrey, dated the date of this Proxy Statement/Prospectus, set forth below, is qualified in its entirety by reference to the full text of such opinion.

    MATERIAL INFORMATION CONSIDERED WITH RESPECT TO THE MERGER

    In connection with its opinion, Robinson-Humphrey conducted, among other analyses: (i) a review of the Merger Agreement; (ii) a review of certain publicly-available information concerning IMNET and HBOC; (iii) a review of certain internal financial statements and other financial and operating data concerning IMNET prepared by the management of IMNET; (iv) an analysis of certain projections and financial assumptions prepared by IMNET; (v) analyses of certain projections and financial assumptions published by recognized equity research analysts concerning IMNET and HBOC; (vi) a review of the historical and current market prices and trading patterns of the IMNET and HBOC Common Stock;
(vii) a review of the historical market prices and trading activity for the IMNET and HBOC Common Stock and a comparison with those of certain publicly-traded companies engaged in businesses similar to IMNET; (viii) a review of the results of operations and present financial condition of IMNET and HBOC and a comparison with those of certain publicly-traded companies engaged in businesses similar to IMNET; (ix) a review and analysis of the financial terms of certain merger and acquisition transactions involving companies engaged in businesses similar to IMNET; (x) a review and analysis of prices and premiums paid in, and other terms of, certain merger and acquisition transactions involving companies engaged in businesses similar to IMNET and in the market in general; and (xi) a discounted cash flow analysis of IMNET. Robinson-Humphrey also held discussions with members of the senior management of IMNET regarding IMNET's past and current business operations, financial condition and future prospects. Robinson-Humphrey requested a meeting for the purpose of holding similar discussions with the senior management of HBOC, but the management of HBOC declined such request.

    Robinson-Humphrey relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, with respect to the information relating to the prospects of IMNET, Robinson-Humphrey assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of IMNET as to the future financial performance of IMNET. Robinson-Humphrey also assumed that the Merger would qualify for pooling-of-interests accounting treatment and as a tax-free transaction for the holders of IMNET Common Stock. In addition, Robinson-Humphrey was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of all or any portion of the outstanding IMNET Common Stock, IMNET or its constituent businesses. Robinson-Humphrey's opinion does not address the price at which HBOC Common Stock may trade after the Merger is consummated. Robinson-Humphrey's opinion is necessarily based upon economic, market, financial and other conditions as they existed as of July 23, 1998 and the date of this Proxy Statement/Prospectus and on the information made available to Robinson-Humphrey as of such dates and on the review and analysis conducted by Robinson-Humphrey as of such dates.

    The following is a summary of the presentations by Robinson-Humphrey to the IMNET Board on July 20, 1998 and in connection with its July 23, 1998 fairness opinion:

    ANALYSIS OF IMNET

    HISTORICAL STOCK PRICE ANALYSIS. Robinson-Humphrey analyzed the prices at which the IMNET Common Stock traded since its initial public offering on July 20, 1995. In calendar 1995, the high price was $28.00 and the low price was $16.50. In calendar 1996, the high price was $36.13 and the low price was $11.50. In calendar 1997, the high price was $40.44 and the low price was $13.50. In calendar 1998, through July 17, 1998 (the last trading day prior to the July 20, 1998 opinion), the high price was $25.69 and the low price was $9.88. Over the period from July 20, 1995 to July 17, 1998, Robinson-Humphrey observed that approximately 80% of the outstanding shares were traded in a price range of $11.00 to $28.40. Over the period from January 1, 1998 to July 17, 1998, Robinson-Humphrey observed that more than 84% of the outstanding shares were traded in a price range of $9.00 to $22.60. The price per share of IMNET Common Stock implied by the Exchange Ratio, based upon the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, was $28.86.

    VALUATION SUMMARY OF SELECTED COMPARABLE PUBLICLY-TRADED
COMPANIES. Robinson-Humphrey reviewed and compared certain financial, operating and stock market information of IMNET and two groups of publicly traded companies in the healthcare information technology industry. The healthcare information systems (HIS) Software Based publicly-traded companies included in Robinson-Humphrey's analysis were Dynamic Healthcare Technologies, Inc., LanVision Systems, Inc., Medplus, Inc., Optika Imaging Systems, Inc., Shared Medical Systems Corporation, IDX Systems Corporation, Medical Manager Corporation, Cerner Corporation, Citation Computer Systems, Inc., Oacis Healthcare Holdings Corp., Spacelabs Medical Inc., Apache Medical Systems, Inc., Healthdyne Information Enterprises, Inc., Health Systems Design Corporation, Simione Central Holdings, Inc., and Transition Systems, Inc. The HIS Outsourcing and Information Content publicly-traded companies included in Robinson-Humphrey's analysis were Access Health, Inc., ENVOY Corporation, Health Management Systems Inc., Healthcare Recoveries, Inc., Healthplan Services Corporation, Health Risk Management, Inc., Medquist Inc., Medaphis Corporation, Transcend Services, Inc., Quadramed Corp., Core, Inc., HCIA Inc., Medirisk, Inc., OVID Technologies, Inc., and Summit Medical Systems, Inc. Robinson-Humphrey calculated, among other

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things, current market price as a multiple of: (i) book value; (ii) latest twelve months earnings per share ("EPS"); (iii) estimated calendar 1998 EPS; and
(iv) estimated calendar 1999 EPS. The calendar 1998 and 1999 EPS estimates were based on the mean of publicly available earnings estimates made by research analysts as provided by First Call Research System. In addition, Robinson-Humphrey calculated, for each of the publicly-traded companies, firm value (market capitalization plus debt minus cash) as a multiple of: (i) latest twelve months revenues; (ii) latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"); and (iii) latest twelve months earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices on July 17, 1998. Robinson-Humphrey averaged the multiples of the publicly-traded comparable companies in order to apply these multiples to IMNET's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believes that these outlying values for certain companies reflect temporary market aberrations that can skew mean values.

    The latest twelve months price/earnings ratios for the HIS Software Based companies ranged from 20.3x to 75.0x with an average of 42.2x. The latest twelve months price/earnings ratios for the HIS Outsourcing and Information Content companies ranged from 11.4x to 87.0x with an average of 33.8x. Robinson-Humphrey noted that IMNET incurred a net loss for the latest twelve months and therefore its latest twelve months price/earnings ratio was not meaningful.

    The estimated calendar 1998 price/earnings ratios for the HIS Software Based companies ranged from 18.1x to 241.7x with an average of 35.5x. The estimated calendar 1998 price/earnings ratios for the HIS Outsourcing and Information Content companies ranged from 13.9x to 562.5x with an average of 29.1x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998 and the average forecast earnings estimates for IMNET, the Exchange Ratio equated to an implied price/earnings multiple of 86.2x for IMNET for calendar 1998.

    The estimated calendar 1999 price/earnings ratios for the HIS Software Based companies ranged from 7.2x to 33.1x with an average of 14.4x. The estimated calendar 1999 price/earnings ratios for the HIS Outsourcing and Information Content companies ranged from 8.5x to 259.4x with an average of 21.9x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998 and the average forecast earnings estimates for IMNET, the Exchange Ratio equated to an implied price/earnings multiple of 33.1x for IMNET for calendar 1999.

    The current market value to book value multiples for the HIS Software Based companies ranged from 1.0x to 16.1x with an average of 2.8x. The current market value to book value multiples for the HIS Outsourcing and Information Content companies ranged from 0.8x to 21.2x with an average of 3.0x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, the Exchange Ratio equated to an implied book value multiple of 4.2x.

    The firm value to latest twelve months revenue multiples for the HIS Software Based companies ranged from 0.6x to 7.1x with an average of 2.8x. The firm value to latest twelve months revenue multiples for the HIS Outsourcing and Information Content companies ranged from 1.0x to 7.9x with an average of 2.9x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, the Exchange Ratio equated to an implied firm value to latest twelve months revenue multiple of 5.1x for IMNET. The firm value to latest twelve months EBITDA multiples for the HIS Software Based companies ranged from 8.4x to 101.8x with an average of 20.8x. The firm value to latest twelve months EBITDA multiples for the HIS Outsourcing and Content companies ranged from 4.7x to 69.0x with an average of 16.7x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, the Exchange Ratio equated to an implied EBITDA multiple for IMNET of 76.6x. The firm value to latest twelve months EBIT multiples for the HIS Software Based companies ranged from 9.1x to 67.3x with an average of 26.8x. The firm value to latest twelve months EBIT multiples for the HIS Outsourcing and Content companies ranged from 6.7x to 80.4x with an average of 20.1x. Robinson-Humphrey noted that IMNET incurred a net operating loss for the latest twelve months and therefore its latest twelve months EBIT multiple was not meaningful.

    DISCOUNTED CASH FLOW ANALYSIS. Robinson-Humphrey performed a discounted cash flow analysis using the average forecast scenario published by investment banking analysts for IMNET for the fiscal year ended June 30, 1999 and a constant growth rate thereafter. Using the discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future cash flows of IMNET set forth in these projections. Robinson-Humphrey calculated the net present value of free cash flows (defined as earnings before interest after taxes plus depreciation and amortization less capital expenditures and any increase in net working capital) for the fiscal years ending June 30, 1999 through 2002 using a range of discount rates. Robinson-Humphrey calculated IMNET's terminal values in fiscal 2002, based on multiples of EBIT and EBITDA. The discounted cash flow analysis using a terminal value of fiscal 2002 EBIT yielded a derived equity value of $22.17 per share for IMNET. The discounted cash flow analysis using a terminal value of fiscal 2002 EBITDA yielded a derived equity value of $28.35 per share for IMNET. Robinson-Humphrey noted that each of the mid-point valuations derived under the discounted cash flow analysis was lower than the per share valuation implied by the Exchange Ratio based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998.

    COMPARABLE MERGER AND ACQUISITION TRANSACTION ANALYSIS. Robinson-Humphrey reviewed and compared 26 selected mergers and acquisitions in the healthcare information technology industry with the Merger in relation to certain financial data of IMNET. The transactions reviewed were: (i) QuadraMed Corporation's acquisition of Pyramid Health Group, Inc.; (ii) ENVOY Corporation's acquisition of Automated Revenue Management, Inc. and Professional Office Services, Inc.;
(iii) ENVOY Corporation's acquisition of XPIdata, Inc.; (iv) QuadraMed Corporation's acquisition of Medicus Systems Corp.; (v) National Data Corporation's acquisition of Physician Support Systems, Inc.; (vi) HBOC's acquisition of HPR Inc.; (vii) Misys, PLC's acquisition of Medic Computer Systems, Inc.; (viii) National Data Corporation's acquisition of Source Informatics, Inc.; (ix) ENVOY Corporation's acquisition of Healthcare Data Interchange; (x) HBOC's acquisition of National Health Enhancement Systems, Inc.; (xi) HBOC's acquisition of Enterprise Systems, Inc., (xii) IDX Systems Corporation's acquisition of Phamis, Inc.; (xiii) HBOC's acquisition of AMISYS Managed Care Systems, Inc.; (xiv) National Data Corporation's acquisition of Health Communication Services, Inc.; (xv) National Data Corporation's acquisition of Equifax Health EDI Services, Inc.; (xvi) HBOC's acquisition of GMIS Inc.; (xvii) Healthplan Services Corp.'s acquisition of Health Risk Management, Inc.; (xviii) Access Health Inc.'s acquisition of Informed Access Systems, Inc.; (xix) HCIA's acquisition of LBA Health Care Management, Inc.;
(xx) Medaphis Corporation's acquisition of Health Data Sciences Corp.; (xxi) HBOC's acquisition of CyCare Systems, Inc.; (xxii) Health Management Systems, Inc.'s acquisition of CDR Associates, Inc.; (xxiii) National Data Corporation's acquisition of CIS Technologies, Inc.; (xxiv) Medaphis Corp.'s acquisition of BSG Corp.; (xxv) ENVOY Corporation's acquisition of National Electronic Information Corp.; and (xxvi) Medaphis Corporation's acquisition of Medical Management Sciences, Inc. Robinson-Humphrey calculated, among other things, equity purchase price as a multiple of: (i) book value; (ii) historical net income; and (iii) projected net income, and firm value (equity purchase price plus debt less cash) as a multiple of: (i) revenues; (ii) EBITDA; and (iii) EBIT. Robinson-Humphrey also calculated the premiums paid on the closing price of the target's shares at one day, one week and four weeks prior to the announcement for selected transactions in the healthcare information technology industry and for selected transactions completed by HBOC between January 1, 1996 and July 15, 1998, for which there were publicly-available statistics. In addition, Robinson-Humphrey completed the above analysis for selected mergers and acquisitions between $100 million and $300 million in transaction value in the market in general between July 15, 1997 and July 15, 1998, for which there were publicly-available statistics. Robinson-Humphrey averaged the multiples for the comparable merger and acquisition transactions in order to apply these multiples to IMNET's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believes that these outlying values for certain companies reflect temporary market aberrations that can skew mean values.

    The equity purchase price to historical net income multiples for all transactions in the healthcare information technology sector ranged from 6.7x to 146.7x with an average of 45.4x. The firm value to EBITDA multiples ranged from 7.5x to 179.8x with an average of 27.2x. The firm value to EBIT multiples ranged from 7.7x to 84.1x with an average of 38.1x. Robinson-Humphrey also noted that for transactions completed by HBOC during this time period the equity purchase price to historical net income, firm value to EBITDA and firm value to EBIT multiples were: 36.7x to 118.3x (average of 68.2); 10.1x to 60.1x (average of 26.8); and 7.7x to 84.1x (average of 44.9), respectively. Robinson-Humphrey noted that IMNET's latest twelve months net income and EBIT were negative and therefore its net income and EBIT multiples were not meaningful. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, the Exchange Ratio equated to an implied firm value to EBITDA multiple of 76.6x.

    The equity purchase price to book value multiples for all transactions in the healthcare information technology sector ranged from 3.1x to 115.9x with an average of 7.0x. The equity purchase price to book value multiples for transactions completed by HBOC ranged from 3.9x to 10.5x with an average of 6.4x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, the Exchange Ratio equated to an implied multiple of 4.2x book value for IMNET. The firm value to latest twelve months revenues multiples for all transactions in the healthcare information technology sector ranged from 1.5x to 42.8x with an average of 4.1x. The firm value to latest twelve months revenues multiples for transactions completed by HBOC ranged from 3.3x to 7.8x with an average of 5.1x. Based on the average closing stock price of HBOC Common Stock for the 20 consecutive trading days ended July 17, 1998, the Exchange Ratio equated to an implied multiple of 5.1x latest twelve months revenues for IMNET.

    Robinson-Humphrey calculated average premiums of: 29.2%, 30.6% and 38.6% at one day, one week and four weeks prior to announcement, respectively, for all transactions in the healthcare information technology sector; 30.0%, 36.3% and 50.5% at one day, one week and four weeks prior to announcement, respectively, for all transactions completed by HBOC; and 23.3%, 29.3% and 36.9% at one day, one week and four weeks prior to announcement, respectively, for selected mergers and acquisitions between $100 million and $300 million in transaction value in the market in general. These premiums, based on an assumed announcement date of July 20, 1998, imply per share equity values for IMNET of $21.16, $20.41 and $19.22, respectively, in the case of all healthcare information technology transactions, $21.28, $21.30 and $20.89, respectively, in the case of all transactions completed by HBOC, and $20.19, $20.21 and $19.00, respectively, in the case of selected mergers and acquisitions between $100 million and $300 million in transaction value in the market in general.

    ACCRETION/DILUTION ANALYSIS. Robinson-Humphrey analyzed the pro forma effect of the Merger on the earnings per share of HBOC in calendar year 1998 and calendar year 1999 based, in the case of IMNET, on EPS estimates of the management of IMNET (which reflect the consensus analysts' EPS estimates) and, in the case of HBOC, on EPS estimates provided in a research report issued by Morgan Stanley Dean Witter & Co. Robinson-Humphrey completed this analysis both before and after giving effect to certain cost savings and other potential synergies, including utilizing a potential tax loss carry-forward (excluding non-recurring costs resulting from the Merger), which may result from the Merger. Estimates of potential cost savings and other potential synergies were provided by the management of IMNET based upon their discussions with HBOC. This analysis indicated that the Merger could be dilutive to HBOC's EPS by approximately 1.9% in calendar year 1998, and accretive to HBOC's EPS in calendar 1999 by approximately 0.2%, without giving effect to certain cost savings and other potential synergies. This analysis indicated that the Merger could be accretive to HBOC's EPS by approximately 0.4% to 3.0% in calendar 1998, and accretive to HBOC's EPS by approximately 3.4% to 3.9% in calendar 1999, assuming certain levels of cost savings and other potential synergies were achieved (excluding non-recurring costs resulting

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
from the Merger). The actual operating or financial results achieved by the pro forma combined company after the Merger may vary from projected results and variations may be material as a result of business and market risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

    HISTORICAL AND PRO FORMA COMPARISON. In connection with its opinion, Robinson-Humphrey also reviewed and considered, among other things: (i) historical and pro forma financial information for IMNET and HBOC; (ii) historical trading volumes and market prices for IMNET Common Stock and HBOC Common Stock, and the historical relationship between IMNET Common Stock and HBOC Common Stock relative to the S&P 500 Index, the Dow Jones Industrial Average, the Nasdaq Composite Index and the common stock of the selected comparable companies; (iii) analysts' reports, including growth rate estimates, with respect to IMNET and HBOC; and (iv) the ownership profiles of IMNET and HBOC.

    SUMMARY

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the process underlying Robinson-Humphrey's opinion. In arriving at its fairness determination, Robinson-Humphrey considered the results of all such analyses. Robinson-Humphrey did not separately consider the extent to which any one of the analyses supported or did not support the fairness opinion. No company or transaction used in the above analyses as a comparison is identical to IMNET or the proposed Merger. The analyses were prepared solely for purposes of Robinson-Humphrey in providing its opinion to the IMNET Board as to the fairness of the Exchange Ratio to the stockholders of IMNET in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of IMNET, the IMNET Board, Robinson-Humphrey or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Robinson-Humphrey's opinion to the IMNET Board was one of the factors taken into consideration by the IMNET Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of all of the analyses performed by Robinson-Humphrey, but does include a summary description of all material analyses, and is qualified by reference to the written opinion of Robinson-Humphrey, dated the date of this Proxy Statement/ Prospectus, set forth as Appendix B hereto.

    INFORMATION CONCERNING IMNET'S FINANCIAL ADVISOR

    Robinson-Humphrey, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade securities of both IMNET and HBOC for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The IMNET Board selected Robinson-Humphrey as financial advisor to the IMNET Board because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and because of Robinson-Humphrey's historical investment banking relationship with IMNET. Pursuant to the terms of the June 30, 1998 engagement letter between Robinson-Humphrey and IMNET, Robinson-Humphrey will receive an aggregate fee of $450,000 in connection with the delivery of the fairness opinions, and Robinson-Humphrey will be reimbursed by IMNET for certain of its expenses incurred in connection with its engagement. IMNET previously engaged Robinson-Humphrey in July 1996, to advise

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
and assist IMNET in connection with its acquisition of Hunter International, Inc., for which services IMNET paid Robinson-Humphrey $95,000.

REASONS OF HBOC FOR ENGAGING IN THE MERGER

    The HBOC Board believes that the addition of IMNET's electronic information and document management products to its product line will allow HBOC to offer its customers the ability to create a complete electronic medical record.

TERMS OF THE MERGER

    The following summary of the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full terms of the Merger Agreement, which is attached hereto as Appendix A and is hereby incorporated by reference herein.

    EFFECTIVE TIME. The Merger will become effective when both (i) the Merger Agreement is adopted and approved by the stockholders of IMNET in accordance with the applicable provisions of the DGCL and (ii) the Certificate of Merger is filed with the Secretary of State of Delaware.

    GENERAL EFFECTS OF THE MERGER. At the Effective Time, IMNET will be merged with and into HBOC-GA, which will be the surviving corporation.

    CONVERSION OF SHARES. Each share of IMNET Common Stock issued and outstanding immediately prior to the Effective Time, will, at the Effective Time, be converted into the right to receive eighty-four one hundredths (.84) of a share of HBOC Common Stock; provided, however, that (i) if the Market Value is equal to or greater than $22.50 but less than $30.00, then each share of IMNET Common Stock will be converted into a fractional share of HBOC Common Stock having a Market Value of $25.00, and (ii) if the Market Value is less than $22.50, then each share of IMNET Common Stock will be converted into 1.1111 shares of HBOC Common Stock (whichever basis is applicable being referred to as the "Exchange Ratio"). If the Market Value is less than $22.50, then the IMNET Board may, but is not obligated to, terminate the Merger Agreement prior to the Effective Time. The shares of HBOC Common Stock and any cash in lieu of fractions thereof receivable by each IMNET stockholder in the Merger are referred to herein as the "Merger Consideration."

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, any holder of IMNET Common Stock shall be entitled to receive a cash payment therefor, without interest, at a pro rata amount based on the Market Value.

    STOCK PLANS. Options to purchase shares of IMNET Common Stock outstanding at the Effective Time of the Merger will be assumed by HBOC and, as a result of such assumption, the optionee will have the right to purchase the number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of IMNET Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. The aggregate price for the total number of shares of HBOC Common Stock issuable pursuant to an option will be the aggregate price at which the option was exercisable for the total number of shares of IMNET Common Stock issuable thereunder, reduced (as necessary for rounding down) to that price that will buy the number of whole shares of HBOC Common Stock issuable thereunder and the purchase price per share of HBOC Common Stock shall be such aggregate price divided by the total number of shares of HBOC Common Stock issuable thereunder. At the Effective Time, options held by executive officers of IMNET will, pursuant to their terms, become immediately and fully exercisable. No other terms of the options assumed by HBOC will be modified pursuant to the terms of the Merger Agreement. See "Interests of Certain Persons in Each of HBOC and IMNET--Interests of Certain IMNET Persons in Matters to be Acted Upon."

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
    EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, HBOC will assume IMNET's rights and obligations under the Employee Stock Purchase Plan, and each outstanding right to purchase IMNET Common Stock will be adjusted in the same manner provided for in respect of outstanding options.

    EXCHANGE OF CERTIFICATES. HBOC has designated SunTrust Bank, Atlanta as Exchange Agent in connection with the Merger. At the Effective Time, HBOC shall provide the Exchange Agent with a sufficient number of shares of HBOC Common Stock and cash to deliver the Merger Consideration to each holder of shares of IMNET Common Stock converted by reason of the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of IMNET Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of IMNET Common Stock represented thereby.

    Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed and any other required documents, the holder of such Certificate shall be entitled to receive the Merger Consideration, and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of HBOC or HBOC-GA that such tax has been paid or is not applicable. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

    Notwithstanding the foregoing, neither HBOC nor HBOC-GA shall be liable to any holder of Certificates formerly representing shares of IMNET Common Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    PAYMENT OF DIVIDENDS. No cash or stock dividend payable, no certificate representing split shares deliverable and no other distribution payable or deliverable to holders of record of HBOC Common Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any Certificate unless and until such Certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for HBOC Common Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to HBOC Common Stock subsequent to the Effective Time, without interest thereon.

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of IMNET for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of IMNET receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. It is a condition to the obligation of HBOC to consummate the Merger that HBOC shall have received from each affiliate of IMNET a letter agreement confirming that such person will not sell or otherwise dispose of the shares of HBOC Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to an effective registration statement or pursuant to any other available exemption from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, IMNET affiliates are subject to certain restrictions on transfer of both IMNET Common Stock and HBOC Common Stock during certain

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
periods prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction.

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of IMNET, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following conditions: (i) the absence of certain legal or regulatory proceedings with respect to the Merger;
(ii) the expiration or termination of the waiting period under the HSR Act;
(iii) the approval of the Merger and the Merger Agreement and any related matters by holders of the requisite number of shares of IMNET Common Stock; (iv) the Registration Statement shall have been declared effective by the Commission and no stop order shall have been issued with respect thereto and shares of HBOC Common Stock being issued in the Merger shall have been registered or shall be exempt from registration under all applicable blue sky laws; (v) the HBOC Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq NM; and (vi) the receipt by the IMNET Board of a fairness opinion of Robinson-Humphrey dated as of the date of this Proxy Statement/Prospectus.

    The obligations of HBOC and HBOC-GA to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of IMNET shall remain true and correct at and as of the Closing Date, other than breaches of such representations which do not individually or in the aggregate constitute a material adverse effect on the business, properties, rights or operations (a "Material Adverse Effect") of IMNET or its subsidiaries, taken as a whole; (ii) the performance of all covenants, agreements and conditions by IMNET as provided in the Merger Agreement; (iii) there shall have been no change in the business, properties, rights or operations of IMNET or its subsidiaries, which individually or in the aggregate constitute a Material Adverse Effect on IMNET;
(iv) receipt of a certificate of the President of IMNET regarding satisfaction of certain conditions, including those listed in (i) through (iii) above; (v) receipt of certain legal opinions, including an opinion of Jones Day, counsel to HBOC, to the effect that the Merger will qualify as a reorganization pursuant to
Section 368(a) of the Code; (vi) receipt of letters from affiliates of IMNET regarding compliance with Rule 145 and certain pooling of interests requirements; (vii) delivery of certain additional certificates and documents by IMNET, including consents of certain third parties; (viii) receipt of letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, in their capacities as independent public accountants for IMNET and HBOC, respectively, regarding the appropriateness of accounting for the Merger as a pooling of interests; (ix) receipt of letters from KPMG Peat Marwick LLP, IMNET's independent public accountants, regarding certain information about IMNET included in the Registration Statement; (x) receipt of non-competition agreements from certain employees of IMNET; (xi) receipt of agreements related to non-disclosure, inventions and similar matters from substantially all of the employees of IMNET;
(xii) the absence of any fees or expenses payable to any investment banking firm or similar entity that will be incurred by IMNET in connection with the Merger, except fees and expenses of Robinson-Humphrey, not to exceed the limitations set forth in the Merger Agreement; (xiii) receipt of the Voting Agreements from certain stockholders of IMNET; and (xiv) termination of certain agreements granting registration rights to certain stockholders of IMNET.

    The obligation of IMNET to consummate the Merger is contingent upon, and subject to the satisfaction or waiver of, the following additional conditions:
(i) the representations and warranties of HBOC and HBOC-GA shall remain true and correct at and as of the Closing Date; (ii) the performance of all covenants, agreements and conditions by HBOC and HBOC-GA as provided in the Merger Agreement; (iii) receipt of a certificate of the President of each of HBOC and HBOC-GA regarding the matters in (i) and (ii) above; and (iv) receipt of certain legal opinions, including an opinion from Arnall Golden, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the HSR Act, which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. HBOC and IMNET filed the required information with the Antitrust Division and the FTC on

August 6 and 5, 1998, respectively, and have requested early termination of the waiting period. Satisfaction of the waiting period requirement does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds.

    NO SOLICITATION. IMNET has agreed that, prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, IMNET shall not, and shall not permit any of its subsidiaries to, and IMNET and its subsidiaries shall not authorize or permit any officer, director, employee or representative of IMNET or its subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination involving IMNET or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in IMNET or any of its subsidiaries or a substantial portion of the assets of IMNET or any of its subsidiaries with any person or entity; provided, however, that the IMNET Board may furnish information to or enter into discussions or negotiations with any unsolicited person or entity if, and only to the extent that, the IMNET Board determines in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. IMNET has agreed to notify HBOC-GA immediately of its receipt of any such proposals or any such inquiries or discussions with respect thereto.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual written consent of the HBOC Board and the IMNET Board, notwithstanding the prior approval by the IMNET stockholders; (ii) the HBOC Board, in the event of material condemnation, destruction, loss or damage to the business of IMNET and its subsidiaries, taken as a whole; (iii) the HBOC-GA Board or the IMNET Board, after November 30, 1998, if any of the conditions to such party's obligation to consummate the Merger have not been fulfilled or waived, unless fulfillment has been frustrated or made impossible by the party seeking termination; (iv) the IMNET Board, if, in the good faith exercise of its fiduciary duties to the stockholders of IMNET in the context of a proposal to acquire IMNET by another party, the IMNET Board decides that such termination is required; (v) the IMNET Board (at its option), if the Market Value of HBOC Common Stock is less than $22.50.

    If the Merger Agreement is terminated by IMNET in accordance with (iv) above or by IMNET or HBOC-GA because the IMNET stockholders do not approve the Merger Agreement, IMNET will be obligated to pay to HBOC-GA a fee in the amount of $7,500,000, plus all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement.

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger that HBOC shall have received letters, dated as of the date hereof and as of the Closing Date, from KPMG Peat Marwick LLP setting forth their concurrence with the conclusion of IMNET's management that no conditions exist with respect to IMNET that would preclude accounting for the Merger as a pooling of interests, and from Arthur Andersen LLP to the effect that HBOC satisfies the tests applicable to it such that the Merger can be accounted for as a pooling of interests, in each case under Accounting Principles Board Opinion No. 16 and assuming that the Merger is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary, based upon current law, is a general discussion of the principal federal income tax consequences of the Merger, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of IMNET Common Stock who hold their shares of IMNET Common Stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of IMNET Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, and holders who acquired IMNET Common Stock pursuant to the exercise of options or otherwise as compensation), and it does not discuss any aspect of state, local, foreign or other tax laws. Consequently, each holder of IMNET Common Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that stockholder.

    As of the date of this Proxy Statement/Prospectus, Arnall Golden has advised IMNET that in its opinion (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) no gain or loss will be recognized by IMNET as a result of the consummation of the Merger and (iii) no gain or loss will be recognized by an IMNET stockholder upon the exchange of the shares of IMNET Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock.

    As of the date of this Proxy Statement/Prospectus, Jones Day has advised HBOC and HBOC-GA that in its opinion (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (ii) no gain or loss will be recognized by either HBOC, HBOC-GA or IMNET as the result of the consummation of the Merger.

    The opinions of Arnall Golden and Jones Day referred to herein are based upon certain representations and warranties of HBOC, HBOC-GA and IMNET. In addition, consummation of the Merger is subject to the condition that as of the Closing Date the opinions described above shall not have been withdrawn or materially modified. No ruling, however, has been requested from the Internal Revenue Service in connection with the Merger, and the opinions referred to above would neither be binding upon the Internal Revenue Service nor preclude it from adopting a contrary position.

    Provided that the Merger constitutes a tax-free reorganization, the aggregate adjusted tax basis of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of IMNET as a result of the Merger will be the same as the aggregate adjusted tax basis of the shares of IMNET Common Stock surrendered in exchange therefor. The holding period of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of IMNET as a result of the Merger will include the holding period of the shares of IMNET Common Stock surrendered in exchange therefor. Any cash that a stockholder of IMNET receives in lieu of a fractional interest in a share of HBOC Common Stock will be treated as if the fractional share were distributed in the Merger and were then redeemed for the cash payment, resulting in gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code.

    To prevent "backup withholding" of federal income tax on any payments of cash to an IMNET stockholder in the Merger, an IMNET stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. The exceptions provide that certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (i.e., Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. A Substitute Form W-9 will be provided to each IMNET stockholder in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on an IMNET stockholder by the

Internal Revenue Service, and any cash received by such stockholder may be subject to backup withholding at a rate of 31%.

    THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF IMNET ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

NO APPRAISAL RIGHTS

    Because IMNET Common Stock is a Nasdaq NM security, the holders of shares of IMNET Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

             INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND IMNET

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

    The following table sets forth, as of July 31, 1998, unless otherwise indicated, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC Common Stock and information with respect to HBOC Common Stock beneficially owned by each director of HBOC, the Chief Executive Officer of HBOC and HBOC's other executive officers who were the most highly compensated for the year ended December 31, 1997, and all directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the HBOC Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                        AMOUNT AND NATURE OF
                                                                             BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                        OWNERSHIP(1)        PERCENT OF CLASS
---------------------------------------------------------------------  ----------------------  -------------------
FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109........................................          22,932,430(2)              5.3%
Putnam Investments, Inc.
  One Post Office Square
  Boston, Massachusetts 02109........................................          33,903,532(3)              7.9%
Alfred C. Eckert III.................................................              42,000(4)                *
Philip A. Incarnati..................................................             100,000(5)                *
Alton F. Irby III....................................................             192,000(6)                *
M. Christine Jacobs..................................................              20,000(5)                *
Gerald E. Mayo.......................................................             268,000(5)                *
Charles W. McCall....................................................           4,162,240                 1.0%
James V. Napier......................................................             301,552(7)                *
Donald C. Wegmiller..................................................              40,000(5)                *
Jay P. Gilbertson....................................................             109,440(8)                *
Albert J. Bergonzi...................................................              12,368                   *
Russell G. Overton...................................................              71,684                   *
Jay M. Lapine........................................................              32,358(9)                *
All Directors and Executive Officers as a Group (12 persons).........           5,351,642(10)             1.2%

------------------------

*   Less than 1%.

(1) In accordance with the rules of the Commission, a person is deemed to be the beneficial owner of any securities such person has the right to acquire within 60 days of the date on which beneficial ownership is determined. Accordingly, options exercisable within such period are reported as presently exercisable.

(2) According to the Schedule 13G as of December 31, 1997, of FMR Corp. ("FMR"), FMR has sole dispositive power with respect to all of such shares and sole voting power with respect to 1,311,902 shares.

(3) According to the joint Schedule 13G as of December 31, 1997, of Putnam Investments, Inc. ("PI"), its parent, Marsh & McLennan Companies, Inc. and PI's subsidiaries, Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), PAC has shared voting and shared dispositive power with respect to 4,018,800 and 5,767,160 of such shares, respectively, PIM has shared dispositive power with respect to 28,136,372 of such shares and PI has shared voting and shared dispositive power with respect to 4,018,800 and 33,903,532 of such shares, respectively.

(4) Includes 20,000 shares that may be acquired through the exercise of presently exercisable stock options and 2,000 shares that are held by Mr. Eckert's wife's IRA.

(5) Represents shares that may be acquired through the exercise of presently exercisable stock options.

(6) Includes 180,000 shares that may be acquired through the exercise of presently exercisable stock options.

(7) Includes 220,000 shares that may be acquired through the exercise of presently exercisable stock options.

(8) Includes 40,000 shares that may be acquired through the exercise of presently exercisable stock options.

(9) Includes 30,900 shares that may be acquired through the exercise of presently exercisable stock options.

(10) Includes 818,900 shares that may be acquired through the exercise of presently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IMNET

    The following table sets forth, as of July 31, 1998, unless otherwise indicated, certain information with respect to all stockholders known to IMNET to beneficially own more than five percent of the IMNET Common Stock, and information with respect to IMNET Common Stock beneficially owned by each director of IMNET, the Chief Executive Officer of IMNET and IMNET's other executive officers for the year ended June 30, 1998, James A. Gilbert (IMNET's former President and Chief Operating Officer) and all directors and executive officers of IMNET as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to IMNET Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                         AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP               PERCENT OF CLASS
----------------------------------------------------------------------  -----------------------             ----------------
Edgewater Private Equity Fund, L.P.
  666 Grand Avenue
  Suite 200
  Des Moines, Iowa 50309..............................................           706,896(1)                        7.2%
Mesirow Capital
  350 North Clark Street
  Chicago, Illinois 60610.............................................           644,396(2)                        6.6%
Kenneth D. Rardin.....................................................           361,430(3)                        3.6%
Gary D. Bowers........................................................            48,516(4)                          *
Thomas D. Underwood...................................................            41,400(5)                          *
Raymond L. Brown......................................................            30,649(6)                          *
Scott A. Remley.......................................................             2,484(7)                          *
James L. Hall.........................................................            10,614(8)                          *
Paul L. Collins, Jr...................................................            17,313(9)                          *
Charles F. Warner.....................................................             2,136(10)                         *
James A. Gilbert......................................................           259,092(11)                       2.6%
James A. Gordon.......................................................           714,416(1)(12)                    7.3%
Daniel P. Howell......................................................           651,916(2)(12)                    6.6%
All Officers and Directors as a Group (10 persons)....................         1,880,874(1)(2)(13)                18.4%
J.P. Morgan & Co. Incorporated
  60 Wall Street
  New York, New York 10260............................................           670,200                           6.8%
John Hancock Advisors, Inc.
  101 Huntington Avenue
  Boston, Massachusetts 02199.........................................           500,000(14)                       5.1%

------------------------

*   Less than 1%.

(1) The shares beneficially owned include 706,896 shares held by Edgewater Private Equity Fund, L.P. ("Edgewater"). Gordon Management, Inc. serves as general partner of Edgewater. Mr. Gordon is the President and a principal of Gordon Management, Inc. Mr. Gordon may therefore be deemed to be the beneficial owner of the shares held by Edgewater.

(2) The shares beneficially owned include 520,287 shares held by Mesirow V and 124,109 shares held by Mesirow VI. Mr. Howell is a principal and the Senior Managing Director of Mesirow Private Equity Investments, Inc., the General Partner of Mesirow V and Mesirow VI. Mr. Howell may therefore be deemed to be the beneficial owner of the shares held by Mesirow V and Mesirow VI.

(3) Includes 3,760 shares held by Mr. Rardin's daughter. Also includes stock options to purchase 253,922 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(4) Includes stock options to purchase 33,741 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(5) Includes stock options to purchase 41,400 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(6) Includes stock options to purchase 30,000 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(7) Includes 100 shares held by Mr. Remley's daughter.

(8) Includes stock options to purchase 10,000 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(9) Includes stock options to purchase 16,488 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(10) Includes stock options to purchase 752 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(11) Includes stock options to purchase 250,000 shares which are currently exercisable.

(12) Includes stock options to purchase 7,520 shares which are either currently exercisable or which become exercisable within 60 days of July 31, 1998.

(13) Includes stock options to purchase 401,343 shares which are currently exercisable or which become exercisable within 60 days of July 31, 1998.

(14) Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, and is as of January 29, 1998. Includes shares held by John Hancock Special Equities Fund, over which John Hancock Advisors, Inc. has sole voting and dispositive power under an advisory agreement.

INTERESTS OF CERTAIN IMNET PERSONS IN MATTERS TO BE ACTED UPON

    In considering the Merger, holders of IMNET Common Stock should be aware that the directors and executive officers of IMNET have interests in the Merger in addition to their interests as stockholders of IMNET generally, as described below.

    IMNET entered into an employment agreement with Mr. Rardin in May 1992, which was amended effective January 1, 1995, September 15, 1996, and November 1997, for a term expiring December 31, 2000. The employment agreement, as amended, establishes Mr. Rardin's base salary and provides that he is entitled to receive incentive bonuses if IMNET achieves certain earnings targets and to participate in insurance and other benefit, pension or health plans provided by IMNET to its key executive employees. Under the agreement, IMNET also has agreed to pay the premiums with respect to certain life and disability insurance for Mr. Rardin. The agreement also contains a one-year non-competition provision. Mr. Rardin is entitled to severance through December 31, 2000 upon termination of his employment prior to January 1, 2000 (i) by reason of termination by IMNET other than for cause or disability, or (ii) at his election within the six month period following a Severance Event (as defined therein). The consummation of the Merger will be a Severance Event. In the event that Mr. Rardin's employment with IMNET is terminated on or after January 1, 2000 for any of the reasons set forth above, Mr. Rardin is entitled to severance for a period of 12 months from the date of termination of his employment, subject to certain conditions. Such severance includes continued compensation payments at the base salary rate in effect at the time of the termination of employment, continued payment of life and disability insurance premiums and continued ability to participate in employee fringe benefit and pension plans, each as Mr. Rardin would have been entitled to receive during the term of his employment. In the event that Mr. Rardin's employment with IMNET terminates by reason of: (a) termination by IMNET other than for cause; (b) disability; (c) death; or (d) a Severance Event, Mr. Rardin is entitled to receive a pro rata portion of the bonus which he would otherwise have been entitled to receive, prorated to reflect the actual number of days worked by Mr. Rardin during the fiscal year in which such termination occurs. Mr. Rardin's base salary is currently $326,420. Mr. Rardin has agreed to forego any bonus for the first quarter of fiscal year 1998 to provide for additional bonuses for the other executive officers of IMNET as an incentive to achieve IMNET's profit objectives.

    Messrs. Bowers, Underwood, Brown, Remley, Hall, Collins and Charles F. Warner, Vice President and Assistant to the Chairman (collectively, the "Officers") entered into employment agreements with IMNET dated May 22, 1992, July 5, 1995, November 17, 1995, November 6, 1997, October 14, 1996 (as amended June 12, 1998), March 13, 1995 and June 12, 1998, respectively. The agreements are terminable at any time upon three months' written notice by either party; automatically in the event of the death of the employee; immediately upon written notice if termination is for cause as defined therein and at any time upon the mutual current agreement of the Company and the employee. Each of the agreements specifies minimum base salaries for each of the Officers and provides that the Officers are eligible to receive incentive bonuses. Each Officer other than Mr. Bowers is entitled to receive six months' severance pay at the monthly rate of their respective then-current base salaries upon termination of his employment for any reason other than cause. Mr. Bowers' agreement provides that in the event of termination of his employment for any reason other than cause or in the event Mr. Rardin's employment with IMNET is terminated and Mr. Bowers elects to terminate his employment within 30 days thereafter, he will receive 12 months' severance and be reimbursed for certain relocation expenses, subject to certain conditions. Mr. Bowers' agreement contains a six month non-competition provision and the other Officers' agreements contain a one year non-competition agreement. With respect to each of the Officers, all such severance payments terminate upon acceptance of full-time employment with a subsequent employer during the severance period. Currently, the base salary of each of the Officers is as follows: Mr. Bowers: $200,000; Mr. Underwood: $160,998; Mr. Brown:
$150,755; Mr. Remley: $162,720; Mr. Hall: $141,816; Mr. Collins: $141,816; and
Mr. Warner: $100,000.

    Each of Messrs. Bowers, Underwood, Hall and Warner have received employment offer letters from HBOC, contingent on consummation of the Merger, which would terminate their respective existing employment agreements effective on the Merger, provided that if such employee is terminated without cause or terminates voluntarily within six months thereafter, he would receive his salary for nine months thereafter, except for Mr. Bowers who would receive his salary for twelve months, and, in each case, subject to certain conditions. Pursuant to the letters, the base salaries for the individuals are the same as their current salaries. In addition, Messrs. Bowers, Underwood and Hall would be entitled to participation in the HBOC Management Incentive Plan and Mr. Hall would be entitled to participation in a sales incentive and commission plan.

    Pursuant to the terms of certain outstanding options to purchase IMNET Common Stock, in the event of certain transactions involving a change of control of the IMNET, which would include the Merger, such options held by executive officers of IMNET that are not currently exercisable will become exercisable in full. The number of shares of IMNET Common Stock subject to currently unexercisable options held by each of the executive officers of IMNET is as follows: Mr. Rardin: 282,831; Mr. Bowers: 70,459; Mr. Underwood: 96,600; Mr.
Brown: 85,000; Mr. Remley: 100,000; Mr. Hall: 70,000; Mr. Collins: 55,491; and
Mr. Warner: 21,748.

    Pursuant to IMNET's non-qualified deferred compensation plan, each officer that is a participant therein has elected to receive a lump sum distribution of his deferred compensation in the event of certain changes of control. The Merger will constitute such a change of control and, accordingly, the following executive officers will be entitled to lump sum payments with respect to the amount of deferred compensation indicated (plus accrued investment earnings thereon): Mr. Rardin: $200,916; Mr. Bowers: $21,223; Mr. Underwood: $21,330; and Mr. Brown: $72,250. James A. Gilbert, a former officer and director of IMNET, will receive a lump sum payment of $72,027.

    HBOC-GA has agreed that, subsequent to the Closing Date, it will provide to the directors and officers of IMNET indemnification in accordance with current provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, as amended, of IMNET and certain indemnification agreements between IMNET and each such director and officer, with respect to matters occurring prior to the Effective Time, for a period of five years from the Effective Time or until any known matters are resolved. Additionally, HBOC has agreed to maintain in effect for twelve months following the Closing Date the policies of directors' and officers' liability insurance currently maintained by IMNET, or an equivalent substitute, provided that the premiums are no more than 105% of the annual premiums for such coverage as of the date of the Merger Agreement. If the premiums exceed such 105% amount, HBOC has the option to provide substitute insurance or to reduce the maximum amount of coverage to that available for such amount.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                    HBOC COMMON STOCK AND IMNET COMMON STOCK

INTRODUCTION

    HBOC and IMNET are each incorporated under the laws of the State of Delaware. The holders of shares of IMNET Common Stock, whose rights as stockholders are currently governed by Delaware law, the Amended and Restated Certificate of Incorporation of IMNET (the "IMNET Charter") and the Amended and Restated By-laws of IMNET, as amended (the "IMNET Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of HBOC Common Stock, and their rights as such will be governed by Delaware law, the HBOC Certificate of Incorporation, as amended (the "HBOC Charter"), and the Amended and Restated Bylaws of HBOC (the "HBOC Bylaws"). The material differences between the rights of holders of shares of IMNET Common Stock and the rights of holders of shares of HBOC Common Stock result from differences in their governing corporate documents and are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of shares of HBOC Common Stock under applicable Delaware law, the HBOC Charter and HBOC Bylaws or a comprehensive comparison with the rights of the holders of shares of IMNET Common Stock under applicable Delaware law, the IMNET Charter and IMNET Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the governing corporate documents of HBOC and IMNET, to which holders of shares of IMNET Common Stock are referred. See "Incorporation of Certain Information by Reference."

AUTHORIZED CAPITAL STOCK

    The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The HBOC Charter provides that HBOC has authority to issue (i) 1,000,000,000 shares of HBOC Common Stock and (ii) 1,000,000 shares of preferred stock, no par value. The IMNET Charter provides that IMNET has the authority to issue (i) 25,000,000 shares of IMNET Common Stock and (ii) 1,207,500 shares of preferred stock, par value $.01 per share.

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

    The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, one or more series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The HBOC Charter grants such power to the HBOC Board. The HBOC Board has designated one series of preferred stock, the Series A Junior Participating Preferred Stock. See "Incorporation of Certain Information by Reference." The IMNET Charter also grants such power to the IMNET Board. The IMNET Charter includes designations for Series A Preferred Stock, Series I Convertible Preferred Stock and Series II Convertible Preferred Stock. No shares of such preferred stock of IMNET are currently outstanding.

VOTING RIGHTS

    The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting and (iii) in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders. The holders of shares of HBOC Common Stock and IMNET Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of HBOC and IMNET, respectively.

NUMBER OF DIRECTORS

    Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The HBOC Bylaws provide that the number of members of the HBOC Board shall be not less than three nor more than fifteen, such number to be established by the HBOC Board or stockholders. The number of directors on the HBOC Board is currently eight. The IMNET Bylaws specify that the number of directors shall be three. The number of directors on the IMNET Board is currently three.

ELECTION OF BOARD OF DIRECTORS

    The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation's certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. Neither the HBOC Charter nor the IMNET Charter provides for cumulative voting.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

    The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. The HBOC Charter generally requires the affirmative vote of four-fifths of the outstanding HBOC Common Stock to approve certain business combinations, except under certain circumstances. The IMNET Charter does not contain any provision requiring a greater vote with respect to business combinations. See "--Anti-Takeover Protection."

SPECIAL MEETINGS OF STOCKHOLDERS

    Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the HBOC Charter and HBOC Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President or by holders of four-fifths of the outstanding shares of HBOC Common Stock and shall be called by the Chairman of the Board or President at the request in writing of three-fourths of the directors of HBOC. Such requests shall state the purpose or purposes of the proposed special meeting. The IMNET Bylaws provide that special meetings of stockholders may be called at any time by the President and shall be called by the President or Secretary at the request of either a majority of the IMNET Board or the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the special meeting is called. The written notice of a special meeting shall state the time, place and purpose or purposes for which the meeting is called.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. The HBOC Charter expressly prohibits written consents by stockholders. The IMNET Bylaws provide that stockholders may act by written consent, provided that prompt notice of such action must be given to those stockholders who did not sign such written consent.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote. The HBOC Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the HBOC Charter, except for those provisions relating to business combinations. The IMNET Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the IMNET Charter.

AMENDMENT OF BYLAWS

    Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The HBOC Charter authorizes the HBOC Board to make, alter or repeal the HBOC Bylaws. The IMNET Charter provides that the IMNET Board is expressly authorized to make, alter or repeal the IMNET Bylaws. The IMNET Bylaws provide that the IMNET Board may alter, amend or repeal the IMNET Bylaws or adopt new bylaws, except that the provision relating to the calling of special meetings of stockholders may not be altered, amended or repealed except by the affirmative vote of not less than two-thirds of all outstanding shares entitled to vote thereon.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Both the HBOC Charter and the IMNET Charter provide for elimination of personal liability subject to the statutory exceptions.

    Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The HBOC Bylaws and the IMNET Charter provide to directors and officers of HBOC and IMNET, respectively, indemnification to the fullest extent provided by law. Additionally, the HBOC Bylaws and the IMNET Bylaws provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director or officer, may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by HBOC or IMNET, as the case may be, as authorized by relevant Delaware law.

PAYMENT OF DIVIDENDS

    The DGCL permits the payment of dividends and the redemption of shares out of a corporation's surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be notified, and the dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The HBOC Charter has no provisions limiting the payment of dividends. The IMNET Charter provides that, subject to the rights expressly granted to the holders of preferred stock of IMNET, the holders of shares of IMNET Common Stock are entitled pro rata to dividends, but only when, as and if declared by the IMNET Board.

ANTI-TAKEOVER PROTECTION

    Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

    In addition to the DGCL's general requirements, Section 203 of the DGCL, "Business Combinations with Interested Stockholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super-majority votes are obtained. HBOC has opted out of Section 203 in its Bylaws. However, the HBOC Charter places certain restrictions on "Business Combinations" (such as a merger) with "Controlling Persons" (generally a person holding more than 10% of the HBOC Common Stock) unless, generally speaking, the Business Combination has been approved by the affirmative vote of the holders of four-fifths of the outstanding HBOC Common Stock not held by the Controlling Person or its related entities or by a majority of directors who were directors prior to the time the Controlling Person became a Controlling Person and who are not affiliated with the Controlling Person. Such provisions do not apply to the Merger. IMNET has not opted out of Section 203 in the IMNET Charter or IMNET Bylaws.

APPRAISAL RIGHTS

    Generally, no appraisal rights are available under the DGCL for shares of any class of stock which are (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or
(ii) held of record by more than 2,000 holders. Further, under the DGCL, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (a) shares of the surviving corporation, (b) shares of any other corporation (i) listed on a national securities exchange, (ii) designated as a national market system security on an inter-dealer quotation system by the NASD or (iii) held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or (d) any combination thereof. Stockholders entitled to appraisal rights subsequently receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. Neither the HBOC Charter nor the IMNET Charter contains such a provision on appraisal rights.

    The holders of shares of IMNET Common Stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL because the IMNET Common Stock is designated as a national market system security on the Nasdaq NM.

                                BUSINESS OF HBOC

GENERAL

    HBOC provides integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling healthcare organizations to add incremental capabilities to their existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, medical call centers, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    As of December 31, 1997, HBOC had 6,286 employees worldwide.

RECENT DEVELOPMENTS

    HBOC has entered into an Agreement of Merger dated July 20, 1998 among HBOC, HBOC-GA and US Servis, a management services company that provides outsourced billing, accounts receivable and other business and information management services to physicians and physician networks, hospital business offices and ambulatory care centers. Such agreement is subject, among other things, to approval by the stockholders of US Servis. Assuming consummation of such merger, HBOC will issue shares of HBOC Common Stock valued at approximately $50.0 million in connection with the merger.

                               BUSINESS OF IMNET

    IMNET develops, markets, installs and services electronic information and document management systems to meet the needs of the healthcare industry and other document-intensive businesses. IMNET's hardware and software systems electronically capture, index, store and retrieve information which is resident on most storage media, including magnetic disk, optical disk, microfilm, paper and x-ray film. IMNET's information management solution, the IMNET Electronic Information Warehouse-TM-, allows users to re-engineer their information management processes to access information on a cost-effective basis and to achieve immediate cost savings through productivity increases. The IMNET Electronic Information Warehouse is used by healthcare providers and healthcare information systems vendors to create an electronic medical record by integrating current and historical patient information with existing information management systems.

    Pursuant to certain distribution agreements entered into in March 1996, HBOC has been the largest distributor of IMNET's products. During each of the years ended June 30, 1997 and 1998, HBOC accounted for 31% of IMNET's revenues. Pursuant to such agreements, HBOC received exclusive distribution rights to the IMNET Electronic Information Warehouse, which has been integrated with HBOC's clinical and information solutions and agreed not to market competing products, while IMNET assumed certain customer support and conversion obligations with respect to HBOC customers. Such agreements provide for a seven-year term and payment to HBOC of $3.0 million.

    As of June 30, 1998, IMNET had 353 full-time employees.

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated because the Merger Agreement is not approved by the IMNET stockholders at the Special Meeting or any adjournments or postponements thereof or for any other reason, IMNET intends to hold its next Annual Meeting of Stockholders on or about January 15, 1998. Any stockholder of IMNET who desired to submit a proposal for inclusion in the proxy statement or form of proxy for presentation at such annual meeting pursuant to the stockholder proposal rules (Rule 14a-8) promulgated under the Exchange Act was required to have submitted such proposal to the Secretary of IMNET on or before August 18, 1998. In addition, all stockholder proposals submitted outside of the stockholder proposal rules must be received by IMNET by October 31, 1998, in order to be considered timely. If the date of the next annual meeting is changed by more than 30 calendar days, IMNET shall, in a timely manner, inform its stockholders of the change, and the date by which proposals of stockholders must be received.

                                 OTHER MATTERS

    The management of IMNET knows of no other matters that may come before the Special Meeting. However, if matters other than those referred to above should properly come before the Special Meeting, it is the intention of the persons named on the enclosed form of proxy to vote such proxy in accordance with their best judgment.

                             CERTAIN LEGAL MATTERS

    The validity of the shares of HBOC Common Stock offered hereby have been passed upon for HBOC by Jones, Day, Reavis & Pogue, Atlanta, Georgia. Certain tax matters in connection with the Merger have been passed upon for IMNET by Arnall Golden & Gregory, LLP, Atlanta, Georgia.

                                    EXPERTS

    The audited financial statements and schedule of HBOC incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited interim financial information of HBOC for the three and six months ended June 30, 1997 and 1998, which are incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedure applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements and schedule of IMNET Systems, Inc. and subsidiaries as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER, made this 23rd day of July, 1998, by and among HBO & COMPANY, a Delaware corporation ("Parent"); HBO & COMPANY OF GEORGIA, a Delaware corporation (hereinafter referred to as "Purchaser"); and IMNET SYSTEMS, INC., a Delaware corporation (hereinafter referred to as the "Acquired Company");

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of the Acquired Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Acquired Company, and, on or prior to the date hereof, such Boards of Directors have approved the acquisition of the Acquired Company upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.  DEFINITIONS.

    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

    1.1 "Acquired Company" shall mean IMNET Systems, Inc., a Delaware corporation.

    1.2  "Acquired Company Information" shall have the meaning set forth in
Section 2.3.1.

    1.3 "Acquired Company Reports" shall have the meaning set forth in Section 3.21.

    1.4 "Acquired Company Software" shall have the meaning set forth in Section 3.14.2(iii).

    1.5 "Acquired Company Stock" shall mean the common stock, $.01 par value per share, of the Acquired Company.

    1.6  "Agreement" shall mean this Agreement of Merger.

    1.7  "Assumed Option" shall have the meaning set forth in Section 2.1.7.

    1.8  "Benefit Plans" shall have the meaning set forth in Section 3.16.1.

    1.9  "Certificate of Merger" shall have the meaning set forth in Section
2.1.2.

    1.10 "Certificates" shall have the meaning set forth in Section 2.2.2 hereof.

    1.11 "Closing" shall have the meaning set forth in Section 2.1.9 hereof.

    1.12 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

    1.13 "Covenants Not to Compete" shall mean the Covenants Not to Compete referred to in Section 6.11.

    1.14 "Customer Contracts" shall have the meaning set forth in Section
3.12.1.

    1.15 "Delaware Code" shall mean the Delaware General Corporation Law.

    1.16 "DOL" shall mean the United States Department of Labor.

    1.17 "Effective Time" shall mean the time the Merger becomes effective, as set forth in Section 2.1.2.

    1.18 "Employee Agreements" shall mean the Employee Agreements referred to in
Section 6.12.

    1.19 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.20 "ERISA Affiliate" shall mean, with respect to a Person, any other Person that is required to be aggregated with such Person under Tax Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

    1.21 "ERISA Plan" shall have the meaning set forth in Section 3.16.

    1.22 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.23 "Exchange Agent" shall mean the person designated by Purchaser as the Exchange Agent pursuant to Section 2.2.1 hereof.

    1.24 "Exchange Ratio" shall mean the ratio of exchange pursuant to the Merger in respect of each share of Acquired Company Stock constituting a fraction of a share of Parent Stock as determined pursuant to the provisions of
Section 2.1.6.

    1.25 "Existing Option" shall have the meaning set forth in Section 2.1.7.

    1.26 "401(k) Plan" shall mean the IMNET Systems, Inc. Retirement Savings
Plan.

    1.27 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1976, as amended.

    1.28 "Hazardous Substance" shall have the meaning set forth in Section 3.18.

    1.29 "Immigration Laws" shall have the meaning set forth in Section 3.15.

    1.30 "Indemnification Agreements" shall mean the indemnification agreements entered into between the Acquired Company and its directors and officers on or before the date of this Agreement.

    1.31 "IRS" shall mean the United States Internal Revenue Service.

    1.32 "Licensed Software" shall have the meaning set forth in Section 3.14.2(ii).

    1.33 "Market Value" shall have the meaning set forth in Section 2.1.6(a).

    1.34 "Material Adverse Change" shall have the meaning set forth in Section 6.3.

    1.35 "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, rights, financial condition, results of operations or prospects of the corporation in question and its subsidiaries, taken as a whole.

    1.36 "Material Contract" shall have the meaning set forth in Section 3.12.

    1.37 "Merger" shall mean the merger of the Acquired Company with and into Purchaser, as set forth in Section 2.1.1.

    1.38 "Merger Consideration" shall have the meaning set forth in Section 2.1.6(c).

    1.39 "Nasdaq" shall mean the Nasdaq National Market of the Nasdaq Stock Market, Inc.

    1.40 "1998 Financial Statements" shall have the meaning set forth in Section 3.5.1.

    1.41 "1995, 1996, 1997 and Interim Financial Statements" shall have the meaning set forth in Section 3.5.1.

    1.42 "1996 Informal Stock Plan" shall mean the resolutions of the Board of Directors of the Acquired Company adopted in September, 1996, authorizing the issuance of certain options.

    1.43 "1933 Act" shall mean the Securities Act of 1933, as amended.

    1.44 "Owned Software" shall have the meaning set forth in the first paragraph of Section 3.13.

    1.45 "Parent" shall mean HBO & Company, a Delaware corporation, which is the sole stockholder of Purchaser.

    1.46 "Parent Reports" shall have the meaning set forth in Section 4.5.

    1.47 "Parent Stock" shall mean the common stock, $0.05 par value per share, of Parent.

    1.48 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

    1.49 "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association.

    1.50 "Pooling Letter" shall have the meaning set forth in Section 2.4(b).

    1.51 "Purchaser" shall mean HBO & Company of Georgia, a Delaware corporation.

    1.52 "Real Property" shall have the meaning set forth in Section 3.18.

    1.53 "Registration Statement" shall have the meaning set forth in Section 2.3.1.

    1.54 "Rule 145 Letters" shall have the meaning set forth in Section 2.4(a).

    1.55 "SEC" shall mean the Securities and Exchange Commission.

    1.56 "Stock Plans" shall mean the IMNET Systems, Inc. 1993 Employee Stock Option and Rights Plan, as amended, the IMNET Systems, Inc. 1995 Non-Employee Directors Stock Option Plan, the IMNET Systems, Inc. 1996 Informal Stock Option Plan, and the IMNET Systems, Inc. 1997 Long-Term Incentive Plan.

    1.57 "Subsidiaries" shall mean the subsidiaries of the Acquired Company, which are listed on EXHIBIT 3.2.

    1.58 "Surviving Corporation" shall have the meaning set forth in Section
2.1.1 hereof.

    1.59 "Takeover Proposal" shall have the meaning set forth in Section 2.11 hereof.

    1.60 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.61 "Voting Agreements" shall mean the Voting Agreements referred to in
Section 6.14.

II. COVENANTS AND UNDERTAKINGS.

    2.1  TERMS AND APPROVAL OF MERGER.

    2.1.1. TERMS OF THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Code, the Acquired Company shall be merged with and into Purchaser (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, Purchaser shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquired Company shall cease.

    2.1.2. EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the stockholders of the Acquired Company in accordance with the applicable provisions of the Delaware Code and (ii) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Delaware Code is filed with the

Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). The Merger shall have the effects set forth in the Delaware Code.

    2.1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Purchaser as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation.

    2.1.4. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

    2.1.5. OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

    2.1.6.  CONVERSION OF SHARES.

        (a) Subject to Section 2.1.6(g) below, each outstanding share of Acquired Company Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive eighty-four one hundredths (.84) of a share of Parent Stock, deliverable to the holder thereof without interest on the value thereof; provided, however, that:

           (i) If the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of Parent Stock during the twenty (20) consecutive trading days ending on the second trading day prior to the date of the Special Meeting of stockholders of the Acquired Company held to approve the Merger as reported by Nasdaq (the "Market Value"), is equal to or greater than $22.50 per share, but less than $30 per share, then the Exchange Ratio shall be increased to that fraction that will allow each share of Acquired Company Stock to be converted into a fractional share of Parent Stock having a Market Value of $25 (for example, if the Market Value were $28.00, each share of Acquired Company Stock would be convertible into 25/28 shares of Parent Stock); and

           (ii) If the Market Value is less than $22.50 per share, then each share of Acquired Company Stock shall be converted, as stated above, into one and one thousand one hundred eleven ten thousandths (1.1111) shares of Parent Stock; PROVIDED, HOWEVER, in the event that the Market Value is less than $22.50, then the Acquired Company shall have the right, but not the obligation, to terminate this Agreement prior to Closing pursuant to
       Section 10.1.6.

        (b) Each share of Acquired Company Stock held in the treasury of the Acquired Company shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

        (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this Section 2.1.6, to evidence the ownership of the number of whole shares of Parent Stock into which the shares of Acquired Company Stock represented thereby shall have been converted, together with the right to receive the amount of cash in lieu of fractional shares, if any, pursuant to subsections (a) and (d) of this Section 2.1.6. (The shares of Parent Stock, and any cash in lieu of fractions thereof, receivable by each Acquired Company stockholder as described in Section 2.1.6(a) above and 2.1.6(d) below, are referred to hereinafter as the "Merger Consideration.") No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented Acquired Company Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for Parent Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to Parent Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented Acquired Company Stock at the Effective Time.

        (d) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon surrender of certificates representing Acquired Company Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Acquired Company Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing Acquired Company Stock, to receive a cash payment therefor, without interest, at a PRO RATA amount based on the Market Value. No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates theretofore representing shares of Acquired Company Stock at the Effective Time.

        (e) All shares of Parent Stock into which shares of the Acquired Company Stock have been converted pursuant to this Section 2.1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

        (f) The stock transfer books of Acquired Company Stock shall be closed at the Effective Time, and thereafter no transfer of any such shares of Acquired Company Stock shall be recorded thereon. In the event a transfer of ownership of shares of Acquired Company Stock is not recorded on the stock transfer books of the Acquired Company, a certificate or certificates representing the number of whole shares of Parent Stock into which such shares of Acquired Company Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Acquired Company Stock if the certificate or certificates representing such shares of Acquired Company Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of Acquired Company Stock and by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of Acquired Company Stock.

        (g) In the event that Parent at any time or from time to time after the date of this Agreement but prior to the Effective Time effects a subdivision or combination of the outstanding Parent Stock into a greater or lesser number of shares, then and in each such event the Exchange Ratio and the Market Value shall be increased or decreased proportionately and the other provisions of this Section 2.1.6 shall be construed to give effect thereto.

    2.1.7.  STOCK PLANS.

        (a) At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under each of the outstanding options previously granted under the Stock Plans (each such option existing immediately prior to the Effective Time being called an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase that number of shares of Parent Stock (rounded down to the nearest whole) into which the number of shares of Acquired Company Stock the optionee was entitled to purchase under the Existing Option would have been converted pursuant to the terms of the Merger as described in Section 2.1.6 hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for Acquired Company as issuer and employment by Parent, Purchaser or one of their respective subsidiaries for employment by the Acquired Company. The aggregate price for the total number of shares of Parent Stock at which the Assumed Option may be exercised shall be the aggregate price at which the Existing Option was exercisable for the total number of shares of Acquired Company Stock, reduced (as necessary for purposes of rounding down) to the price that will buy the number of whole shares for which the Assumed Option will be exercisable in accordance with this Section 2.1.7, and the purchase price per share of Parent Stock thereunder shall be such aggregate price divided by the total number of shares of Parent Stock covered thereby. The assumption of the Assumed Options by Parent as provided in this Section 2.1.7 shall not, except as provided herein, provide the holders thereof additional benefits which they did not have immediately prior to the Effective Time or relieve the holders thereof of any obligations or restrictions applicable to the Assumed Options or the shares of Parent Stock obtainable upon exercise of the Assumed Options.

        (b) At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under the IMNET Systems, Inc. 1996 Employee Discount Stock Purchase Plan, and each outstanding right to purchase stock under such plan shall be adjusted in the manner provided for in subsection (a) hereinabove in respect of Assumed Options.

    2.1.8. STOCKHOLDERS' MEETING. The Acquired Company, acting through its Board of Directors, shall:

        (a) promptly furnish a copy of the proxy statement/prospectus included in the Registration Statement to each of its stockholders after the Registration Statement has become effective with the SEC;

        (b) duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and the Merger and any related matters, as appropriate, to a vote of the Acquired Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters; and

        (c) use its reasonable best efforts, subject to the provisions of
    Section 2.11, to obtain the necessary approval of the Merger by its stockholders.

    2.1.9. CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company and Purchaser shall execute and file the Certificate of Merger referred to in Section 2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.1.9, a closing (the "Closing") will be held as set forth in Section 8.1 hereof, for the purpose of confirming all of the foregoing.

    2.1.10. 401(K) PLAN. Prior to the Closing Date, the Acquired Company shall adopt appropriate resolutions and take any and all further actions necessary to terminate the 401(k) Plan effective as of the date immediately preceding the Closing Date. In addition, participants in the 401(k) Plan shall make no further deferrals with respect to compensation for services performed after such termination date and the Acquired Company shall make no further employer contributions to the 401(k) Plan after such date, other than (i) employee compensation deferrals and (ii) matching contributions with respect to employee deferrals of compensation for services through the termination date. Parent and Purchaser shall take such action that will permit current participants in the 401(k) Plan who are employed by Purchaser to participate in, effective as soon as reasonably practicable after the Closing Date, the HBO & Company Profit Sharing and Savings Plan (the "Purchaser Plan") and to effect a direct rollover of distributions from the 401(k) Plan to the Purchaser Plan, a copy of which has been furnished by Parent to the Acquired Company. Parent and Purchaser shall also take or cause to be taken such action as necessary to credit each 401(k) Plan participant who becomes employed by Purchaser on the Closing Date with such participant's service and years of service under the 401(k) Plan for purposes of calculating eligibility for participation and vesting in contributions under the Purchaser Plan.

    2.2  DELIVERY OF MERGER CONSIDERATION.

    2.2.1. EXCHANGE AGENT. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Purchaser or Parent shall take all steps necessary to enable and cause Parent or the Surviving Corporation to provide the Exchange Agent with the shares of Parent Stock and cash in respect of fractional shares necessary to deliver the Merger Consideration to each holder of Acquired Company Stock as contemplated by
Section 2.1.6 hereof prior to the time that such deliveries are required to be made by the Exchange Agent as provided in this Section 2.2.

    2.2.2.  SURRENDER OF CERTIFICATES AND DELIVERY OF MERGER
CONSIDERATION. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate, and such Certificate shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

    2.2.3. ESCHEAT LAWS. Notwithstanding any provision of this Article II to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of Acquired Company Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.3  SEC REGISTRATION.

    2.3.1. The Acquired Company shall furnish to Parent such information, including information about the Acquired Company and the Subsidiaries (including the respective affiliates of any of them), as may be necessary to enable Parent to prepare and file with the SEC a Registration Statement on Form S-4 under the 1933 Act, and the rules and regulations promulgated thereunder, in respect of the Parent Stock to be issued by reason of the Merger (such registration statement, including the proxy statement/prospectus included therein which is to be furnished to the holders of the Acquired Company Stock, in each case together with any amendments or supplements thereto, being referred to in this Agreement as the "Registration Statement"). The Acquired Company covenants that the Acquired Company Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the

Acquired Company's stockholders, or at the time of the meeting of the Acquired Company's stockholders held to approve the Merger Agreement, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of the Acquired Company with respect to the Acquired Company Information that is required to be set forth in an amendment or supplement to the Registration Statement, the Acquired Company shall immediately notify Parent and shall assist Parent in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 2.3.4 below. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Acquired Company covenants that the Registration Statement insofar as it relates to information concerning the Acquired Company, the Subsidiaries or any of their respective businesses, assets, directors, officers, or stockholders or any other affiliates or other matters pertaining to the Acquired Company or any of the Subsidiaries that is supplied by the Acquired Company for inclusion in the Registration Statement, including by incorporation by reference to SEC filings (the "Acquired Company Information") shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that the Acquired Company shall have no liability or obligation for any information other than the Acquired Company Information. The Acquired Company represents that it is eligible for registration of its securities on Form S-3. In addition, the Acquired Company covenants to file on Form 8-K or any other then available form, the 1998 Financial Statements with the SEC as soon as reasonably practicable, and in any event prior to August 31, 1998, unless the Registration Statement is declared effective on or before August 31, 1998.

    2.3.2. The Acquired Company shall instruct its accountants, KPMG Peat Marwick LLP, to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated at the time the Registration Statement becomes effective and as of the Closing Date, addressed to Parent, each containing both (i) its concurrence with the conclusion of the Acquired Company's management that no conditions exist with respect to the Acquired Company that would preclude accounting for the Merger as a "pooling of interests", which letters shall be substantially in the form of the opinion letter attached as EXHIBIT 2.3.2(A) hereto; and (ii) such matters as are customarily contained in auditors' letters regarding information about the Acquired Company included in the Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Arthur Andersen LLP, to deliver to the Acquired Company letters at such times to the effect that the Parent satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which letters shall be substantially in the form of the letter attached as EXHIBIT 2.3.2(B) hereto.

    2.3.3. Parent shall file the Registration Statement and use its reasonable best efforts to have it declared effective by the SEC as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Parent Stock in the Merger; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2. Parent will, in a timely manner, provide the Acquired Company with copies of any written communications to or from the SEC and notify the Acquired Company of any material oral communications to or from the SEC with respect to the Registration Statement or the transactions contemplated thereby.

    2.3.4. Parent covenants that the information included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or at the time of the meeting of the

Acquired Company's stockholders held to approve the Merger, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not false or misleading; except that Parent makes no covenant as to those portions of the Registration Statement containing or required to contain Acquired Company Information. If at any time prior to the Effective Time any event or circumstance should come to the attention of Parent that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall use its reasonable efforts to amend or supplement appropriately the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

    2.3.5. The Registration Statement and all other documents required to be filed by Parent with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Parent shall have no liability or obligation for any failure to comply with such requirements arising out of the Acquired Company Information.

    2.3.6. Parent shall use all reasonable efforts to take such action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied so as to enable any "affiliates" of the Acquired Company (as that term is used in Rule 145 under the Securities Act) to offer or sell the Parent Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

    2.3.7. As soon as reasonably practicable, but not later than thirty (30) days following the Closing Date, Parent shall use all reasonable efforts to file a registration statement on Form S-8 covering shares of Parent Stock issuable pursuant to the Stock Plans; provided that such obligation is subject to and conditional on the Acquired Company providing Parent with all information requested by Parent in connection therewith prior to the Closing Date.

    2.3.8. Each party will provide to the other parties, or their counsel, drafts of the information related to or customarily provided by such party to be included in the Registration Statement on Form S-4 and will generally cooperate with each other in the preparation thereof.

    2.4  Affiliates.

        (a) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the 1933 Act on the date immediately preceding the date of the filing of the Registration Statement to deliver to Parent on such date a written agreement substantially in the form attached hereto as EXHIBIT 2.4(A) ("Rule 145 Letters"), and, in the event that any other person becomes an affiliate of the Acquired Company thereafter, to cause such person to provide a Rule 145 Letter to Parent at the Closing.

        (b) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the 1933 Act on the date immediately preceding the date of the filing of the Registration Statement to deliver to Parent on such date a written agreement substantially in the form attached hereto as EXHIBIT 2.4(B) ("Pooling Letters"), and, in the event any other person becomes an affiliate of the Acquired Company thereafter, to cause such person to provide a Pooling Letter to Parent at the Closing.

    2.5 TRADING PROHIBITIONS. Each of Parent, Purchaser and the Acquired Company hereby acknowledges that as a result of disclosures by Parent, Purchaser and the Acquired Company contemplated under this Agreement, Parent, Purchaser, the Acquired Company, the Subsidiaries and their respective affiliates may, from time to time, have material, non-public information concerning each other. Each of Parent, Purchaser, and the Acquired Company confirms that it and its respective affiliates are aware, and that it has advised its representatives that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein. Parent will use its reasonable best efforts to instruct each person that is an "affiliate" of Parent under the 1933 Act not to enter into any transaction which would have the effect of preventing accounting for the Merger as a pooling of interests.

    2.6 CONDUCT OF THE BUSINESS OF THE ACQUIRED COMPANY AND ITS SUBSIDIARIES PRIOR TO CLOSING.

    2.6.1. Except (i) with the prior written consent of Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, or (iii) as provided otherwise in this Agreement, the Acquired Company covenants that, between the date of this Agreement and the Effective Time, the Acquired Company and the Subsidiaries will conduct their respective business in the ordinary course, and that they will:

        (a) except as set forth on EXHIBIT 2.6.1, preserve the organization of the Acquired Company and the Subsidiaries intact and use its reasonable best efforts to preserve the goodwill of customers and others having business relations with the Acquired Company or the Subsidiaries;

        (b) maintain the properties of the Acquired Company and the Subsidiaries in substantially the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted;

        (c) not effect any sale, assignment or transfer of any of their respective assets except in the ordinary course of business;

        (d) keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Acquired Company, the Subsidiaries and their respective properties;

        (e) not enter into any contract, commitment, arrangement or transaction of the type described in Section 3.12 hereof or suffer, permit or incur any of the transactions or events described in Section 3.9 hereof to the extent such events or transactions are within the control of the Acquired Company or any of the Subsidiaries (except that the Acquired Company and the Subsidiaries may enter into new license agreements and support and maintenance agreements and other agreements with customers in the ordinary course of business on terms and prices consistent with historical practices);

        (f) not make or permit any change in the Acquired Company's or any of the Subsidiaries' Articles or Certificates of Incorporation or Bylaws, or in their authorized, issued or outstanding securities (except for the issuance of Acquired Company Stock pursuant to exercise of stock options pursuant to the Stock Plans);

        (g) not grant any stock option or right to purchase any security of the Acquired Company or any of the Subsidiaries, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend, make any other distribution or declare any split in respect of such securities;

        (h) except as set forth on EXHIBIT 2.6.1, not adopt any new Benefit Plan or amend, supplement, or accelerate the timing of payments or vesting under any existing Benefit Plan, and not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums that may become due and except for contributions, vesting or distributions required (and not discretionary) pursuant to the terms of any Benefit Plans);

        (i) not change the amortization or capitalization policies for Owned Software or otherwise make any changes in the accounting policies of the Acquired Company and the Subsidiaries and except as required by generally accepted accounting principles;

        (j) not issue any notes, bonds or other debt security, or create, incur, assume or guarantee any indebtedness for borrowed money;

        (k) not issue any shares of Acquired Company Stock or of any Subsidiary other than shares of Acquired Company Stock issuable upon exercise of exercisable options pursuant to the Stock Plans;

        (l) not take any action with respect to any awards under the Stock Plans (other than honoring exercises thereof) and not alter in any manner the terms, conditions or dates of vesting or exercise of any of the options to purchase or other rights with respect to Acquired Company Stock;

        (m) not effect any acquisition, by purchase of stock, assets or otherwise, of any business or portion thereof or of any Person; and

        (n) promptly advise Purchaser in writing of any matters arising or of which the Acquired Company becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

    2.6.2. Except after prior notification to, and with the prior written consent of, Purchaser, which consent shall not be unreasonably withheld, the Acquired Company shall not make or permit any Subsidiary to make, between the date of this Agreement and the Effective Time, any change in its banking or safe deposit arrangements or grant any powers of attorney.

    2.7 FILING OF TAX RETURNS. The Acquired Company shall cause all of the Acquired Company's and the Subsidiaries' federal, state and local tax returns required to be timely filed before the Effective Time to be timely and accurately filed with the appropriate taxing authorities. For purposes of this
Section 2.7, such returns shall be deemed timely filed if the Acquired Company or the applicable Subsidiary has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Company shall submit all such tax returns to Purchaser at least fifteen
(15) days prior to the date they must be filed, and Purchaser shall have the opportunity to comment on and approve such returns, which approval shall not unreasonably be withheld.

    2.8  EXAMINATION OF PROPERTY AND RECORDS; CONFIDENTIALITY OF INFORMATION.

    2.8.1. Between the date of this Agreement and the Effective Time, the Acquired Company shall allow Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company and the Subsidiaries that may be reasonably requested, and the Acquired Company shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Company and the Subsidiaries that may be reasonably requested. Between the date of this Agreement and the Effective Time Parent shall allow any executive officer of the Acquired Company access to the Chief Financial Officer of Parent to make inquiries and request and receive information in respect of Parent or Purchaser deemed by such Chief Financial Officer in the exercise of his judgment as reasonably requested by the Acquired Company in the context of the transactions provided for herein. Each party shall conduct any investigation in a manner that will not unreasonably interfere with the businesses of the other party.

    2.8.2. All non-public information acquired by any party hereto pursuant to this Section 2.8 or otherwise under this Agreement, whether or not in writing, concerning the business, operations and affairs of any other party to this Agreement, will be kept confidential and will not be disclosed to any Person other than the parties hereto or their authorized representatives (who shall be subject to the same obligations) and will not be used for any purpose other than the consummation of the Merger and the related transactions described herein, subject to any legal disclosure obligation of any party upon advice from counsel and prior notice to the other party. Promptly upon termination of this Agreement, and at the request of any party hereto, all written materials thus obtained by any other party or any of its representatives and all copies and extracts of such materials will be delivered to the disclosing party, or destroyed, if requested by the disclosing party.

    2.9 CONSENTS AND APPROVALS. The Acquired Company shall use its, and shall cause the Subsidiaries to use their, reasonable best efforts (without requiring the payment of money) to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, including without limitation, the Merger and the merger or dissolution of the Subsidiaries pursuant to Section 2.15, or (ii) is required by any material agreement, lease, instrument, arrangement, or judgment, decree, order or license to which the Acquired Company or any Subsidiary is a party or subject on the Effective Time and (a) that would prohibit or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under, or otherwise conflict with or be in contravention of, the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

    2.10 SUPPLYING OF FINANCIAL STATEMENTS. The Acquired Company shall deliver to Purchaser all regularly prepared audited and unaudited consolidated and consolidating financial statements of the Acquired Company and the Subsidiaries prepared after the date of this Agreement, in format historically published or utilized internally (as applicable), and any financial statements prepared for filing with the SEC, as soon as each is available, including, without limitation, the 1998 Financial Statements.

    2.11 NO SOLICITATION. The Acquired Company shall not, and shall not permit any of the Subsidiaries to, and the Acquired Company and the Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Acquired Company or any of the Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereafter defined). The Acquired Company shall immediately advise Purchaser orally and in writing of any Takeover Proposal or any inquiries or discussions with respect thereto. Neither the Board of Directors of the Acquired Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by the Board of Directors of the Acquired Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of Acquired Company Stock other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Acquired Company from furnishing information to or entering into discussions or negotiations with any unsolicited person or entity if and only to the extent that the Board of Directors of the Acquired Company shall have determined in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. The Acquired Company will immediately notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Acquired Company and shall promptly, but in any event within one (1) business day of receipt, furnish to Parent a copy of any such written proposal or a written summary of any such oral proposal. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Purchaser or any of its affiliates, for a merger, share exchange or other business combination involving the Acquired Company or any of the Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Acquired Company or any of the Subsidiaries or a substantial portion of the assets of the Acquired Company or any of the Subsidiaries.

    2.12 HSR ACT FILINGS. Parent and the Acquired Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish the other all information in its possession necessary therefor. Parent and the Acquired Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other. Each party shall keep the other party promptly informed of all developments regarding the filings, requests and responses referred to in this
Section 2.12.

    2.13 TAX REPORTING. For federal and state tax purposes, Purchaser and Parent shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Tax Code and similar state laws.

    2.14 INDEMNIFICATION OF ACQUIRED COMPANY OFFICERS AND DIRECTORS. The Purchaser agrees that subsequent to the Closing it will provide to the directors and officers of the Acquired Company indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws and indemnification agreements of the Acquired Company with respect to matters occurring prior to the Effective Time, for a period of five years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the fifth anniversary of the Effective Time, until such matters are finally resolved). Parent shall cause to be maintained in effect for twelve (12) months following the Closing Date the current policies of directors' and officers' liability insurance currently maintained by the Acquired Company, which policies are described on EXHIBIT 3.19, at no greater than one hundred five percent (105%) of the annual premiums for such coverage as of the date hereof (as reflected on such EXHIBIT 3.19), provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous (including, without limitation, coverage under Parent's existing policies of directors' and officers' liability insurance). In the event that the premiums for the continued coverage exceed 105% of the premiums for the coverage as of the date hereof (the "105% Amount"), Purchaser shall either substitute coverage meeting the requirements of the proviso in the preceding sentence or continue the existing insurance but reduce the maximum amount of coverage to that available for premiums equal to the 105% Amount.

    2.15 SUBSIDIARIES. The parties hereto agree that on the Closing Date, except as provided on EXHIBIT 2.15, Purchaser and Acquired Company will cause the Subsidiaries to be liquidated, which may be effected, at the option of Purchaser, by corporate merger of the Subsidiaries with and into Purchaser or any subsidiary or subsidiaries of Purchaser or by corporate dissolution of the Subsidiaries.

    2.16 CERTAIN REPORTS. Subject to EXHIBIT 2.16, Parent will use its reasonable best efforts to make publicly available through a filing with the SEC the combined results of operations of Parent, Purchaser and the Acquired Company for the first full calendar month following Closing, on or before the twentieth
(20th) day of the second calendar month following Closing, unless the Merger is effective during the second month of Parent's fiscal quarter, in which event Parent will use its reasonable best efforts to include the combined results of operations of Parent, Purchaser and the Acquired Company for the first full calendar month following Closing in Parent's Quarterly Report on Form 10-Q for such fiscal quarter.

III. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY.

    The Acquired Company represents and warrants to Purchaser and Parent as follows:

    3.1  ORGANIZATION, STANDING AND FOREIGN QUALIFICATION.

    3.1.1. Each of the Acquired Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation as set forth in EXHIBIT 3.1 and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

    3.1.2. Each of the Acquired Company and the Subsidiaries is duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in EXHIBIT 3.1 hereto, and the character of the property owned or leased by the Acquired Company and the Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon the Acquired Company.

    3.2  AUTHORITY AND STATUS.

    3.2.1. The Board of Directors of the Acquired Company, by unanimous vote of all directors present at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Acquired Company and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of the Acquired Company.

    3.2.2. The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the stockholders of the Acquired Company, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. The execution, delivery and performance by the Acquired Company of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by the Acquired Company in connection herewith are valid and legally binding obligations of Purchaser and Parent, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Acquired Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as EXHIBIT 3.2 are true, correct and complete copies of the current Articles or Certificates of Incorporation and Bylaws of the Acquired Company and the Subsidiaries.

    3.2.3. The Board of Directors of the Acquired Company received an opinion from The Robinson-Humphrey Company, Inc., its financial advisors, concurrently with the approval described in Section 3.2.1 above to the effect that the Exchange Ratio is fair, from a financial point of view, to the Acquired Company's stockholders.

    3.3 CAPITALIZATION. The entire authorized capital stock of the Acquired Company consists of twenty-five million (25,000,000) shares of Common Stock, and 1,000,000 shares of Preferred Stock which are not yet designated as part of a series. Of the total authorized Acquired Company Stock, as of June 20, 1998, nine million eight hundred eighteen thousand seven hundred eighty-six (9,818,786) shares were issued, nine million seven hundred eighty-one thousand one hundred forty-nine (9,781,149) were outstanding and thirty-seven thousand six hundred thirty-seven (37,637) shares were held in the Acquired Company's treasury. As of June 20, 1998, no shares of Preferred Stock were outstanding. As of July 17, 1998, there were options outstanding under the Stock Plans entitling the optionees thereunder upon valid exercise to acquire in the aggregate 1,663,587 shares of Acquired Company Stock. With the exception of the right to acquire shares of Acquired Company Stock pursuant to options under the Stock Plans, there are no outstanding rights to acquire capital stock of the Acquired Company. All the issued and outstanding shares of each of the Subsidiaries are owned by the Acquired Company and are held free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Acquired Company Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Acquired Company is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or any Subsidiary or the capital stock of the Acquired Company or any Subsidiary. EXHIBIT 3.3 sets forth all outstanding stock options, stock appreciation rights, phantom stock awards, performance share unit awards, equity participation rights, or similar awards outstanding under the Stock Plans or any other Benefit Plan as of the date hereof, and lists in respect of each option, award or right, the holder, the date of grant and any vesting or other terms governing exercise or receipt, and any warrants, calls, commitments or plans by the Acquired Company or any Subsidiary to issue any additional shares of their capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of their capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Acquired Company. Following the Merger, the Acquired Company will have no obligation to issue, transfer or sell any shares of capital stock of any of the Subsidiaries. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Acquired Company or any of the Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Acquired Company or any of the Subsidiaries.

    3.4 ABSENCE OF EQUITY INVESTMENTS. Except for the Subsidiaries and as described in EXHIBIT 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

    3.5  LIABILITIES AND OBLIGATIONS OF THE ACQUIRED COMPANY AND THE
SUBSIDIARIES.

    3.5.1. Attached hereto as EXHIBIT 3.5.1 are true, correct and complete copies of the Acquired Company's audited consolidated balance sheets as of June 30, 1995, June 30, 1996, June 30, 1997, and unaudited consolidated balance sheet as of March 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years and nine months then ended, together (except in the case of the financial statements dated March 31, 1998) with the reports of KPMG Peat Marwick LLP thereon (respectively, the "1995, 1996, 1997 and Interim Financial Statements"). As soon as they are available, the Acquired Company will attach as part of EXHIBIT 3.5.1 a true, correct and complete copies of the Acquired Company's audited consolidated balance sheet as of June 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, together with the report of KPMG Peat Marwick LLP thereon (the "1998 Financial Statements"). The 1995, 1996, and 1997 Financial Statements are and the 1998 Financial Statements will be, complete, have been, and in the case of the 1998 Financial Statements will have been, prepared in accordance with generally accepted accounting principles, consistently applied, fairly present, and in the case of the 1998 Financial Statements will fairly present, in all material respects the financial condition of the Acquired Company and the Subsidiaries as of the respective dates thereof, and disclose, and in the case of the 1998 Financial Statements will disclose, all liabilities of the Acquired Company and the Subsidiaries, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

    3.5.2. Neither the Acquired Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) including, without limitation, any liability that might result from an audit of its tax returns by any appropriate authority, except for immaterial liabilities and (a) the liabilities and obligations of the Acquired Company and the Subsidiaries that are disclosed or reserved against in the Interim Statements or EXHIBIT 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business since March 31, 1998 and liabilities incurred in connection with the transactions referred to herein.

    3.5.3. Except as disclosed in the Interim Financial Statements or EXHIBIT 3.5.2, neither the Acquired Company nor any Subsidiary is in default with respect to any liabilities or obligations, except for immaterial defaults, and all such liabilities or obligations shown or reflected in the Interim Financial Statements or EXHIBIT 3.5.2 and such liabilities incurred or accrued subsequent to March 31, 1998 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in EXHIBIT 3.5.2.

    3.6  TAX RETURNS.

    3.6.1. The Acquired Company and the Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns, except where the failure to so file any such return or report would not individually or in the aggregate have a Material Adverse Effect upon the Acquired Company. The tax basis of all assets of the Acquired Company and the Subsidiaries as reflected on their books and records is correct and accurate in all material aspects. Except as described on EXHIBIT 3.6.1, neither the Acquired Company nor any Subsidiary is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section
3.6. No assessments or notices of deficiency or other communications have been received by the Acquired Company, nor have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved in the Interim Financial Statements or EXHIBIT 3.6.1 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as set forth on EXHIBIT 3.6.1, there are no agreements between the Acquired Company or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and neither the Acquired Company nor any Subsidiary has filed any consent or election under the Tax Code, including, without limitation, any election under Section 341(f) of the Tax Code.

    3.6.2. Except as set forth on EXHIBIT 3.6.2, neither the Acquired Company nor any Subsidiary has made any parachute payments as such term is defined in
Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code. Except as set forth on EXHIBIT 3.6.2, the Acquired Company is not obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

    3.6.3. The Acquired Company and the Subsidiaries (a) have withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of the Acquired Company and the Subsidiaries, (b) have correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and (c) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

    3.6.4. The income tax returns of the Acquired Company have been audited by the IRS for all tax years through the year ended June 30, 1993, and all taxes, deficiencies, penalties and interest relating to such tax years have been fully paid and satisfied by the Acquired Company.

    3.6.5. No issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a Material Adverse Effect on the Acquired Company.

    3.6.6. The 1995, 1996, 1997 and Interim Financial Statements include, and the 1998 Financial Statements and accounts of the Acquired Company and the Subsidiaries will include, for all periods up to and including the Closing Date, adequate provision for all unpaid applicable taxes, assessments, fees and charges relating to the Acquired Company and the Subsidiaries.

    3.6.7. Neither the Acquired Company nor any Subsidiary is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Tax Code.

    3.7 OWNERSHIP OF ASSETS. The Acquired Company and the Subsidiaries have title to all of their respective properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in EXHIBIT 3.7 or reserved against in the Interim Financial Statements (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable and other immaterial liens. Neither the Acquired Company, nor any Subsidiary, has received any payment from a lessor or licensor in connection with or as inducement for entering into a lease or license in which the Acquired Company or a Subsidiary is a lessee or licensee, except licenses, fees and similar payment in historical amounts and in the ordinary course of business. All buildings and material items of machinery and equipment owned or leased by the Acquired Company or any Subsidiary are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Except as reserved against in the Interim Financial Statements, the inventories of the Acquired Company and the Subsidiaries consist only of items of supplies and equipment of a quality and quantity usable in the normal course of their businesses. Neither the Acquired Company nor any Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to their operations and properties, whether owned or leased. All of the accounts receivable of the Acquired Company and the Subsidiaries as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.

    3.8  AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
EXHIBIT 3.8 hereto, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of all of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or any Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Material Contract, or any order, judgment or decree to which the Acquired Company or any Subsidiary is a party or is bound or by which the Acquired Company's or any Subsidiaries' assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, any Subsidiary or any assets, properties or operations of the Acquired Company or any Subsidiary in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on EXHIBIT 3.9, since March 31, 1998, the Acquired Company and each of the Subsidiaries has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Acquired Company or any of the Subsidiaries, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Acquired Company or any of the Subsidiaries; (ii) any increase in dividends or employee compensation or benefits payable by the Acquired Company, except for normal increases in compensation consistent in amounts and timing with historical practices; (iii) any change in accounting methods; or
(iv) any transaction, commitment, dispute or other event or condition that has individually or in the aggregate resulted in any Material Adverse Effect in respect of the Acquired Company.

    3.10 LITIGATION. Except as otherwise set forth in EXHIBIT 3.10 hereto, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the knowledge of the Acquired Company, threatened against or affecting the Acquired Company or any Subsidiary that would individually or in the aggregate have a Material Adverse Effect on the Acquired Company, and, to the knowledge of the Acquired Company, there exists no reasonable basis or grounds for any such suit, action, arbitration, proceeding, claim or investigation. None of the matters disclosed on EXHIBIT 3.10, singly or in the aggregate, may reasonably be expected to or will have a Material Adverse Effect on the Acquired Company.

    3.11 LICENSES AND PERMITS; COMPLIANCE WITH LAW. The Acquired Company and the Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights, the absence of which would not individually or in the aggregate have a Material Adverse Effect on the Acquired Company. The Acquired Company and the Subsidiaries hold all registrations, approvals, licenses, permits or other authorizations from the Food and Drug Administration and any other applicable federal, state or other public authority necessary to manufacture, license and sell their products. Except as noted in EXHIBIT 3.11, the Acquired Company and the Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, except as set forth on EXHIBIT 3.11, the Acquired Company and the Subsidiaries are not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of the Acquired Company, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Except as set forth on EXHIBIT 3.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any governmental license, certificate, permit, franchise or right held by the Acquired Company or any Subsidiary, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement. None of the matters disclosed on EXHIBIT 3.11, singly or in the aggregate, will have a Material Adverse Effect on the Acquired Company.

    3.12 CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. EXHIBIT 3.12 hereto consists of a true and complete list of all contracts, agreements, commitments and other instruments (identified by title, date and parties)(whether oral or written) to which the Acquired Company or any Subsidiary is a party that involve a receipt or an expenditure by the Acquired Company or any Subsidiary or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Acquired Company or any Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that requires payments or provides for receipts in excess of $60,000 per year. EXHIBIT 3.12 also identifies (identified by title, date and parties)(whether oral or written) all:

    3.12.1. contracts, agreements, commitments or other instruments in effect with any customer of the Acquired Company or any Subsidiary, including without limitation all management agreements, data processing agreements, consulting services agreements, software license agreements or other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements, which require payments or provide for future receipts in excess of $200,000 if a one-time type of payment or $100,000 per year if a recurring type of payment (hereinafter referred to as the "Customer Contracts" and identified as such on EXHIBIT 3.12);

    3.12.2. leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $5,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $5,000 per month;

    3.12.3. contracts or commitments providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company or any Subsidiary;

    3.12.4. franchise agreements, marketing agreements or royalty agreements (and with respect to each such agreement, EXHIBIT 3.12 sets forth the aggregate royalties or similar payment paid or payable thereunder by the Acquired Company or any Subsidiary as of the date hereof);

    3.12.5. employment contracts or arrangements regarding employees or independent contractors (including without limitation any standard form contracts such as employee nondisclosure agreements), or for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions. EXHIBIT 3.12 also includes a listing of all such agreements, if any, for which the standard form was materially or substantially modified or materially or substantially altered, and any contracts that are not in the standard form. Other than the standard form agreements listed on EXHIBIT 3.12, those listed variations from the standard form agreements and those listed agreements that are not in the standard form, there are no other agreements of the type referred to in this
Section 3.12.5;

    3.12.6. contracts, agreements, understandings or arrangements restricting the Acquired Company or any Subsidiary from carrying on its business anywhere in the world;

    3.12.7. instruments or arrangements evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $5,000 per month;

    3.12.8. joint product development agreement with any party other than the Purchaser, other than Customer Contracts; and

    3.12.9. contracts or agreements with vendors of material equipment purchased by the Acquired Company or appointing the Acquired Company as a reseller of equipment, other than purchase orders in the ordinary course of business.

    The contracts, agreements, commitments and other instruments listed or required to be listed on EXHIBIT 3.12 or listed on an Exhibit referred to in
Section 3.14 hereof are herein referred to as the "Material Contracts."

    All the Material Contracts are valid and binding upon the Acquired Company or the applicable Subsidiary and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. None of the Acquired Company, the applicable Subsidiary and, to the knowledge of the Acquired Company, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof; and there are no existing facts or circumstances that would prevent the work in process of the Acquired Company or any Subsidiary or their contracts and agreements from maturing upon performance by the Acquired Company or the applicable Subsidiary into collectible accounts receivable in the aggregate in amounts consistent with historical experience. Except as set forth on EXHIBIT 3.12, there are no contracts or commitments that require the performance of services or provision of goods by the Acquired Company at a direct cost or with a value for each such contract or commitment in excess of the revenue to be derived pursuant to the terms of such contract or commitment, except to the extent specifically reserved against in the Financial Statements. Except for terms specifically described in
EXHIBIT 3.12, neither the Acquired Company nor any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by such Acquired Company or Subsidiary consistent with amounts historically charged for such services.

    3.13 CUSTOMER CONTRACTS. Except as set forth on EXHIBIT 3.13(A), each Customer Contract conforms substantially to one of the forms attached hereto as
EXHIBIT 3.13(B) (the "Customer Contract Forms"). EXHIBIT 3.13(B) also includes copies of standard forms employed by the Acquired Company and the Subsidiaries in respect of current customers the contracts for which do not constitute "Customer Contracts" by reason of the dollar threshold provided for in the definition therefor in Section 3.12.1. With respect to each Customer Contract,
(i) each customer to which computer software represented as owned by or proprietary to the Acquired Company or a Subsidiary (the "Owned Software") has been licensed pursuant to such Customer Contract and tendered or certified as operational by the Acquired Company or any Subsidiary (whichever is the case being referred to in this Section 3.13 as the "Vendor") has accepted such software to the extent and on the terms and conditions provided for in such Customer Contract; (ii) in each case in which the Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a Request for Proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all performance warranties with respect to Owned Software made by the Vendor in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time, and Year 2000 compliance have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract. In addition, except as set forth on EXHIBIT 3.13(A), none of the Customer Contracts contains any of the following deviations from the Customer Contract
Forms:

    3.13.1. any term for acceptance of any Owned Software that fails to specify a period of time or date for acceptance or standards applicable thereto;

    3.13.2. any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software to perform as warranted;

    3.13.3. any provision obligating the Vendor to indemnify a customer against consequential damages;

    3.13.4. any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

    3.13.5. any material deviation from the provisions regarding confidentiality of the Owned Software;

    3.13.6. any provision granting an ownership interest (other than a license) in any Owned Software to a customer;

    3.13.7. any license for use by more than a single entity of any Owned Software unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity's use thereof;

    3.13.8. any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

    3.13.9. any joint product development agreement with any other party;

    3.13.10. any commitment or warranty made or given by the Vendor to design or modify any Owned Software so as to comply with any governmental regulations;

    3.13.11. any restrictions in any Customer Contract on the ability of the Vendor to increase the fees for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

    3.13.12. any commitment by the Vendor to sell or maintain computer hardware;

    3.13.13. any commitment by the Vendor to provide emergency back-up for either software or hardware; or

    3.13.14. any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

    3.14  INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

    3.14.1. EXHIBIT 3.14.1 hereto sets forth a complete and correct list of all trademarks, trade names, service marks, service names, and brand names (whether or not any of the same are registered), and all patent and registered copyrights and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the patents and registered copyrights and a description of the same) applicable to or used in the businesses of the Acquired Company or any Subsidiary; (ii) the owner of such intellectual property and any registration thereof or application therefor; and (iii) a complete list of all licenses granted by or to the Acquired Company or any Subsidiary with respect to any of the above (identified by title, date and parties) (not inclusive of Customer Contracts or contracts which do constitute Customer Contracts by virtue of the dollar threshold provided for in the definition in Section 3.12.1). All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company or a Subsidiary free and clear of all liens, claims, security interests and encumbrances. Except as set forth on EXHIBIT 3.14.1, neither the Acquired Company nor any Subsidiary is currently in receipt of any notice of any violation of, and neither the Acquired Company nor any Subsidiary is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

    3.14.2. (i) EXHIBIT 3.14.2(I) contains a complete and accurate list of all Owned Software, which list specifies which of the Acquired Company and the Subsidiaries is the owner thereof. Except as set forth on EXHIBIT 3.14.2(I), the Acquired Company or one of the Subsidiaries has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on EXHIBIT 3.14.2(I)and except for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection
(ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on EXHIBIT 3.14.2(I), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Acquired Company, no such other party has breached any such obligation of confidentiality.

    3.14.2 (ii) EXHIBIT 3.14.2(II) contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software) under which the Acquired Company or any Subsidiary is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"), and identifies by title, date and party, the license or other agreement by which such right to use has been obtained, and the duration or term thereof. The Acquired Company and any Subsidiary utilizing such Licensed Software has the right and license to use, sublicense, modify and copy Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Acquired Company or any Subsidiary, free of any other limitations or encumbrances, and the Acquired Company and each of the Subsidiaries are in full compliance with all applicable provisions of such agreements. Except as disclosed on EXHIBIT 3.14.2(II), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. Neither the Acquired Company nor any Subsidiary has published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Acquired Company or a Subsidiary leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed

Software confidential. No party to whom the Acquired Company or a Subsidiary has disclosed Licensed Software has, to the knowledge of the Acquired Company, breached such obligation of confidentiality.

    3.14.2 (iii) The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Acquired Company and the Subsidiaries (collectively, the "Acquired Company Software"). EXHIBIT 3.14.2(III) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed, within the last three
(3) years, computer programming services for the Acquired Company or any Subsidiary and identifies all contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Acquired Company Software or impair Purchaser's, the Acquired Company's or any Subsidiary's ability to use the Acquired Company Software in the same manner as such computer software is currently used by the Acquired Company or the Subsidiaries. Neither the Acquired Company nor any Subsidiary is infringing any intellectual property rights of any other person or entity with respect to the Acquired Company Software, and, to the knowledge of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company or any Subsidiary with respect to the Acquired Company Software.

    3.14.2 (iv) EXHIBIT 3.14.2(IV)(A) lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has been granted rights to market software owned by third parties, and EXHIBIT 3.14.2(IV)(B) lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has granted marketing rights in the Acquired Company Software to third parties.

    3.14.2 (v) None of the Acquired Company and the Subsidiaries has taken or failed to take any actions under the law of any applicable foreign jurisdictions where the Acquired Company or a Subsidiary has marketed or licensed Acquired Company Software that would restrict or limit the ability of the Acquired Company or any Subsidiary to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Acquired Company Software.

    3.15 LABOR MATTERS. Except as set forth on EXHIBIT 3.15, within the last three (3) years neither the Acquired Company nor any Subsidiary has been the subject of any known union activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Acquired Company, threatened to be called against any of them. Neither the Acquired Company nor any Subsidiary has violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices. EXHIBIT 3.15 sets forth a true, correct and complete list of employer loans or advances from the Acquired Company and each Subsidiary to their respective employees. The Acquired Company and all Subsidiaries are in substantial compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws").

    3.16  BENEFIT PLANS.

    3.16.1. EXHIBIT 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, stock award, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any payroll practice; any other written or unwritten employee program, arrangement, agreement or understanding; commitments or methods of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded, and whether legally binding or not; including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA; that is currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant of the Acquired Company or any ERISA Affiliate of the Acquired Company or under (or in connection with) which the Acquired Company or an ERISA Affiliate of the Acquired Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans that is an "employee pension benefit plan," as defined in
Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

    3.16.2. EXHIBIT 3.16 also lists, with respect to all Benefit Plans listed in
EXHIBIT 3.16: (a) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto, (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, and (c) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Contemporaneous with the delivery of the Exhibits to this Agreement, the Acquired Company has delivered a true and complete copy of each such Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Sections 3.16.1 or 3.16.2 hereof, certified as such by the Chief Financial Officer of the Acquired Company, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

    3.16.3. All the Benefit Plans and any related trusts subject to ERISA comply with and have been administered in substantial compliance with the provisions of ERISA, all applicable provisions of the Tax Code relating to qualification and tax exemption under Tax Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations, and the Acquired Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render (i) such Benefit Plan or related trust or the Parent, Purchaser or Acquired Company subject to or liable for any material taxes, penalties, or liabilities to any Person; (ii) the Benefit Plan subject to disqualification; or (iii) the trust subject to loss of tax-exempt status.

    3.16.4. None of the Acquired Company, any of the Subsidiaries, and, to the knowledge of the Acquired Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any claim.

    3.16.5. All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. All annual reports (Form 5500 series) required to be filed with respect to any Benefit Plan have been or will be timely filed.

    3.16.6. No non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is an "employer security" (within the meaning of Section 407(d)(1) of ERISA) or "employer real property" (within the meaning of
Section 407(d)(2) of ERISA).

    3.16.7. Each Benefit Plan that is or has been an "employee pension benefit plan" as defined in Section 3(2) of ERISA is a defined contribution plan qualified under Section 401(a) of the Tax Code and its related trust is exempt from tax under Section 501(a) of the Tax Code (a "Qualified Plan") and no circumstances exist that could result in disqualification of any Qualified Plan or loss of tax-exempt status for its related trust (other than any operational defect that could reasonably be expected to be corrected without material cost under an IRS compliance resolution program). No Qualified Plan (nor any predecessor to a Qualified Plan) has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Tax Code.

    3.16.8. As of March 31, 1998, the Acquired Company had no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the Interim Financial Statements.

    3.16.9. The Acquired Company does not maintain any Benefit Plan providing deferred or stock based compensation that is not reflected in the Interim Financial Statements. All deferred compensation plans or arrangements will terminate upon the effectiveness of the Merger.

    3.16.10. Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA and Tax Code Section 4980B.

    3.16.11. Except as disclosed in EXHIBIT 3.16.11, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Acquired Company or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

    3.16.12. The Acquired Company has obtained from each of those persons listed on EXHIBIT 6.11(A) an executed Covenant Not to Compete in the form of EXHIBIT 6.11(B), and from each of those persons listed on EXHIBIT 6.14(A) an executed Voting Agreement in the form of EXHIBIT 6.14(B).

    3.17 CUSTOMERS. Except as set forth on EXHIBIT 3.17, none of the Acquired Company and the Subsidiaries has received any notice from, or has any knowledge that, any customer of the Acquired Company or any Subsidiary as of January 1, 1998 or any date subsequent thereto has taken or will take any steps that could disrupt the business relationship of the Acquired Company or the Subsidiaries with such customer in any material respect, including without limitation any cancellation of contract, diminution of business or failure to renew, or any intention to do any of the foregoing. None of the Acquired Company, any Subsidiary, any director, officer, agent, employee, or other Person associated with or acting on behalf of the Acquired Company or any Subsidiary has, directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (v) made any false or fictitious entry on the books or records of Acquired Company or any Subsidiary;
(vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; (vii) given any favor or gift which is not deductible for federal income tax purposes; or (viii) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Acquired Company and the Subsidiaries have complied with all applicable statutes, ordinances, rules, regulations and orders relating to seeking, bidding, obtaining, performing under or otherwise complying with, contracts with governmental and quasi-governmental authorities, agencies or other entities.

    3.18 ENVIRONMENTAL MATTERS. Except as set forth in EXHIBIT 3.18, no real property now or previously owned, leased or used by the Acquired Company or any Subsidiary (the "Real Property") has been used by the Acquired Company or any Subsidiary or, to the knowledge of the Acquired Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance. Except as set forth in EXHIBIT 3.18, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property (a) by virtue of the actions or failure to act of any of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party. Except as set forth in EXHIBIT 3.18, the Acquired Company and all Subsidiaries have complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing violations by the Acquired Company or any Subsidiary of any such environmental laws or permits with respect to the Real Property. Except as set forth in EXHIBIT 3.18, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened (1) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (2) otherwise against the Acquired Company or any Subsidiary, in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Acquired Company, there is no basis for any such claim, action, suit, proceeding or investigation (i) with respect to the Real Property
(a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (ii) otherwise against the Acquired Company or any Subsidiary. Except as disclosed on EXHIBIT 3.18, to the knowledge of the Acquired Company or any Subsidiary, there are no underground storage tanks on the Real Property. To the knowledge of the Acquired Company, no building or other improvement included in the Real Property contains any exposed or friable asbestos or any asbestos-containing materials, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET. SEQ. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and petroleum, petroleum products and oil.

    3.19 INSURANCE. Set forth in EXHIBIT 3.19 is a complete list of all material insurance policies that the Acquired Company and the Subsidiaries maintained with respect to its businesses, properties or employees within the preceding thirty-six (36) months. Except as set forth in EXHIBIT 3.19, such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Such policies are adequate to insure against risks to which the Acquired Company, and any Subsidiaries and their respective properties and assets are exposed in the operation of their respective businesses in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which the Acquired Company and the Subsidiaries operate. Except as set forth in EXHIBIT 3.19, since January 1, 1997, there has not been any change in the Acquired Company's or any

Subsidiary's relationship with their respective insurers or in the premiums payable pursuant to such policies.

    3.20  RELATED PARTIES.

    (a) Except as set forth in EXHIBIT 3.20, no stockholder owning greater than a five-percent (5%) interest in the Acquired Company, or officer or director of the Acquired Company or any Subsidiary, or affiliate or member of the immediate family of any such stockholder, officer or director, possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company or any Subsidiary (except as a stockholder holding less than a one-percent 1% interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

    (b) The Acquired Company has provided to each of its "affiliates" as identified in Section 2.4 copies of the Rule 145 Letters and Pooling Letters and obtained their written agreement (delivered herewith to Parent) to enter into same as of the dates indicated in Section 2.4.

    3.21 INFORMATION. The Acquired Company has made accessible to Purchaser or Parent each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC on or after June 30, 1997, including, without limitation, (a) the Acquired Company's Annual Report on Form 10-K for the year ended June 30, 1997, including all documents incorporated therein, (b) the Acquired Company's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1997, and March 31, 1998, and (c) all Reports of the Acquired Company on Form 8-K since March 31, 1998 (collectively, the "Acquired Company Reports"). As of the date of this Agreement, the Acquired Company Reports, taken together with information previously furnished by the Acquired Company to Parent or Purchaser, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.21, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company together with the Subsidiaries, taken as a whole.

    3.22 POOLING OF INTERESTS. The Acquired Company is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

    3.23 EXHIBITS. All Exhibits attached hereto are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except to the extent that such Exhibits may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Acquired Company and the Subsidiaries in the ordinary course, which shall not individually or in the aggregate have a Material Adverse Effect. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed on such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

    3.24 DISCLOSURE. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Purchaser pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits or omit to state any material fact necessary to make the statements herein or therein not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company and its Subsidiaries, taken as a whole.

    3.25 NO SPECIAL STOCKHOLDER RIGHTS. Except as set forth on EXHIBIT 3.25, the Acquired Company has no agreement with any individual or entity that grants such person any rights as a stockholder of Acquired Company Stock that are in addition to such holder's rights under the Acquired Company's Certificate of

Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

          IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

    Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company as follows:

    4.1  ORGANIZATION AND STANDING.

    4.1.1. Each of the Purchaser and Parent is a corporation duly organized, validly existing and is in good standing under the laws of the respective jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

    4.1.2. Each of the Purchaser and the Parent is duly qualified and/or licensed to transact business and is in good standing as a foreign corporation in jurisdictions where the character of the property owned or leased by the Purchaser and the Parent and the nature of the business conducted by them requires such qualification and/or licensing, except where the failure to so qualify would not individually or in the aggregate have a Material Adverse Effect upon the Purchaser and the Parent, taken as a whole.

    4.2 CORPORATE POWER AND AUTHORITY. Each of Purchaser and Parent has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and Parent of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by their respective Boards of Directors (or Executive Committees thereof). Assuming this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith are valid and legally binding on the Acquired Company, this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser and Parent as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Purchaser is a wholly-owned subsidiary of Parent.

    4.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or of Parent, and, except as set forth on EXHIBIT 4.3, violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser or Parent is a party or is bound or by which any of their respective assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act, applicable Blue Sky laws, and as set forth on EXHIBIT 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser or Parent or any assets, properties or operations of Purchaser or Parent in connection with the execution and delivery by Purchaser and Parent of this Agreement or the consummation of the transactions contemplated hereby.

    4.4 RESERVATION OF SHARES. Purchaser will, prior to the Merger, in accordance with the terms thereof, have available shares of Parent Stock sufficient to complete the Merger. The shares of Parent Stock will, upon issuance in the Merger, or upon issuance after the exercise of options and payment therefor pursuant to the Stock Plans, be validly issued, fully paid and non-assessable.

    4.5 INFORMATION. Parent has made available to the Acquired Company each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since January 1, 1997, including, without limitation, (a) Parent's Annual Report on Form 10-K for the year ended December 31, 1997, including all documents incorporated therein, (b) Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and (c) any Reports of Parent on Form 8-K since March 31, 1998 (collectively, the "Parent Reports"). As of the date of this Agreement, the Parent Reports, taken together with information previously furnished by Parent to the Acquired Company, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the financial condition, results of operations, business, assets or properties of Parent together with its subsidiaries (including Purchaser), taken as a whole.

    4.6 CAPITALIZATION. The entire authorized capital stock of the Parent consists of 1,001,000,000 shares of stock, of which 1,000,000,000 shares are designated Common Stock, par value $0.05 per share, and 1,000,000 shares are designated Preferred Stock, without par value. Of the total authorized Common Stock, as of June 30, 1998, four hundred thirty-seven million seven hundred seventy-six thousand one hundred twenty-five (437,776,125) shares were issued and outstanding and no shares were held in the Parent's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of June 30, 1998, there were options outstanding entitling the optionees thereunder, to acquire in the aggregate approximately twenty-four million one hundred ninety thousand four hundred seventy-four (24,190,474) shares of the Parent Stock. All of the outstanding shares of Parent Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized and are (or will be when issued and the option price paid) validly issued, fully paid and nonassessable. None of the capital stock of the Parent is entitled to or subject to preemptive rights.

V. CONDITIONS PRECEDENT TO RESPECTIVE OBLIGATIONS OF THE PARTIES.

    The obligations of Purchaser and Parent, on the one hand, and of the Acquired Company, on the other hand, to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

    5.1 ACTIONS OF GOVERNMENTAL AUTHORITIES. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and Purchaser, Parent or the Acquired Company shall not have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that (i) challenges the acquisition by Purchaser or Parent of the Acquired Company Stock, restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement; (ii) prohibits or limits or seeks to prohibit or limit the ownership or operation by Purchaser or Parent of all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries or compels or seeks to compel Purchaser or Parent to dispose of or to hold separate all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries, or imposes or seeks to impose any material limitation on the ability of Purchaser or Parent to conduct such business or to own such assets; or (iii) imposes or seeks to impose limitations on the ability of Purchaser or Parent (or any other affiliate of

Purchaser) to acquire or hold or to exercise full rights of ownership of the Surviving Corporation, including, but not limited to, the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

    5.2 OTHER LEGAL ACTIONS. There shall not have been any statute, rule, regulation, order or injunction enacted, promulgated, entered, enforced, deemed applicable to the Merger or this Agreement or proposed by any government, governmental authority or agency or court, domestic or foreign, and no claim or action shall have been instituted by any Person before a court, government or governmental authority or agency, that could be reasonably expected to result in any of the consequences referred to in clauses (i) through (iii) of Section 5.1 above.

    5.3 LEGAL APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the waiting period under the HSR Act shall have expired or have been terminated.

    5.4 STOCKHOLDER APPROVAL. This Agreement and the Merger and any related matters shall have been adopted and approved by the affirmative vote of the holders of the outstanding shares of Acquired Company Stock by the vote required by, and in accordance with, the Delaware Code.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. The shares of Parent Stock to be issued or sold pursuant to the Registration Statement shall have been registered for issuance under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

    5.6 NASDAQ APPROVAL. The Parent Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by Nasdaq.

    5.7 FAIRNESS OPINION. The Acquired Company shall have received an opinion from The Robinson-Humphrey Company, LLC, its financial advisor, dated as of the date of the mailing of the proxy statement/ prospectus included within the Registration Statement confirming the opinion referred to in Section 3.2.3 hereof.

VI. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT.

    In addition to the conditions set forth in Article V above, all the obligations of Purchaser and Parent to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent (which action shall be deemed a waiver by both Purchaser and Parent), in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by either Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    6.1 REPRESENTATIONS OF ACQUIRED COMPANY. All representations and warranties of the Acquired Company contained in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Acquired Company pursuant to this Agreement shall be true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, in each case as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect, provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, after giving effect to the foregoing, do not individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company.

    6.2 COVENANTS OF ACQUIRED COMPANY. The Acquired Company shall have, or caused to be, performed and observed all covenants, agreements and conditions hereto to be performed or observed at or before the Closing Date.

    6.3 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall not have been any change or changes in the business, properties, rights or operations of the Acquired Company or its Subsidiaries, which individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company (a "Material Adverse Change"), except for the matters disclosed, or as otherwise indicated, on EXHIBIT 6.3.

    6.4 CERTIFICATE. Purchaser shall have received a certificate of the President of the Acquired Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.1 through 6.3 above. In addition, Parent shall have received both a certificate dated as of the effective date of the Registration Statement and a certificate dated as of the Closing Date certifying that the covenants set forth in Sections 2.3.1 and 2.3.2 hereof have been performed and that the representations set forth in Sections 3.21 and 3.24 hereof are true and correct as of such dates.

    6.5 OPINION OF ACQUIRED COMPANY'S COUNSEL. Purchaser and Parent shall have received an opinion of counsel for the Acquired Company in customary form reasonably acceptable to Purchaser.

    6.6 TAX OPINION. Purchaser and Parent shall have received an opinion from their counsel, dated as of the date the Registration Statement is declared effective and not withdrawn or materially modified as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of
EXHIBIT 6.6 hereto.

    6.7 AFFILIATES AND PRINCIPAL STOCKHOLDERS. Purchaser and Parent shall have received the Rule 145 Letters and the Pooling Letters from the persons and at the times specified in Section 2.4.

    6.8 ADDITIONAL INSTRUMENTS. The Acquired Company shall have delivered to Purchaser or Parent certified copies of resolutions duly adopted by the Acquired Company's Board of Directors and stockholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as Parent and Purchaser reasonably deem to be necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waivers, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and be reasonably satisfactory in form and substance to Parent and Purchaser and their counsel, including, without limitation, those consents, waivers and approvals referred to in Section 2.9 hereof.

    6.9 ACCOUNTANTS' POOLING LETTERS. Parent shall have received letters from KPMG Peat Marwick LLP and Arthur Andersen LLP, dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Parent advising it, as set forth in Section 2.3.2 hereof, regarding the appropriateness of accounting for the Merger as a pooling of interests, which letters shall be substantially in the form of EXHIBITS 2.3.2(A) and 2.3.2(B), respectively.

    6.10 ACCOUNTANT'S COMFORT LETTERS. Purchaser and Parent shall have received letters from KPMG Peat Marwick LLP dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Purchaser and Parent, containing such matters as are customarily contained in auditors' letters regarding the Acquired Company Information provided expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to Parent.

    6.11 COVENANTS NOT TO COMPETE. Purchaser shall have received from each of those persons listed on EXHIBIT 6.11(A) hereto, originals of the Covenants Not to Compete in the form of EXHIBIT 6.11(B) hereto (the "Covenants Not to Compete"), which were executed contemporaneously herewith, and such Covenants Not to Compete shall be in full force and effect.

    6.12 EMPLOYEE AGREEMENTS. The Acquired Company shall have obtained from substantially all of its employees executed "Employee Agreements," to be effective as of the Closing Date, in the form customarily used by Purchaser (which has been furnished to Acquired Company) relating to non-disclosure, inventions and similar matters.

    6.13 FEE LIMITATION. The only fees and expenses to any investment banking firm or similar entity that will be incurred by Acquired Company in connection with the transaction with Parent and Purchaser will be the fees and expenses of The Robinson-Humphrey Company, LLC, which shall be consistent with the engagement letter dated June 30, 1998, attached hereto as EXHIBIT 6.13.

    6.14 VOTING AGREEMENTS. Purchaser and Parent shall have received from the stockholders of the Company identified on EXHIBIT 6.14(A) hereto, originals of the Voting Agreements in the form of EXHIBIT 6.14(B) hereto (the "Voting Agreements"), which were executed contemporaneously herewith, and such Voting Agreements shall be in full force and effect.

    6.15 TERMINATION OF CERTAIN AGREEMENTS. Each of the Agreements described on EXHIBIT 3.25 shall have been terminated.

VII. FURTHER CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY.

    All the obligations of the Acquired Company to consummate the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of the Acquired Company and may be asserted by the Acquired Company regardless of the circumstances giving rise to any such condition and may be waived by the Acquired Company, in whole or in part, at any time and from time to time, in the sole discretion of the Acquired Company for purposes of consummating the transactions contemplated herein. The failure by the Acquired Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    7.1 REPRESENTATIONS OF PURCHASER AND PARENT. All representations and warranties made by Purchaser and Parent in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Purchaser and Parent pursuant to this Agreement shall be true and correct when made, at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    7.2 COVENANTS OF PURCHASER AND PARENT. Purchaser and Parent shall have, or caused to be, performed and observed in all respects all covenants, agreements and conditions hereof to be performed or observed by them at or before the Closing Date.

    7.3 CERTIFICATE. The Acquired Company shall have received a certificate of the President of each of Parent and Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2 above.

    7.4 OPINION OF PARENT'S AND PURCHASER'S COUNSEL. The Acquired Company shall have received an opinion of counsel to Parent and Purchaser, dated as of the Closing Date, in customary form reasonably acceptable to Acquired Company.

    7.5 TAX OPINION. The Acquired Company shall have received for the benefit of its stockholders an opinion from its tax counsel, dated as of the date the Registration Statement is declared effective and not withdrawn or materially modified as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of EXHIBIT 7.5 hereto.

VIII. CLOSING.

    8.1 TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by the Acquired Company and Purchaser, the Closing shall be held at the offices of counsel to Parent and Purchaser, in Atlanta, Georgia, commencing at 10:00 a.m. Eastern Time, within two (2) business days of the last to occur of
(i) the expiration or termination of the waiting period under the HSR Act, (ii) the Merger having been approved by the stockholders of the Acquired Company pursuant to the Delaware Code and (iii) the satisfaction or waiver of the other conditions set forth in Articles V, VI and VII. (The actual date of the Closing is referred in this Agreement as the "Closing Date.")

    8.2 TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

        8.2.1. THE ACQUIRED COMPANY'S PERFORMANCE. At the Closing, the Acquired Company shall deliver to Purchaser and Parent, the following:

       (a) copies of the consents and waivers described in Section 2.9;

       (b) satisfactory evidences of the approvals described in Section 5.4;

       (c) the certificates described in Section 6.4 to be delivered on the Closing Date;

       (d) certificates of compliance or certificates of good standing of the Acquired Company and of the Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation and any other jurisdiction that is set forth in EXHIBIT 3.1 hereto;

       (e) certified copies of resolutions of the Board of Directors and stockholders of the Acquired Company approving the transactions set forth in this Agreement;

       (f) certificates of incumbency for the officers of the Acquired Company;

       (g) resignations of each trustee of each Benefit Plan;

       (h) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by the Acquired Company;

       (i) the opinion of counsel for the Acquired Company, referenced in
           Section 6.5;

       (j) the Rule 145 Letters and Pooling Letters described in Section 2.4;

       (k) the letters described in Section 2.3.2 hereof;

       (l) the letters from KPMG Peat Marwick LLC to be delivered by the Closing Date as described in Section 6.9;

       (m) the executed Covenants Not to Compete described in Section 6.11;

       (n) the executed Employee Agreements described in Section 6.12;

       (o) the executed Voting Agreements described in Section 6.14; and

       (p) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Purchaser, Parent or their counsel may reasonably require.

        8.2.2. PERFORMANCE BY PURCHASER AND PARENT. At the Closing, Purchaser or Parent, as appropriate, shall deliver to the Acquired Company the following:

       (a) the certificate described in Section 7.3;

       (b) certificates of incumbency of the officers of Purchaser and of Parent who are executing this Agreement and the other documents contemplated hereunder;

       (c) certified copies of resolutions of the Boards of Directors of each of Purchaser and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;

       (d) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by Purchaser;

       (e) the opinion of counsel for Purchaser and Parent referenced in Section 7.4; and

       (f) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser and of Parent by this Agreement at or before the Closing as the Acquired Company or its counsel may reasonably require.

IX. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    9.1 Except for the covenants contained in Sections 2.1.6, 2.1.7, 2.1.10, 2.2.2, 2.3.6, 2.3.8, 2.13, 2.14, 2.16 and 11.5, all representations, warranties and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Covenants Not To Compete) shall not survive the Closing, and thereafter no party hereto and no officer, director or employee of any such party shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from fraud, willful (tortious or illegal) misconduct or criminal acts.

X. TERMINATION.

    10.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and Parent, on the one hand, and by the Acquired Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

        10.1.1. By the mutual consent of the Boards of Directors of the Acquired Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

        10.1.2. By the Board of Directors of the Parent in accordance with its rights under Section 10.3;

        10.1.3. By the Board of Directors of the Acquired Company after November 30, 1998, if any of the conditions set forth in Articles V and VII hereof, to which the Acquired Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of it or the Subsidiaries;

        10.1.4. By Purchaser after November 30, 1998, if any of the conditions set forth in Articles V and VI hereof, to which the obligations of Purchaser and Parent are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser or Parent.

        10.1.5. By the Board of Directors of the Acquired Company if in the exercise of its good faith determination, as set forth in Section 2.11, as to its fiduciary duties to the Acquired Company's stockholders imposed by law, the Board of Directors of the Acquired Company decides that such termination is required.

        10.1.6. By the Board of Directors of the Acquired Company, if the Market Value of the Parent Stock is less than $22.50 per share.

        10.1.7. By Purchaser as provided in EXHIBIT 3.14.2(III) or Exhibit
    10.1.7.

    10.2  EFFECT OF TERMINATION.

        10.2.1. Except as provided in Section 10.2.2, and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to Section 10.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any termination of this Agreement, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder. Section 2.8.2 of this Agreement shall survive termination hereof.

        10.2.2. In the event this Agreement is terminated by the Acquired Company in accordance with Section 10.1.5 or 10.1.3 (in the latter case only if by reason of the failure to meet the condition set forth in Section 5.4) hereof, or by the Parent, Purchaser or Acquired Company in accordance with
    Section 10.1.4 (only if by reason of the failure to meet the condition set forth in Section 5.4) hereof, then the Acquired Company shall promptly pay
    (i) all reasonable costs and expenses of Purchaser and Parent incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees and
    (ii) to Purchaser a fee in the amount of $7,500,000. In the case of the payment of the fee described in the preceding sentence, and provided the Acquired Company has not breached any of the covenants provided for in
    Section 2.1.8 or 2.11 hereof other than in an immaterial respect, payment of such amount shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Purchaser for any and all damages arising under or in connection with this Agreement, and, upon payment of such amount, neither the Acquired Company nor any officers, directors, employees, agents, representatives or stockholders of the Acquired Company shall have any liability or further obligation to Parent or Purchaser under or in connection with this Agreement or any termination hereof.

    10.3 RISK OF LOSS. The Acquired Company retains all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Effective Time. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company and the Subsidiaries, taken as a whole, is materially interrupted or curtailed or the assets of the Acquired Company and the Subsidiaries, taken as a whole, are materially affected, then Purchaser shall have the right to terminate this Agreement.

XI. GENERAL PROVISIONS.

    11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight delivery service with receipt acknowledged addressed as follows:

        11.1.1. If to the Acquired Company:
             IMNET Systems, Inc.
             3015 Windward Plaza
             Windward Fairways II
             Alpharetta, Georgia 30005
             Attn: Mr. Kenneth D. Rardin

    and to:

    Arnall Golden & Gregory
    2800 One Atlantic Center
             1201 West Peachtree
             Atlanta, Georgia 30309-3450
             Attn: T. Clark Fitzgerald, Esq.

        11.1.2. If to Purchaser or Parent:
             HBO & Company
             301 Perimeter Center North
             Atlanta, Georgia 30346
             Attn: Mr. Jay P. Gilbertson
             and to:
             Jones, Day, Reavis & Pogue
             3500 SunTrust Plaza
             303 Peachtree Street, NE
             Atlanta, Georgia 30308-3242
             Attn: John E. Zamer, Esq.

        11.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

        11.1.4. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
    Section 11.1.

    11.2 BROKERS. Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement. The Acquired Company represents and warrants to Purchaser and Parent that, except for The Robinson-Humphrey Company, LLC, no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with this Agreement. The Acquired Company agrees to indemnify and hold harmless Purchaser and Parent against any fee, loss, or expense arising out of any claim by The Robinson-Humphrey Company, LLC, or any other broker or finder employed or alleged to have been employed by it or any of the Subsidiaries or any of the Acquired Company's stockholders. The fees and expenses of The Robinson-Humphrey Company, LLC, and any other broker or finder shall be paid by the Acquired Company, subject to the limitations set forth in Section 6.12 in conjunction with such other fees set forth in Section 11.5.

    11.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

    11.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

    11.5 EXPENSES. Except as provided in 10.2.2, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.

    11.6 PRESS RELEASES AND DISCLOSURE. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

    11.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

    11.8 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

    11.9 ENTIRE AGREEMENT. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

    11.10 GOVERNING LAW. Except to the extent the transactions contemplated hereby are governed by the Delaware Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

    11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.12 NO AGREEMENT UNTIL EXECUTED. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

    11.13 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

    11.14 EXHIBITS INCORPORATED. All Exhibits attached hereto are an integral part of this Agreement.

    11.15  TIME OF ESSENCE.  Time is of the essence in this Agreement.

    IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                "PURCHASER"

                                HBO & COMPANY OF GEORGIA

                                By:            /s/ JAY P. GILBERTSON
                                      ----------------------------------------
                                 TITLE: PRESIDENT AND CHIEF FINANCIAL OFFICER

                                "PARENT"

                                HBO & COMPANY

                                By:            /s/ JAY P. GILBERTSON
                                      ----------------------------------------
                                 TITLE: PRESIDENT, CO-CHIEF OPERATING OFFICER
                                                      AND
                                            CHIEF FINANCIAL OFFICER

                                "ACQUIRED COMPANY"

                                IMNET SYSTEMS, INC.

                                By:            /s/ KENNETH D. RARDIN
                                      ----------------------------------------
                                     TITLE: CHAIRMAN, PRESIDENT AND CHIEF
                                               FINANCIAL OFFICER

                                                                      APPENDIX B

Board of Directors
Imnet Systems, Inc.
3015 Windward Plaza
Windward Fairways II
Alpharetta, GA 30005

Members of the Board:

    On July 23, 1998, IMNET Systems, Inc. ("IMNET" or the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with HBO & Company ("HBOC"), and HBO & Company of Georgia, a Delaware corporation and a wholly-owned subsidiary of HBOC. Pursuant to the terms of the Merger Agreement, HBOC has agreed to acquire up to 100% of the Common Stock of IMNET (the "IMNET Common Stock") through a merger under which IMNET will become a subsidiary corporation of HBOC (the "Merger"). All holders of IMNET Common Stock will receive as consideration a pro-rata amount of registered HBOC Common Stock in a tax-free exchange in a ratio that would be the equivalent to eighty-four one hundredths (.84) of a share (the "Exchange Ratio") of HBOC (the "HBOC Common Stock") for each outstanding share of IMNET. This exchange ratio may increase if the share price of HBOC Common Stock falls below certain price levels. The terms and conditions pertaining to the proposed Merger, including adjustments to the Exchange Ratio, are more fully described in the Merger Agreement.

    You have requested our opinion (the "Opinion") as to whether the Exchange Ratio is fair, from a financial point of view, to holders of IMNET Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with, effect or consummate the Merger.

    In connection with the Opinion, we have reviewed certain publicly available financial information and other information concerning IMNET and HBOC and certain internal analyses and other information furnished to us by IMNET. We have also held discussions with members of the senior management of IMNET regarding the business, operations and prospects of the Company. We have not been given the opportunity to have such discussion with the management of HBOC. In addition we have:

        (i) reviewed and analyzed the terms of the Merger Agreement;

        (ii) reviewed the reported prices and trading activity for the common stock of both IMNET and HBOC;

       (iii) reviewed and analyzed the Company's financial statements including its audited statements for the fiscal years June 30, 1993 to June 30, 1997, and its interim financial statements for the 3 months ended March 31, 1998, the Quarterly Report on Form 10-Q for the periods ended September 30, 1996, December 31, 1996, March 31, 1997, September 30, 1997, December 31, 1997,
    and March 31, 1998, news releases and research reports;

        (iv) reviewed and analyzed certain operating information with respect to the business, operations and prospects of IMNET furnished to us by IMNET's management;

        (v) performed a comparison of the financial terms of the Merger Agreement with certain other transactions which we deemed relevant;

        (vi) compared the financial terms of the merger with the financial and stock market information of selected publicly-traded companies which we deemed comparable to IMNET;

       (vii) reviewed certain publicly available information on HBOC, including the 1995--1997 Annual Reports, the 1995--1997 Annual Reports on Form 10-K, the Quarterly Report on Form 10-Q for the periods ended September 30, 1996, March 31, 1997, June 30, 1997, September 30, 1997, and March 31, 1998, news releases and research reports; and

      (viii) performed such other studies and analyses and considered other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this Opinion have assumed the accuracy, completeness and fairness thereof, and have further relied upon the assurances of management of IMNET that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the information relating to the prospects of IMNET we have assumed that such information reflects the best currently available judgements and estimates of the management of IMNET as to the likely future financial performance of the Company and of the combined entity. In addition, we have not made or obtained any independent evaluation or appraisal of the assets or liabilities of IMNET, nor have we been furnished with any such evaluations or appraisals. The Opinion is based on the market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    The Opinion expressed herein was prepared for the use of the Board of Directors of IMNET and does not constitute a recommendation to IMNET's stockholders as to how they should vote at the stockholder's meeting in connection with the Merger.

    In connection with the preparation of the Opinion, we have not solicited third party indications of interest for the sale or merger of any or all parts of the Company nor have we participated in the discussions or negotiations leading up to the Merger or to the terms and conditions of the Merger Agreement. Robinson-Humphrey maintains a market in the common stock of IMNET and HBOC and regularly publishes research reports regarding the health care industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, Robinson-Humphrey may actively trade the securities of both IMNET and HBOC for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of IMNET and HBOC.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to holders of IMNET Common Stock.

                                          Very truly yours,

                                          THE ROBINSON-HUMPHREY COMPANY, LLC

                                     PROXY
                              IMNET SYSTEMS, INC.
                              3015 WINDWARD PLAZA
                              WINDWARD FAIRWAYS II
                           ALPHARETTA, GEORGIA 30005

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Kenneth D. Rardin, Scott A. Remley and Raymond L. Brown, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all of the shares of Common Stock of IMNET
Systems, Inc. ("IMNET"), held of record by the undersigned on           , 1998,
at a Special Meeting of Stockholders to be held on           , 1998, or any
adjournment thereof upon the following matter, as set forth in the Notice of said Meeting, a copy of which has been received by the undersigned.

1.         APPROVAL OF AGREEMENT OF MERGER dated July 23, 1998, by and among IMNET, HBO & Company and HBO & Company of
           Georgia.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2.         In their discretion, the Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
SIGNATURE: ____________________________________ DATE _______________
SIGNATURE: ____________________________________ DATE _______________

Please sign exactly as your name appears on this proxy. If the shares represented by this proxy are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership, please sign in partnership name by authorized person.

Please enter your Social Security or Federal Employer
Identification Number here:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    HBO & Company's (the "Company") By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

    Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

    With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Furthermore, the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, the Delaware General Corporation Law enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. The statute provides, however, that liability for (a) breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) transactions from which a director derived an improper personal benefit cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation contains such provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement. Pursuant to Item 601 of Regulation S-K, 17 C.F.R. Section 229.601(b)(4)(iii)(A), HBOC has excluded from Exhibit 2 the exhibits thereto. HBOC agrees to furnish copies of such exhibits to the Commission upon request.

   EXHIBIT
   NUMBER                                                    DESCRIPTION
-------------  --------------------------------------------------------------------------------------------------------
      2        Agreement of Merger dated July 23, 1998 by and among HBO & Company,
               HBO & Company of Georgia and IMNET Systems, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement).
      5        Form of opinion of Jones, Day, Reavis & Pogue re legality.
      8        Form of opinion of Arnall Golden & Gregory, LLP re tax matters.
     23    (a) Consent of Arthur Andersen LLP.
     23    (b) Consent of KPMG Peat Marwick LLP.
     23    (c) Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
     23    (d) Consent of Arnall Golden & Gregory, LLP (included in Exhibit 8).
     24    (e) Consent of The Robinson-Humphrey Company, LLC.
     24        Power of Attorney (included on signature page).

    The following exhibits filed with the Securities and Exchange Commission are incorporated by reference as shown below.

  EXHIBIT
  NUMBER                                                            DESCRIPTION
-----------             ---------------------------------------------------------------------------------------------------

                        ON MAY 13, 1981, AS PART OF ITS REGISTRATION STATEMENT ON FORM S-1
                        (REGISTRATION NUMBER 2-72275):

       4(a)  --         Specimen forms of certificates for Common Stock of Registrant.

                        ON FEBRUARY 15, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 2-75987):

         4   --         HBO & Company 1981 Incentive Stock Option Plan, as amended.

                        ON FEBRUARY 22, 1991, AS PART OF ITS FORM 8-K:

         4   --         HBO & Company Rights Agreement.

  EXHIBIT
  NUMBER                                                            DESCRIPTION
-----------             ---------------------------------------------------------------------------------------------------
                        ON MARCH 27, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-12051):

         4   --         HBO & Company 1986 Employee Nonqualified Stock Option Plan, as amended.

                        ON AUGUST 12, 1993, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-67300):

         4   --         HBO & Company 1993 Stock Option Plan for Nonemployee Directors.

                        ON JULY 20, 1994, AS PART OF THE FORM S-4 REGISTRATION STATEMENT DATED JULY 19, 1994, AS AMENDED BY
                        AMENDMENT NO. 1 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE COMMISSION ON AUGUST 11,
                        1994, AND FURTHER AMENDED BY AMENDMENT NO. 2 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE
                        COMMISSION AUGUST 11, 1994:

         3   --         Amended HBO & Company Bylaws.

                        ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-82962):

         4   --         HBO & Company 1990 Executive Incentive Plan, as amended.

                        ON SEPTEMBER 15, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-84034):

         4   --         1986 Incentive Stock Option Plan of Serving Software, Inc.

                        ON MARCH 17, 1995, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994:

         4   --         Chief Executive Officer Incentive Plan of HBO & Company.

                        ON MAY 9, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-59173):

         4   --         HBO & Company 1986 Nonqualified Stock Option Agreement, HBO & Company 1991 Nonqualified Stock
                        Option Agreement 1 and HBO & Company 1991 Nonqualified Stock Option Agreement 2.

                        ON OCTOBER 5, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-63213):

         4   --         1985 Employee Stock Option Plan of CliniCom Incorporated.

                        ON AUGUST 22, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10603):

         4   --         CyCare Systems, Inc. 1995 Long-term Incentive Plan (including the predecessor CyCare Systems, Inc.
                        Stock Option Plan).

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17583):

       4(a)  --         GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and
                        Josephine G. Kaple.

       4(b)  --         GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and
                        Lawrence Keonig.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17551):

         4   --         GMIS Inc. 1991 Stock Option Plan.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17579):

         4   --         Gabreili Medical Information Systems, Inc. 1984 Stock Option Plan.

  EXHIBIT
  NUMBER                                                            DESCRIPTION
-----------             ---------------------------------------------------------------------------------------------------
                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17555):

         4   --         GMIS Inc. 1995 Stock Option Plan.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10479):

         4   --         Gabreili Medical Information Systems, Inc. 1985 Non-Qualified Common Stock Option Plan.

                        ON JUNE 17, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-29365):

         4   --         AMISYS Managed Care System, Inc. Directors' Stock Option Plan.

                        ON JUNE 17, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-29367):

         4   --         AMISYS Managed Care System, Inc. 1994 Equity Incentive Plan.

                        ON JUNE 30, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-30373):

         4   --         Enterprise Systems, Inc. Long Term Incentive Plan.

                        ON DECEMBER 22, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-42871):

         4   --         HBO & Company 1998 Employee Discount Stock Purchase Plan.

                        ON DECEMBER 29, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43375):

         4   --         HPR Inc. 1995 Eligible Directors Stock Plan.

                        ON DECEMBER 29, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43377):

         4   --         HPR Inc. Amended and Restated 1995 Stock Plan and HPR Inc. Amended and Restated 1991 Stock Plan.

                        ON JANUARY 2, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43673):

         4   --         National Health Enhancement Systems, Inc. Amended 1998 Stock Option Plan.

                        ON JANUARY 2, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43679):

         4   --         Expert Systems, Inc. 1993 Stock Option Plan.

                        ON MAY 19, 1998, AS PART OF ITS FORM 8-K, DATED AND FILED WITH THE COMMISSION ON
                        MAY 19, 1998:

       3(i)  --         HBO & Company Certificate of Incorporation, as amended.

                        ON JUNE 11, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-56579):

       4(a)  --         Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between
                        HBO & Company and Duane Tiseth.

       4(b)  --         Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between
                        HBO & Company and David S. Tiseth.

    (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith.

    (c) The opinion of The Robinson-Humphrey Company, LLC is included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (ii) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on the 21st day of August, 1998.

                                HBO & COMPANY

                                By:            /s/ CHARLES W. MCCALL
                                     -----------------------------------------
                                                 Charles W. McCall
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. McCall and Jay P. Gilbertson, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman, President and
    /s/ CHARLES W. MCCALL         Chief Executive Officer
------------------------------    (Principal Executive         August 21, 1998
     (Charles W. McCall)          Officer)

                                President, Co-Chief
                                  Operating Officer, Chief
                                  Financial Officer,
    /s/ JAY P. GILBERTSON         Principal Accounting
------------------------------    Officer, Treasurer and       August 21, 1998
     (Jay P. Gilbertson)          Secretary (Principal
                                  Financial Officer and
                                  Principal Accounting
                                  Officer)

   /s/ ALFRED C. ECKERT III     Director
------------------------------                                 August 21, 1998
    (Alfred C. Eckert III)

   /s/ PHILIP A. INCARNATI      Director
------------------------------                                 August 21, 1998
    (Philip A. Incarnati)

    /s/ ALTON F. IRBY III       Director
------------------------------                                 August 21, 1998
     (Alton F. Irby III)

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------
   /s/ M. CHRISTINE JACOBS      Director
------------------------------                                 August 21, 1998
    (M. Christine Jacobs)

      /s/ GERALD E. MAYO        Director
------------------------------                                 August 21, 1998
       (Gerald E. Mayo)

     /s/ JAMES V. NAPIER        Director
------------------------------                                 August 21, 1998
      (James V. Napier)

   /s/ DONALD C. WEGMILLER      Director
------------------------------                                 August 21, 1998
    (Donald C. Wegmiller)

                               INDEX TO EXHIBITS

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
      2      Agreement of Merger dated July 23, 1998 by and among HBO & Company, HBO & Company of Georgia and
               IMNET Systems, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in
               Part I of this Registration Statement).

      5      Form of opinion of Jones, Day, Reavis & Pogue re legality.

      8      Form of opinion of Arnall Golden & Gregory, LLP re tax matters.

     23(a)   Consent of Arthur Andersen LLP.

     23(b)   Consent of KPMG Peat Marwick LLP.

     23(c)   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

     23(d)   Consent of Arnall Golden & Gregory, LLP (included in Exhibit 8).

     23(e)   Consent of The Robinson-Humphrey Company, LLC.

     24      Power of Attorney (included on signature page).